Filed pursuant to Rule 424(b)(1)
Registration No. 333-128919

Prospectus

8,750,000 shares

Common stock

We are selling 2,000,000 shares of common stock, and the selling stockholders identified in this prospectus are selling an additional 6,750,000 shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock is quoted on The Nasdaq National Market under the symbol “BECN.” On December 15, 2005, the last reported sale price of our common stock on The Nasdaq National Market was $27.87 per share.

	Per share	Total
Public offering price	$27.500	$240,625,000
Underwriting discounts and commissions	$ 1.306	$11,427,500
Proceeds to Beacon, before expenses	$26.194	$52,388,000
Proceeds to selling stockholders, before expenses	$26.194	$176,809,500

Certain stockholders have granted the underwriters an option for a period of 30 days to purchase up to 1,312,500 additional shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any.

Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on December 21, 2005.

JPMorgan	William Blair & Company

Robert W. Baird & Co.
BB&T Capital Markets
Morgan Keegan & Company, Inc.

December 15, 2005

Beacon Roofing Supply, Inc.

Beacon Roofing Supply
Branch Locations
● 85 Branches
● 16 States
● 3 Canadian Provinces
Shelter Distribution
Branch Locations
● 53 branches
● 15 states

i

Prospectus summary

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus, including the information contained in the “Risk factors” section beginning on page 6. All statistical information, such as number of branches, customers, states in which we operate and stock keeping units, gives effect to our October 2005 acquisition of SDI Holding, Inc., except as otherwise noted. All historical financial information relates solely to Beacon Roofing Supply, Inc., except as otherwise noted.

Beacon Roofing Supply, Inc.

We are one of the largest distributors of residential and non-residential roofing materials in the United States and Canada. We also distribute other complementary building materials, including siding, windows, specialty lumber products and waterproofing systems, for residential and non-residential building exteriors. We operate 138 branches in 29 states and three Canadian provinces, carrying up to 8,500 stock keeping units, or SKUs, and serving more than 30,000 customers. We are a leading distributor of roofing materials in key metropolitan markets in the Northeast, Mid-Atlantic, Midwest, Central Plains, Southeast and Southwest regions of the United States and in Eastern Canada.

We also provide our customers with a comprehensive array of value-added services related to the products we sell. We believe that our ability to provide these additional services efficiently and reliably strengthens our relationships with our customers, improves our gross profit margins and distinguishes us from our competition. We have earned a reputation for a high level of product availability, excellent employees, professionalism and high quality service.

Our diverse customer base represents a significant majority of the residential and non-residential roofing contractors in our markets. We utilize a branch-based operating model in which branches maintain local customer relationships but benefit from centralized functions such as information technology, accounting, financial reporting, credit, purchasing, legal and tax services. This allows us to provide customers with specialized products and personalized local services tailored to a geographic region, while benefiting from the resources and scale efficiencies of a national distributor.

We have achieved our growth through a combination of nine strategic and complementary acquisitions between 1998 and 2005, opening new branch locations, acquiring branches and broadening our product offering. We have grown from $76.7 million in sales in fiscal year 1998 to $850.9 million in sales in fiscal year 2005, which represents a compound annual growth rate of 41.0%. Our internal growth, which includes growth from existing and newly opened branches but excludes growth from acquired branches, was 5.9% per annum over the same period. Acquired branches are excluded from internal growth measures until they have been under our ownership for at least one full fiscal year. During this seven-year period, we opened thirteen new branch locations and our same store sales increased an average of 2.6% per annum. Same store sales is defined as the aggregate sales from branches open for the entire comparable annual periods within the seven-year period. Income from operations has increased from $5.3 million in fiscal year 1998 to $60.7 million in fiscal year 2005, which represents a compound annual growth rate of 41.7%. We believe that our proven business model will continue to deliver industry-leading growth and operating profit margins.

Our strengths

We believe that our sales and earnings growth has been and will continue to be driven by our primary competitive strengths, which include the following:

•  national scope combined with regional expertise;

•  diversified business model that reduces impact of economic downturns;

•  superior customer service;

•  strong platform for growth and acquisition;

•  sophisticated IT platform;

•  industry-leading management team; and

•  extensive product offering and strong supplier relationships.

Growth strategies

Our objective is to become the preferred supplier of roofing and other exterior building product materials in the U.S. and Canadian market while continuing to increase our revenue base and maximize our profitability. We plan to attain these goals by executing the following strategies:

•  expand geographically through new branch openings;

•  pursue acquisitions of regional market-leading roofing materials distributors; and

•  expand product and service offerings.

Recent developments

On October 14, 2005, our subsidiary, Beacon Sales Acquisition, Inc., completed its acquisition of the business of SDI Holding, Inc. (“Shelter”). Shelter, which is a leading distributor of roofing and other building products, currently operates 53 branches in 15 states throughout the Midwest, Central Plains and Southwest regions of the United States. Shelter had sales of approximately $248.3 million for the year ended December 31, 2004 and income from operations of approximately $5.4 million over the same period. Shelter has approximately 766 employees. The transaction was structured as a purchase of the stock of Shelter, which owns all of the issued and outstanding stock of Shelter Distribution, Inc., Shelter’s operating company. The purchase price was $170.3 million in cash, subject to a post-closing adjustment for working capital and other items. Based upon Shelter’s performance for the remainder of 2005, the sellers may also qualify for an earn-out payment of up to $10 million, which would be payable during the second quarter of our 2006 fiscal year.

The acquisition allowed us to expand into different areas of the country that we had targeted for expansion. The combined companies have minimal branch overlap, with only two overlapping branches in their operating markets.

In connection with our acquisition of Shelter, we amended and restated our credit facilities on October 14, 2005. Our credit facilities mature on October 14, 2010 and consist of a $230.0 million

United States revolving line of credit and a CDN $15 million Canadian revolving line of credit and term loans totaling $80.0 million outstanding at October 14, 2005.

Our corporate information

Our company was incorporated in Delaware in 1997 as the successor to a company founded in 1928. Our principal executive office is located at 1 Lakeland Park Drive, Peabody, Massachusetts 01960, and our telephone number at that address is (877) 645-7663. We maintain a website on the Internet at www.beaconroofingsupply.com. The information contained in our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus.

The offering

Common stock offered by Beacon	2,000,000 shares
Common stock offered by the selling stockholders	6,750,000 shares
Common stock to be outstanding after this offering	28,896,685 shares
Use of proceeds	We intend to use the net proceeds from this offering to repay debt. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. See “Use of Proceeds.”
Nasdaq National Market symbol	“BECN”

The number of shares of common stock to be outstanding after this offering excludes:

•  2,123,151 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $9.97 per share; and

•  1,411,725 additional shares of common stock that are reserved for future grants, awards or sale under our stock plan.

Unless otherwise indicated, all information contained in this prospectus assumes the underwriters’ over-allotment option will not be exercised.

Risk factors

See “Risk factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.

Summary consolidated financial data

The following table presents a summary of our historical financial information. When you read this summary consolidated financial data, it is important that you read along with it the historical financial statements and related notes, as well as the sections titled “Management’s discussion and analysis of financial condition and results of operations” and the “Unaudited pro forma consolidated financial data” included elsewhere in this prospectus.

	Fiscal year ended
(dollars in thousands, except per share data)	Sept. 29, 2001	Sept. 28, 2002	Sept. 27, 2003	Sept. 25, 2004	Sept. 24, 2005	Pro forma as adjusted Sept. 24, 2005(1) (unaudited)
	(53 weeks)
Statement of operations data:
Net sales	$415,089	$549,873	$559,540	652,909	$850,928	$1,163,961
Cost of products sold	321,153	413,925	418,662	487,200	643,733	881,239
Gross profit	93,936	135,948	140,878	165,709	207,195	282,722
Operating expenses:
Selling, general, and administrative	75,209	105,998	109,586	120,738	145,786	214,310
Stock-based compensation	—	522	—	10,299	690	690
	75,209	106,520	109,586	131,037	146,476	215,000
Income from operations	18,727	29,428	31,292	34,672	60,719	67,722
Interest expense	(15,702)	(15,308)	(14,052)	(11,621)	(4,911)	(11,188)
Change in value of warrant derivatives (2)	(116)	(2,756)	(2,614)	(24,992)	—	—
Loss on early extinguishment of debt	(2,487)	—	—	(3,285)	(915)	(915)
Income taxes	(798)	(6,153)	(7,521)	(10,129)	(21,976)	(22,267)
Net income (loss)(3)	$(376)	$5,211	$7,105	$(15,355)	$32,917	$33,352
Net income (loss) per share(3)
Basic	$(0.03)	$0.29	$0.40	$(0.86)	$1.24	$1.17
Diluted	$(0.03)	$0.29	$0.39	$(0.86)	$1.20	$1.13
Weighted average shares outstanding
Basic	15,019,783	17,697,484	17,841,976	17,905,203	26,477,955	28,477,955
Diluted	15,019,783	17,891,673	18,230,455	17,905,203	27,412,629	29,412,629
Other financial and operating data:
Depreciation and amortization	$6,239	$5,851	$6,047	$6,922	$8,748	$17,032
Capital expenditures (excluding acquisition)	$4,504	$4,538	$4,978	$5,127	$9,583	$13,409
Number of locations at end of period	60	62	65	67	84	138

As of September 24, 2005 (in thousands)	Actual	Pro forma as adjusted(4)
Balance sheet data:
Cash	$—	$4,079
Total assets	384,437	623,241
Current debt	9,905	36,832
Long-term debt, net of current portion	85,593	181,199
Stockholders’ equity	178,745	232,680

(1)   Pro forma as adjusted to reflect the completion of this offering, the application of the net proceeds, the refinancing of our credit facility and the acquisition of Shelter as of the beginning of the fiscal year ended September 24, 2005. The pro forma information does not give effect to other acquisitions made by us and Shelter in the periods presented.

(2)   The change in value of warrant derivatives represents changes in the fair market value of certain warrants issued in connection with debt financings that were redeemed on September 28, 2004.

(3)   Pro forma net income and pro forma net income per share represents income from continuing operations and income from continuing operations per share and excludes Shelter’s loss from discontinued operations.

(4)   Pro forma as adjusted to reflect the completion of this offering, the application of the net proceeds, the refinancing of our credit facility and the acquisition of Shelter.

Risk factors

You should carefully consider the risks and uncertainties described below and other information included in this prospectus and the documents incorporated by reference in this prospectus in evaluating us and our business. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

Risks relating to our business and industry

We may not be able to effectively integrate newly acquired businesses into our operations or achieve expected profitability from our acquisitions.

Our growth strategy includes acquiring other roofing materials distributors. Acquisitions, such as our recently completed Shelter acquisition, involve numerous risks, including:

•  unforeseen difficulties in integrating operations, technologies, services, accounting and personnel;

•  diversion of financial and management resources from existing operations;

•  unforeseen difficulties related to entering geographic regions where we do not have prior experience;

•  potential loss of key employees;

•  unforeseen liabilities associated with businesses acquired; and

•  inability to generate sufficient revenue to offset acquisition or investment costs.

As a result, if we fail to evaluate and execute acquisitions properly, we might not achieve the anticipated benefits of these acquisitions, and we may incur costs in excess of what we anticipate. These risks may be greater in the case of our acquisition of Shelter, given the number of Shelter’s branches and the addition of new geographic regions.

We may not be able to successfully identify acquisition candidates, which would slow our growth rate.

We continually seek additional acquisition candidates in selected markets and from time to time engage in exploratory discussions with potential candidates. If we are not successful in finding attractive acquisition candidates that we can acquire on satisfactory terms, or if we cannot complete those acquisitions that we identify, it is unlikely that we will sustain the historical growth rates of our business.

An inability to obtain the products that we distribute could result in lost revenues and reduced margins and damage relationships with customers.

We distribute roofing and other exterior building materials that are manufactured by a number of major suppliers. Although we believe that our relationships with our suppliers are strong and that we would have access to similar products from competing suppliers should products be unavailable from current sources, any disruption in our sources of supply, particularly of the most commonly sold items, could result in a loss of revenues and reduced margins and damage relationships with customers. Supply shortages may occur as a result of unanticipated demand or production or delivery difficulties. When shortages occur, roofing material suppliers often allocate products among distributors.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our ability to operate and grow successfully.

Our success is highly dependent upon the services of Robert Buck, our President and Chief Executive Officer, David Grace, our Chief Financial Officer, and historically Andrew Logie, our Chairman of the Board. Our success will continue to depend to a significant extent on our executive officers and key management personnel, including our regional vice presidents. We do not have key man life insurance covering any of our executive officers. We may not be able to retain our executive officers and key personnel or attract additional qualified management. The loss of any of our executive officers or our other key management personnel or our inability to recruit and retain qualified personnel could hurt our ability to operate and make it difficult to execute our acquisition and internal growth strategies.

A change in vendor rebates could adversely affect our income and gross margins.

The terms on which we purchase product from many of our vendors entitle us to receive a rebate based on the volume of our purchases. These rebates effectively reduce our costs for products. If market conditions change, vendors may adversely change the terms of some or all of these programs. Although these changes would not affect the amounts at which we have recorded product already purchased, it may lower our gross margins on products we sell or income we realize in future periods.

Cyclicality in our business could result in lower revenues and reduced profitability.

We sell a portion of our products for new residential and non-residential construction. The strength of these markets depends on new housing starts and business investment, which are a function of many factors beyond our control, including interest rates, employment levels, availability of credit and consumer confidence. Future downturns in the regions and markets that we serve could result in lower revenues and, since much of our overhead and expense are fixed, profitability.

Seasonality in the construction and re-roofing industry generally results in second quarter losses.

Our second quarter is typically adversely affected by winter construction cycles and weather patterns in colder climates as the level of activity in the new construction and re-roofing markets decreases. Because much of our overhead and expense remains relatively fixed throughout the year, we generally record a loss during our second quarter. We expect that these seasonal variations will continue in the future.

If we encounter difficulties with our management information systems, we could experience problems with inventory, collections, customer service, cost control and business plan execution.

We believe our management information systems are a competitive advantage in maintaining our leadership positions in the roofing distribution industry. If we experience problems with our management information systems, we could experience product shortages or an increase in accounts receivable. Any failure by us to maintain our management information systems could adversely impact our ability to attract and serve customers and would cause us to incur higher operating costs and experience delays in the execution of our business plan.

Our failure to compete successfully could cause our revenue or market share to decline.

We currently compete in the distribution of roofing materials primarily with smaller distributors, but we also face competition from a number of multi-regional distributors of roofing materials and national distributors of building products that are larger and have greater financial resources than us. Our competitors’ greater financial resources may enable them to offer higher levels of service or a broader selection of inventory than we can. As a result, we may not be able to continue to compete effectively with our competition, leading to reduced revenues and market share.

An impairment of goodwill or other intangible assets could reduce net income.

Acquisitions frequently result in the recording of goodwill and other intangible assets. At September 24, 2005, goodwill represented approximately 28% of our total assets. Goodwill is no longer amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of goodwill impairment involves the estimation of the fair value of our single reporting unit. Our accounting for impairment contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value. We determine fair value using a market approach to value our business.

We evaluate the recoverability of goodwill for impairment in between our annual tests when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Any impairment of goodwill will reduce net income in the period in which the impairment is recognized.

Being a public company has increased our administrative costs and diverted management time and attention, particularly to comply with new regulatory requirements implemented by the Securities and Exchange Commission and The Nasdaq National Market.

As a public company, we are incurring significant legal, accounting and other costs that we did not incur as a private company. We are incurring all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. In addition to the requirements of the Sarbanes-Oxley Act of 2002, we are subject to a series of new rules and regulations that the Securities and Exchange Commission and The Nasdaq National Market have adopted. In addition to increasing costs, our compliance efforts have made some activities more time-consuming and have diverted management time and attention away from our core business. We are expanding our operational and financial systems and controls as part of our compliance efforts.

We might need to raise capital, which might not be available, thus limiting our growth prospects.

We may require additional equity or debt financing in order to consummate an acquisition or for additional working capital for expansion or if we suffer losses. In the event additional financing is unavailable to us, we may be unable to expand or make acquisitions and our stock price may decline as a result of the perception that we have more limited growth prospects.

Risks relating to this offering

If securities or industry analysts cease publishing research or reports about our business or publish negative research, or our results are below analysts’ estimates, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our stock or our results are below analysts’ estimates, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Shares eligible for public sale after this offering could adversely affect our stock price.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. The shares of our common stock outstanding prior to this offering will be eligible for sale in the public market at various times in the future. Up to 26,630,576 shares of our common stock, including 8,750,000 shares of common stock sold in this offering, will be available for resale immediately. All of our executive officers and directors and the selling stockholders have agreed, subject to limited exceptions, not to sell any shares of our common stock for a period of 90 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. Code, Hennessy & Simmons III, L.P. may make distributions of up to approximately 1.3 million shares of our common stock (approximately 200,000 shares if the over-allotment option is exercised in full) to its partners 30 days after the date of this prospectus, and its limited partners may resell immediately without restriction. Upon expiration of the lock-up periods described above, and subject to the provisions of Rule 144, all of our shares will be available for sale in the public market.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote and be dilutive to earnings.

Following the closing of this offering, our board of directors has the authority, without action or vote of our stockholders, except as required by The Nasdaq National Market, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options. Issuances of common stock would reduce your influence over matters on which our stockholders vote and could be dilutive to earnings.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management. In addition, as a Delaware corporation, we are subject to certain Delaware anti-takeover provisions, including restrictions on our ability to engage in a business combination with any holder of 15% or more of our capital stock. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.

A proposed acquisition could be at a premium to current market prices of our common stock, and our ability to prevent or delay an acquisition could deprive our stockholders of the ability to obtain such a premium.

A portion of the proceeds of this offering will be used to benefit affiliates.

Our affiliates Code, Hennessy & Simmons III, L.P. and certain directors and executive officers will receive net proceeds from the sale in this offering of shares of common stock owned by them.

Forward-looking statements

The matters discussed in this prospectus that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 are based on current management expectations that involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

We believe that it is important to communicate our future expectations to our investors. However, there are events in the future that we are not able to accurately predict or control. The factors listed under “Risk factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward looking statements as a result of various factors, including, but not limited to, those described above under the heading “Risk factors” and elsewhere in this prospectus. Before you invest in our common stock, you should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date of this prospectus. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Use of proceeds

We estimate that our net proceeds from the sale of shares by us in this offering will be approximately $51.9 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders.

We intend to use all of the net proceeds to us from this offering to pay down our U.S. revolving credit facility, which matures on October 14, 2010 and which had $166.0 million outstanding as of November 30, 2005 bearing interest at a weighted annual interest rate of 6.0%. Amounts repaid under the revolving credit facility may be redrawn from time to time for general corporate purposes, including acquisitions. Any future acquisitions are expected to be in businesses engaged in the distribution of roofing materials and complementary building products.

Price range of common stock

Our common stock has been traded on The Nasdaq National Market under the symbol “BECN” since September 23, 2004. Prior to that time there was no public market for our stock. The following table lists quarterly information on the price range of our common stock based on the high and low reported sale prices for our common stock as reported by The Nasdaq National Market for the periods indicated below.

	High	Low
Year ended September 25, 2004:
Fourth quarter (from September 23, 2004)	$16.39	$14.25
Year ended September 24, 2005:
First quarter	$21.65	$15.75
Second quarter	$23.19	$18.77
Third quarter	$29.39	$21.02
Fourth quarter	$33.55	$24.25
Year ended September 30, 2006:
First quarter (through December 15, 2005)	$33.24	$25.61

The last reported sale price of our common stock on The Nasdaq National Market was $27.87 per share on December 15, 2005. There were 51 holders of record of our common stock as of December 12, 2005.

Dividend policy

We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. Our board of directors currently intends to retain any future earnings for reinvestment in our business. Our revolving credit facilities currently prohibit the payment of dividends without the prior written consent of our lender. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends, and any other factors our board of directors deems relevant.

Capitalization

The following table sets forth our cash and our consolidated capitalization as of September 24, 2005:

•  on an actual basis;

•  on a pro forma basis to reflect the Shelter acquisition and the applicable pro forma adjustments described in “Unaudited pro forma consolidated financial data;” and

•  on a pro forma as adjusted basis to reflect this offering and the application of the net proceeds as described in “Unaudited pro forma consolidated financial data.”

You should read the data set forth below in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

As of September 24, 2005 (in thousands)	Actual	Pro forma acquisition (unaudited)	Pro forma as adjusted (unaudited)
Cash	$ —	$ 4,079	$ 4,079
Current debt:
Cash overdraft	3,557	12,492	12,492
Current portions of long-term debt and capital lease obligations	6,348	24,340	24,340
	9,905	36,832	36,832
Long-term debt:
Borrowings under revolving lines of credit	63,769	177,298	123,363
Senior notes payable, net of current portion	20,156	56,168	56,168
Long-term obligations under capital leases, net of current portions	1,668	1,668	1,668
	85,593	235,134	181,199
Stockholders’ equity:
Common stock (voting); $.01 par value; 100,000,000 shares authorized; 26,911,573 shares issued (actual and pro forma acquisition); 28,911,573 shares issued on a pro forma as adjusted basis	269	269	289
Undesignated preferred stock; 5,000,000 shares authorized, none issued or outstanding	—	—	—
Additional paid-in capital	142,173	142,173	196,088
Treasury stock (232,861 shares of common stock)	(515)	(515)	(515)
Retained earnings	32,050	32,050	32,050
Accumulated other comprehensive income	4,768	4,768	4,768
Total stockholders’ equity	178,745	178,745	232,680
Total capitalization	$ 274,243	$ 450,711	$ 450,711

Selected consolidated financial data

You should read the following selected financial information together with our financial statements and the related notes at the end of this prospectus and the sections titled “Management’s discussion and analysis of financial condition and results of operations” and “Unaudited pro forma consolidated financial data” included elsewhere in this prospectus. We have derived the statement of operations data for the years ended September 27, 2003, September 25, 2004 and September 24, 2005 from our audited financial statements which are included in this prospectus. We have derived the statements of operations data for the years ended September 29, 2001 and September 28, 2002 from our audited financial statements, which are not included in this prospectus.

					Fiscal year ended
						Pro forma as
						adjusted
						Sept. 24,
(dollars in thousands,	Sept. 29,	Sept 28,	Sept. 27,	Sept. 25,	Sept. 24,	2005(1)
except per share data)	2001	2002	2003	2004	2005	(unaudited)
	(53 weeks)
Statement of operations data:
Net sales	$415,089	$549,873	$559,540	652,909	$850,928	$1,163,961
Cost of products sold	321,153	413,925	418,662	487,200	643,733	881,239
Gross profit	93,936	135,948	140,878	165,709	207,195	282,722
Operating expenses:
Selling, general, and administrative	75,209	105,998	109,586	120,738	145,786	214,310
Stock-based compensation	—	522	—	10,299	690	690
	75,209	106,520	109,586	131,037	146,476	215,000
Income from operations	18,727	29,428	31,292	34,672	60,719	67,722
Interest expense	(15,702)	(15,308)	(14,052)	(11,621)	(4,911)	(11,188)
Change in value of warrant derivatives (2)	(116)	(2,756)	(2,614)	(24,992)	—	—
Loss on early extinguishment of debt	(2,487)	—	—	(3,285)	(915)	(915)
Income taxes	(798)	(6,153)	(7,521)	(10,129)	(21,976)	(22,267)
Net income (loss)(3)	$(376)	$5,211	$7,105	$(15,355)	$32,917	$33,352
Net income (loss) per share(3)
Basic	$(0.03)	$0.29	$0.40	$(0.86)	$1.24	$1.17
Diluted	$(0.03)	$0.29	$0.39	$(0.86)	$1.20	$1.13
Weighted average shares outstanding
Basic	15,019,783	17,697,484	17,841,976	17,905,203	26,477,955	28,477,955
Diluted	15,019,783	17,891,673	18,230,455	17,905,203	27,412,629	29,412,629
Other financial and operating data:
Depreciation and amortization	$6,239	$5,851	$6,047	$6,922	$8,748	$17,032
Capital expenditures (excluding acquisition)	$4,504	$4,538	$4,978	$5,127	$9,583	$13,409
Number of locations at end of period	60	62	65	67	84	138

As of September 24, 2005 (in thousands)	Actual	Pro forma as adjusted(4)
Balance sheet data:
Cash	$—	$4,079
Total assets	384,437	623,241
Current debt	9,905	36,832
Long-term debt, net of current portion	85,593	181,199
Stockholders’ equity	178,745	232,680

(1)   Pro forma as adjusted to reflect the completion of this offering, the application of the net proceeds, the refinancing of our credit facility and the acquisition of Shelter as of the beginning of the fiscal year ended September 24, 2005. The pro forma information does not give effect to other acquisitions made by us and Shelter in the periods presented.

(2) The change in value of warrant derivatives represents changes in the fair market value of certain warrants issued in connection with debt financings that were redeemed on September 28, 2004.

(3)   Pro forma net income and pro forma net income per share represents income from continuing operations and income from continuing operations per share and excludes Shelter’s loss from discontinued operations.

(4) Pro forma as adjusted to reflect the completion of this offering, the application of the net proceeds, the refinancing of our credit facility and the acquisition of Shelter.

Unaudited pro forma consolidated financial data

The following unaudited pro forma consolidated financial statements have been prepared to give effect to our acquisition of Shelter using the purchase method of accounting and to give effect to this offering. The assumptions and adjustments included in these statements are described in the accompanying notes to the unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated balance sheet assumes that each of the events listed below occurred on September 24, 2005. The unaudited pro forma consolidated statements of operations for the year ended September 24, 2005 assume that each of the following events occurred on September 26, 2004:

•       the acquisition of Shelter;

•       the refinancing of our credit facilities; and

•       this offering.

The unaudited pro forma consolidated statement of operations for the year ended September 24, 2005 reflects our historical consolidated statement of operations for the fiscal year ended September 24, 2005 and Shelter’s historical consolidated statements of operations for the nine months ended September 30, 2005 and the fourth quarter of Shelter’s fiscal year ended December 31, 2004, which period we believe has been adjusted for all material effects of unusual charges or adjustments.

No pro forma adjustments have been made to either unaudited consolidated statements of operations for our December 2004 acquisition of JGA Corp. and April 2005 acquisition of Insulation Systems, Inc. of Virginia and Shelter’s December 2004 acquisition of Forest Siding Supply. These acquisitions were not considered significant for purposes of the pro forma statements.

The unaudited pro forma consolidated financial data is for informational purposes only and is not necessarily indicative of either the financial position or the results of operations that would have been achieved had the acquisition of Shelter, refinancing, and offering for which we are giving pro forma effect actually occurred on the dates or for the periods described in the accompanying notes, nor is such unaudited pro forma consolidated financial data necessarily indicative of the results to be expected for the full year or any future period. A number of factors may affect our results. See ‘‘Risk factors’’ and ‘‘Forward-looking statements.’’

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. In determining the appropriate interest rate for our variable rate credit facilities, we have applied the interest formula in our credit facilities to the interest indices in effect during the pro forma periods presented. The notes to the unaudited pro forma consolidated statements of operations and balance sheet provide a detailed discussion of how such adjustments were derived and are presented in the unaudited pro forma consolidated financial data. This unaudited pro forma consolidated financial data should be read in conjunction with ‘‘Prospectus summary—The offering,’’ ‘‘Selected consolidated financial data,’’ and ‘‘Management’s discussion and analysis of financial condition and results of operations’’ and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Except for the elimination of certain management fees and CEO compensation, which are described in the notes below, and which were contractually terminated as a result of the acquisition of Shelter, the unaudited pro forma consolidated financial statements do not include potential cost savings from operating efficiencies or synergies that may result from the acquisition. The services performed for the management fees and CEO compensation will be performed by existing Beacon staff and are not incremental to their existing duties.

Unaudited pro forma consolidated balance sheet
as of September 24, 2005

				Pro forma			Pro forma
	Beacon Roofing	SDI Holdings, Inc	Adjustment	acquisition	Pro forma	Adjustment	offering	Pro forma
(dollars in thousands)	Supply, Inc	and Subsidiaries	reference	adjustments	acquisition	reference	adjustments	as adjusted
		(unaudited)			(unaudited)			(unaudited)
Assets
Current assets:
Cash	$—	$4,079		$—	$4,079		$—	$4,079
Accounts receivable, less allowance for doubtful accounts	123,345	53,268			176,613			176,613
Inventories	82,423	52,117			134,540			134,540
Prepaid expenses and other assets	20,106	9,644			29,750			29,750
Deferred income taxes	4,339	3,652	(1)	558	8,549			8,549
Total current assets	230,213	122,760		558	353,531			353,531
Property and equipment, net	31,767	11,114	(1)	3,694	46,575			46,575
Goodwill, net	108,553	37,619	(1)	35,505	181,677			181,677
Other assets	13,904	19,491	(1),(3)	8,063	41,458			41,458
Total assets	$384,437	$190,984		$47,820	$623,241		$—	$623,241
Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$3,557	$8,935		$—	$12,492		$—	$12,492
Borrowings under revolving lines of credit	—	58,985	(2)	(58,985)	—			—
Accounts payable	70,158	45,310			115,468			115,468
Accrued expenses	29,146	8,492			37,638			37,638
Current portions of long-term debt and capital lease obligations	6,348	5,633	(2),(3)	12,359	24,340			24,340
Total current liabilities	109,209	127,355		(46,626)	189,938		—	189,938
Borrowings under revolving lines of credit	63,769		(3)	113,529	177,298	(5)	(53,935)	123,363
Senior notes payable, net of current portion	20,156	1,625	(2),(3)	34,387	56,168			56,168
Subordinated notes payable	—	13,960	(2)	(13,960)	—			—
Deferred income taxes	10,890	5,389	(1)	3,145	19,424			19,424
Long-term obligations under capital leases, net of current portions	1,668	34	(2)	(34)	1,668			1,668
Stockholders’ equity:
Common stock	269	400	(1)	(400)	269	(4)	20	289
Preferred stock	—	—			—			—
Additional paid-in capital	142,173	39,418	(1)	(39,418)	142,173	(4)	53,915	196,088
Warrants outstanding		2,148	(1)	(2,148)	—			—
Deferred compensation	—	—			—			—
Treasury stock	(515)	—			(515)			(515)
Retained earnings	32,050	476	(1)	(476)	32,050			32,050
Accumulated other comprehensive income	4,768	179	(1)	(179)	4,768			4,768
Total stockholders’ equity	178,745	42,621		(42,621)	178,745		53,935	232,680
Total liabilities and stockholders’ equity	$384,437	$190,984		$47,820	$623,241		$—	$623,241

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Unaudited pro forma
consolidated statement of operations
for the year ended September 24, 2005

	Beacon
	Roofing	SDI Holdings, Inc
	Supply, Inc	and Subsidiaries		Pro forma	Pro forma		Pro forma	Pro
(dollars in thousands, except	year ended	year ended	Adjustment	acquisition	acquisition	Adjustment	offering	forma
per share data)	September 24, 2005	September 30, 2005	reference	adjustments	combined	reference	adjustments	combined
		(unaudited)			(unaudited)			(unaudited)
Net sales	$850,928	$313,033		$—	$1,163,961		$—	$1,163,961
Cost of products sold	643,733	237,506		—	881,239		—	881,239
Gross profit	207,195	75,527		—	282,722		—	282,722
Operating expenses:
Selling, general and administrative expenses	145,786	68,518	(a),(b)	6	214,310		—	214,310
Stock-based compensation	690	—		—	690		—	690
	146,476	68,518		6	215,000		—	215,000
Income from operations	60,719	7,009		(6)	67,722			67,722
Other expense:
Interest expense	4,885	5,521	(c)	3,766	14,172	(e)	(3,010)	11,162
Interest expense, related party	26	—			26			26
Loss on early retirement of debt	915	—			915			915
	5,826	5,521		3,766	15,113		(3,010)	12,103
Income (loss) before income taxes	54,893	1,488		(3,772)	52,609		3,010	55,619
Income taxes	21,976	562	(d)	(1,476)	21,062	(d)	1,205	22,267
Income (loss) from continuing operations	$32,917	$926		$(2,296)	$31,547		$1,805	$33,352
Net income (loss) per share:
Basic	$1.24				$1.19	(f)		$1.17
Diluted	$1.20				$1.15	(f)		$1.13
Weighted average shares used in computing net income (loss) per share:
Basic	26,477,955				26,477,955	(f)	2,000,000	28,477,955
Diluted	27,412,629				27,412,629	(f)	2,000,000	29,412,629

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements

Notes to unaudited pro forma
consolidated financial data
(dollars in thousands, except per share data)

1.   Basis of presentation

The unaudited pro forma consolidated balance sheet at September 24, 2005 presents our consolidated financial position assuming the consummation of the acquisition of Shelter, the refinancing of our credit facilities and this offering of common stock and the repayment of certain of our existing debt with proceeds from this offering. Our unaudited pro forma consolidated statements of operations for the year ended September 24, 2005 present our consolidated results of operations assuming that the acquisition of Shelter, refinancing and the offerings had been completed on September 26, 2004. In our opinion, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the acquisition of Shelter, refinancing of our credit facilities and this offering on our historical financial information. The pro forma adjustments set forth in the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations are described more fully in Note 3, ‘‘Pro forma adjustments’’ below.

This unaudited pro forma consolidated financial data should be read in conjunction with ‘‘Management’s discussion and analysis of financial condition and results of operations’’ and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our unaudited pro forma consolidated financial data has been presented for informational purposes only and does not necessarily reflect our results of operations or financial position that would have existed had we operated with the acquisition of Shelter, refinancing and the offering for the periods presented and should not be relied upon as being indicative of our future results after the acquisition, refinancing and the offering.

2.   Purchase price allocation

The following represents the preliminary allocation of the purchase price paid for Shelter based upon the estimated fair values of the acquired assets and assumed liabilities of Shelter as of September 30, 2005. Actual fair values will be determined as more detailed analysis is completed and additional information on the fair values of Shelter’s assets and liabilities becomes available.

The unaudited pro forma consolidated financial statements reflect a total initial purchase price of $165,833 (the “Initial Purchase Price”), consisting of the following: (i) the payment of the initial cash consideration of $152,500, (ii) a reduction of $4,856 for the cash overdraft at September 30, 2005, (iii) the payment of $17,165 for the estimated working capital adjustment based on the September 30, 2005 balance sheet, and (iv) estimated transaction costs of $1,024. On the closing date of October 14, 2005, the estimated purchase price increased to $170.3 million due to estimated working capital adjustments. Under the purchase method of accounting, the Initial Purchase Price is allocated to Shelter’s net tangible assets based upon their estimated fair value as of the date of the acquisition. The Initial Purchase Price does not include any contingent earn-out amounts, which could increase the purchase price by up to $10,000 if Shelter reaches certain financial performance goals for the twelve months ended December 31, 2005. The preliminary purchase price allocation as of September 30, 2005 is as follows:

Tangible assets:
Accounts receivable	$53,268
Inventory	52,117
Prepaid and other current assets	9,644
Deferred taxes	4,210
Property and equipment	14,808
Total tangible assets	134,047
Intangible assets:
Customer relationships	25,035
Non-compete	819
Goodwill	73,124
Total intangible assets	98,978
Liabilities assumed:
Cash overdraft	$(4,856)
Accounts payable	(45,310)
Accrued expenses	(8,492)
Deferred taxes	(8,534)
Total liabilities assumed	(67,192)
Net assets acquired	$165,833

The allocation of the purchase price is based upon a preliminary evaluation of assets acquired and liabilities assumed of Shelter based upon its September 30, 2005 balance sheet. Changes in these assets and liabilities from that date to the closing date will affect both the purchase price and its allocation. The valuation of the property and equipment and intangible assets was based in part on assistance from independent valuation firms.

We have preliminarily allocated approximately $25,035 of the purchase price to a “Customer relationships” intangible asset, which will be amortized on an accelerated basis over an estimated useful life of twelve years, and approximately $819 of the purchase price to a “Non-compete” intangible asset, which will be amortized over an estimated useful life of 27 months. The fair values of these intangible assets were determined using the “income” valuation approach.

A preliminary estimate of $73,124 has also been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the tangible and intangible assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but will be tested for impairment at least annually. The purchase price allocation presented above is preliminary and final allocation of the purchase price will be based upon the actual fair values of the net tangible and intangible assets acquired, as well as liabilities assumed as of the date of the acquisition. Any change in the fair value of the net assets of Shelter will change the amount of the purchase price allocable to goodwill. The final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

There were no historical transactions between us and Shelter.

3.   Pro forma adjustments

The unaudited pro forma consolidated balance sheet and the statements of operations give effect to the following pro forma adjustments:

Balance sheet

1.             To reflect the acquisition of the outstanding common stock of Shelter for the Initial Purchase Price of $165,833, allocated as indicated in Note 2, “Purchase price allocation.”

2.                To eliminate assets, liabilities and debt not assumed in the acquisition of Shelter.

3.             To recognize the refinancing of our credit facilities as described in “Management’s discussion and analysis of financial condition and results of operations—Indebtedness,” and related fees of $1,700.

4.             To recognize the receipt of the net proceeds of $53,935 from the offering, representing gross proceeds of $57,000, less $2,565 for the underwriting discounts and $500 for transactions costs, assuming an offering price of $28.50 per share.

5.             To recognize the repayment of our borrowings under revolving lines of credit from the estimated net proceeds of the offering.

Statements of operations

a.             To recognize the adjustment of depreciation and amortization from the purchase price allocation adjustment of assets in the amount of $1,405 for the year ended September 24, 2005.

b.            To recognize the elimination of $799 of management fees paid to the former majority stockholder of Shelter, principally for treasury and financial management services which will be performed by existing Beacon personnel at no incremental cost to Beacon. Also, to recognize the elimination of $600 in salary, benefits and expenses paid to Shelter’s former CEO, who resigned at the closing. These functions will be performed by our CEO with no incremental cost to Beacon. Both of these eliminated contractual arrangements were terminated as a direct result of the acquisition.

c.              To recognize the elimination of Shelter’s interest expense of $5,521, due to the retirement of all of Shelter’s existing debt at the closing. Also, to adjust interest due to the increase in borrowings required to fund the acquisition of Shelter as follows:

Facility	Additional borrowings	Interest rate	Interest expense
Senior note payable—Term A	$10,693	4.84%	$518
Senior note payable—Term B	43,313	5.84%	2,529
Revolving line of credit	111,828	5.58%	6,240
	$165,834		$9,287

We have applied the interest formulas in our new credit facilities to the interest indices in effect at the acquisition date of October 14, 2005. Interest expense would change by $207 for the year ended September 24, 2005 for every 1/8% change in interest rates.

d.            To recognize the adjustment of our tax provision, using our 2005 effective rate of approximately 40%.

e.             To recognize the reduction of interest expense as a result of the repayment of $53,935 of borrowings under our lines of credit from the estimated net proceeds of this offering at a 5.58% interest rate.

f.               The calculation of pro forma basic earnings per share is based on the proposed sale of shares of common stock in the offering. Pro forma diluted earnings per share is calculated using the weighted average number of common shares assumed outstanding plus the effect of outstanding options using the treasury stock method, which has been adjusted for the 2,000,000 shares proposed to be issued in the offering.

Management’s discussion and analysis of financial
condition and results of operations

The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by this forward-looking information due to the factors discussed under “Risk factors,” “Forward-looking statements” and elsewhere in this prospectus. Certain tabular information will not foot due to rounding.

Overview

We are one of the largest distributors of residential and non-residential roofing materials in the United States and Canada. We are also a distributor of other building materials, including siding, windows, specialty lumber products and waterproofing systems for residential and non-residential building exteriors. We purchase products from a large number of manufacturers and then distribute these goods to a customer base consisting of contractors and, to a lesser extent, general contractors, retailers and building material suppliers.

We carry up to 8,500 SKUs through 138 branches in the United States and Canada (giving effect to our October 2005 acquisition of Shelter). In fiscal year 2005, approximately 90% of our net sales were in the United States. We stock one of the most extensive assortments of high quality branded products in the industry, enabling us to deliver products to our customers on a timely basis.

Execution of the operating plan at each of our branches drives our financial results. Revenues are impacted by the relative strength of the residential and non-residential roofing markets we serve. We allow each of our branches to develop its own marketing plan and mix of our products based upon its local market. We differentiate ourselves from the competition by providing customer services, including job site delivery, tapered insulation layouts and design and metal fabrication, and by providing credit. We consider customer relations and our employees’ knowledge of roofing and exterior building materials to be important to our ability to increase customer loyalty and maintain customer satisfaction. We invest significant resources in training our employees in sales techniques, management skills and product knowledge. While we consider these attributes important drivers of our business, we continually pay close attention to controlling operating costs.

Our growth strategy includes both internal growth (opening branches, growing sales with existing customers and introducing new products) and acquisition growth. Our main acquisition strategy is to target market leaders in geographic areas that we presently do not serve. Our October 2005 acquisition of Shelter and December 2004 acquisition of JGA Corp. (“JGA”) reflect this approach. Shelter is a leading distributor of roofing and other building materials with 53 branches in the Midwest, Central Plains and Southwest, with minimal branch overlap with our existing operations. JGA is a leading Southeast distributor of roofing and other building materials with nine branches in Georgia, Florida and Alabama. We also have acquired smaller companies to supplement branch openings within an existing region. Our April 2005 acquisition of Insulation Systems, Inc. of Virginia (“ISI”), which we integrated into our region in the Carolinas, is an example of such an acquisition.

General

We sell all materials necessary to install, replace and repair residential and non-residential roofs, including:

•  shingles;

•  single-ply roofing;

•  metal roofing and accessories;

•  modified bitumen;

•  built up roofing;

•  insulation;

•  slate and tile;

•  fasteners, coatings and cements; and

•  other roofing accessories.

We also sell complementary building products such as:

•  vinyl siding;

•  doors, windows and millwork;

•  wood and fiber cement siding;

•  residential insulation; and

•  waterproofing systems.

The following is a summary of our net sales by product group for the last three full fiscal years:

(dollars in millions)	September 24, 2005		September 25, 2004		September 27, 2003
Residential roofing products	$346.3	41%	268.8	41%	$241.3	43%
Non-residential roofing products	305.6	36%	223.2	34%	188.0	34%
Complementary building products	199.0	23%	160.9	25%	130.2	23%
Total	$850.9	100%	$652.9	100%	$559.5	100%

Note: Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Shelter’s net product group sales as a percentage of net sales for its fiscal year ended December 31, 2004 was 46% residential roofing products, 12% non-residential roofing products and 42% complementary building products.

We have over 30,000 customers, no one of which represents more than 1% of our net sales. Many of our customers are small to mid-size contractors with relatively limited capital resources. We maintain strict credit approval and review policies, which in the past has helped to keep losses from customer receivables within our expectations. For the past five years, write-offs for doubtful accounts have averaged less than 0.3% of net sales.

Our expenses consist primarily of the cost of products purchased for resale, labor, fleet, occupancy, and selling and administrative expenses. We compete for business and may respond to competitive pressures by lowering prices in order to maintain our market share.

Since 1997, we have made nine strategic and complementary acquisitions. Over the same time period, we opened 18 new branches. We opened two branches in 2002 and 2003, three branches in 2004, and six in 2005. When we open a new branch, we transfer a certain level of existing business from an existing branch to the new branch. This allows the new branch to commence with a base business and also allows the existing branch to target other growth opportunities.

In managing our business, we consider all growth, including the opening of new branches, to be internal growth unless it results from an acquisition. In our management’s discussion and analysis of financial condition and results of operations, when we refer to growth in existing markets, we include growth from existing and newly-opened branches but exclude growth from acquired branches until they have been under our ownership for at least one full fiscal year. During 2003, 2004 and 2005, our internal sales growth was 1.8%, 16.7% and 15.7%, respectively.

We use a 52/53 week fiscal year ending on the last Saturday of September. Our fiscal years ended, September 27, 2003 (“2003”), September 25, 2004 (“2004”)  and September 24, 2005 (“2005”) all contained 52 weeks.

Critical accounting policies

Critical accounting policies are those that are both important to the accurate portrayal of a company’s financial condition and results and require subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

In order to prepare financial statements that conform to accounting principles generally accepted in the United States, commonly referred to as U.S. GAAP, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Certain estimates are particularly sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from our expectations.

We have identified the following accounting policies that require us to make the most subjective or complex judgments in order to fairly present our consolidated financial position and results of operations.

Stock-based compensation

We account for our stock-based compensation arrangements with employees under the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

We have granted options to our employees to purchase our common stock at exercise prices determined by our board of directors on the date of option grant. The exercise price is generally based on the closing price of our stock on the grant date. Prior to the IPO, we estimated the fair value of the stock using an enterprise valuation method, based upon a multiple of our earnings, which we then discounted for liquidity. We record deferred stock-based compensation as necessary to the extent that the deemed value of the stock at the date of grant exceeds the exercise price of the option. These valuations depend upon our determination of the fair market value of our stock and can vary based upon the value of our company and liquidity assumptions over time. In the event we issue options at below fair market value, we would be required to record an additional charge. However, we do not expect to grant options below fair market value in the future.

We have adopted the disclosure-only provisions of Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 123 requires the measurement of the fair value of the employee stock-based awards to be included in the consolidated statements of operations or disclosed in the notes to the consolidated financial statements. We have determined that we will account for stock-based compensation granted to employees under APB No. 25, and will elect the disclosure-only alternative under SFAS No. 123. In determining the pro forma compensation expense, we are following SFAS No. 123, which allows us to determine our best estimate of how many options are expected to vest. We use the Black-Scholes option pricing model to determine the pro forma compensation. It requires the use of judgment in the selection of the inputs to the model. For a discussion of Statement of Financial Accounting Standard (SFAS) No. 123(R), see “Recent accounting pronouncements” below.

Prior to the IPO, we had the right to repurchase certain shares of common stock issued to employees and shares issuable upon exercise of certain stock options at the lower of cost or fair value upon termination of employment for cause or upon resignation. However, this repurchase right terminated upon our IPO.

We determined that these awards were performance based and, therefore, recognized a charge for the intrinsic value of the award in 2004 because the contingency was resolved. Based on our initial public offering price of $13.00, we recorded a charge of $9.0 million in 2004.

Interest rate collars

We enter into interest rate collars from time to time to manage our interest rate exposure. These derivatives, which are not formal hedges, are adjusted to fair value through income.

We make estimates of the derivatives that are based upon estimates of future interest rates. Estimates are inherently uncertain and subjective. These estimates may change over time and in the event actual results differ from the estimates upon settlement of the derivatives, we will adjust our results of operations in the period the estimates change. Historically, the estimates of the values of the interest rate collar derivatives have not differed significantly from the actual amounts.

Warrant derivative liabilities

Prior to September 28, 2004, we had warrants outstanding that included a “put” feature, which allowed the holder to require a cash settlement equivalent to the difference between fair market value of our common stock and the exercise price of the warrant. The put feature was available at any time from five years after the date of issuance of the warrant or upon the occurrence of certain events, including a change in control, a qualified initial public offering or repayment of over 50% of the related debt outstanding. We accounted for these warrant derivatives in accordance with Emerging Issue Task Force (EITF) Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.

We valued the warrant derivatives using the fair market value of our common stock adjusted for lack of marketability prior to the IPO. The aggregate liability for the derivatives amounted to $11.9 million at September 27, 2003 and $34.3 million at September 25, 2004. The relevant assumptions included in the calculations were discounts ranging from 21% to 23% at September 27, 2003 and 0% at September 25, 2004.

On July 30, 2004, holders of all warrants agreed to a cash settlement upon the effectiveness of the IPO at the IPO price, which was paid in full on September 28, 2004. The holders also agreed to reimburse us for certain costs incurred in connection with the IPO. At September 25, 2004, we valued the warrants at the IPO price of $13.00, less the reimbursement of related offering costs. There are no warrants currently outstanding.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts for estimated losses due to the failure of our customers to make required payments. We perform periodic credit evaluations of our customers and typically do not require collateral. Consistent with industry practices, we require payment from most customers within 30 days, except for sales to our commercial roofing contractors, which we typically require to pay in 60 days.

As our business is seasonal in certain regions, our customers’ businesses are also seasonal. Sales are lowest in the winter months, and our past due accounts receivable balance as a percentage of total receivables generally increases during this time. Throughout the year, we record estimated reserves based upon our historical write-offs of uncollectible accounts.

Periodically, we perform a specific analysis of all accounts past due and write off account balances when we have exhausted reasonable collection efforts and determined that the likelihood of collection is remote based upon the following factors:

•  aging statistics and trends;

•  customer payment history;

•  independent credit reports; and

•  discussions with customers.

We charge these write-offs against our allowance for doubtful accounts. In the past five years, write-offs have averaged less than 0.3% of net sales.

Inventory valuation

Product inventories represent one of our largest assets and are recorded at net realizable value. Our goal is to manage our inventory so that we minimize out of stock positions. To do this, we maintain an adequate inventory of SKUs at each branch based on sales history. At the same time, we continuously strive to better manage our slower moving classes of inventory. During the year, we monitor our inventory levels by branch and record provisions for excess inventories based on slower moving inventory. We define potential excess inventory as the amount of inventory on hand in excess of the historical usage, excluding items purchased in the last three months. We then apply our judgment as to forecasted demand and other factors, including liquidation value, to determine the required adjustments to net realizable value. In addition, at the end of each year, we evaluate our inventory at each branch and write off and dispose of obsolete products. Our inventories are generally not susceptible to technological obsolescence.

During the year, we perform periodic cycle counts and write off excess or damaged inventory as needed. At year-end we take a physical inventory and record any necessary additional write-offs.

Vendor rebates

We account for vendor rebates in accordance with EITF Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. Many of our arrangements with our vendors provide for us to receive a rebate of a specified amount, payable to us when we achieve any of a number of measures generally related to the volume of purchases from our vendors. We account for these rebates as a reduction of the prices of the related vendors’ products, which reduces inventory cost until the period in which we sell the product, at which time these rebates reduce cost of sales in our income statement. Throughout the year, we estimate the amount of rebates earned based upon the expected level of purchases. We continually revise these estimates to reflect actual rebates earned based on actual purchase levels. Historically, our actual rebates have been within our expectations used for our estimates. If we fail to achieve a measure which is required to obtain a vendor rebate, we will have to record a charge in the period that we determine the criteria or measure for the vendor rebate will not be met to the extent the vendor rebate was estimated and included as a reduction to cost of sales.

If market conditions were to change, vendors may change the terms of some or all of these programs. Although these changes would not affect the amounts which we have recorded related to product already purchased, it may impact our gross margins on products we sell or revenues earned in future periods.

Revenue recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin 104. The Securities and Exchange Commission requires that the following four basic criteria must be met before we recognize revenue:

•  persuasive evidence of an arrangement exists;

•  delivery has occurred or services have been rendered;

•  the seller’s price to the buyer is fixed or determinable; and

•  collectibility is reasonably assured.

We generally recognize revenue at the point of sale or upon delivery to the customer’s site. For goods shipped by third party carriers, we recognize revenue upon shipment since the terms are FOB shipping point. Approximately 90% of our revenues are for products delivered by us, or picked up by our customers at our facilities, which provides for timely and accurate revenue recognition.

We also ship certain products directly from the manufacturer to the customer. We recognize the gross revenue for these sales upon notification of delivery from the vendor in accordance with EITF Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Delays in receiving delivery notification could impact our financial results, although it has not been material to our consolidated results of operations in the past.

We also provide certain job site delivery services, which include crane rental and rooftop deliveries of certain products, for which the associated revenues are recognized upon completion of the services. These revenues represent less than 2% of our net sales.

All revenues recognized are net of allowances for discounts and estimated returns, which are provided for at the time of pick up or delivery. In the past, customer returns have not been material to our consolidated results of operations.

Income taxes

We account for income taxes using the liability method, which requires us to recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the financial statement and tax reporting bases of assets and liabilities to the extent that they are realizable. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the year.

We have operations in 29 U.S. states and three provinces in Canada and we are subject to potential tax audits in each of these jurisdictions and federally in both the United States and Canada. These audits may involve complex issues that may require an extended period of time to resolve. Accruals for tax contingencies require us to make estimates and judgments with respect to the ultimate outcome of potential tax audits. Actual results could differ from these estimates.

Goodwill

Goodwill is not amortized and represents the excess of the amount we paid to acquire businesses over the estimated fair value of tangible assets and identifiable intangible assets acquired, less liabilities assumed. At September 24, 2005, our net goodwill balance was approximately $108.6 million, representing approximately 28.2% of our total assets. Pro forma for the acquisition of Shelter, net goodwill balance as of the same date was approximately $181.7 million, representing 29.2% of our total pro forma assets.

Under SFAS 142, Goodwill and Other Intangible Assets, we test goodwill for impairment in the fourth quarter of each fiscal year or at any other time when impairment indicators exist. Examples of such indicators that would cause us to test goodwill for impairment between annual tests include a significant change in the business climate, unexpected competition, significant deterioration in market share or a loss of key personnel.

We determine fair value using a market approach to value our business, which consists of one reporting unit (i.e., distribution of building materials). Prior to our IPO, our market approach involved applying an appropriate market multiple to operating performance for the trailing twelve-month period. As our common stock is now publicly traded, we believe our stock price is the best indicator of our market value.

If circumstances change or events occur to indicate that our fair market value has fallen below book value, we will compare the estimated fair value of the goodwill to its book value. If the book value of goodwill exceeds the estimated fair value of goodwill, we will recognize the difference as an impairment loss in operating income.

Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payment (SFAS No. 123R). Under SFAS No. 123R, companies will be required to recognize as expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated expense impact of such awards is no longer an alternative to expense recognition within the financial statements. SFAS No. 123R is effective for public companies in the first annual reporting period beginning after June 15, 2005. Accordingly, we will adopt the provisions of SFAS No. 123R effective for the first quarter of our 2006 fiscal year.

There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation expense for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS No. 123R are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation expense based on amounts previously reported in the pro forma disclosures relating to stock based compensation under the existing requirements of SFAS No. 123, Accounting for Stock-Based Compensation, such as is presented in Note 2 to our audited financial statements. We expect to elect the modified prospective method upon adoption.

We expect that the adoption of SFAS No. 123R will have a material effect on our financial statements, in the form of additional compensation expense, on a quarterly and annual basis. We are still in the process of evaluating the final impact of SFAS No. 123R. However, our historic financial statements are relevant for evaluating the potential level of expense that might be recorded in future periods. Based on these results, we estimate that quarterly and annual pre-tax compensation expense after the adoption of SFAS No. 123R could increase by approximately $0.6 million and $2.4 million, respectively. There can be no assurance that the actual expense recognition upon adoption of SFAS No. 123R will not exceed these estimates.

Results of operations

The following discussion compares our results of operations for 2005, 2004 and 2003. The following table shows, for the periods indicated, information derived from our consolidated statements of operations, expressed as a percentage of net sales for the periods presented.

	Year ended
	September 24, 2005	September 25, 2004	September 27, 2003
Net sales	100.0%	100.0%	100.0%
Cost of products sold	75.7	74.6	74.8
Gross profit	24.3	25.4	25.2
Operating expenses:
Selling, general and administrative expenses	17.1	18.5	19.6
Stock-based compensation	0.1	1.6	—
	17.2	20.1	19.6
Income from operations	7.1	5.3	5.6
Interest expense	(0.5)	(1.8)	(2.5)
Change in value of warrant derivatives	—	(3.8)	(0.5)
Loss on early retirement of debt	(0.1)	(0.5)	—
Income (loss) before income taxes	6.5	(0.8)	2.6
Income taxes	(2.6)	(1.6)	(1.3)
Net income (loss)	3.9%	(2.4)%	1.3%

2005 compared to 2004

The following table shows a summary of our results of operations for 2005 and 2004, broken down by existing markets and acquired markets.

	Existing Markets		Acquired Markets		Consolidated
(in thousands)	2005	2004	2005	2004	2005	2004
Net sales	$755,502	$652,909	$95,426	$—	$850,928	$652,909
Gross Profit	191,253	165,709	15,942	—	207,195	165,709
Gross Margin	25.3%	25.4%	16.7%		24.3%	25.4%
Operating Expenses	133,438	131,037	13,038	—	146,476	131,037
Operating Expenses as a % of net sales	17.7%	20.1%	13.7%		17.2%	20.1%
Operating Income	$57,815	$34,672	$2,904	—	$60,719	$34,672
Operating Margin	7.7%	5.3%	3.0%		7.1%	5.3%

Net Sales

Net sales increased $198.0 million, or 30.3%, to $850.9 million in 2005 from $652.9 million in 2004. Existing markets saw internal growth of $102.6 million, or 15.7%, while JGA, ISI and Commercial Supply, Inc. (“CSI”) contributed the remaining increase. During 2005, we acquired 11 branches from JGA, ISI and CSI and opened six new branches. JGA, ISI and CSI had combined product group sales of $53.4, $21.5 and $20.5 million in residential roofing products, non-residential roofing products, and complementary building products, respectively, while the product group sales for our existing markets were as follows:

	2005		2004
(dollars in millions)	Net Sales	Mix	Net Sales	Mix	Growth
Residential roofing products	$292.9	38.8%	$268.8	41.2%	$24.1	9.0%
Non-residential roofing products	284.1	37.6	223.2	34.2	60.9	27.3
Complementary building products	178.5	23.6	160.9	24.6	17.6	10.9
	$755.5	100.0%	$652.9	100.0%	$102.6	15.7%

Note: Certain prior-year amounts have been reclassified to conform to the current-year presentation. Total 2005 existing market sales of $755.5 million plus 2005 sales of JGA ($87.5 million), ISI ($7.8 million) and CSI ($0.1 million) equal $850.9 million of total 2005 sales, as set forth in the table on page 24. We believe the existing market information is useful to investors because it helps explain organic growth.

Our existing market growth increased due primarily to the following factors:

•  strong residential roofing demand,

•  continued penetration into complementary building products markets,

•  a robust non-residential market, including the impact from large price increases,

•  continued home remodeling demand,

•  opening of 6 greenfield branches, and

•  overall estimated price increases of approximately 5% to 7%.

Gross Profit

(dollars in millions)	2005	2004	Change
Gross profit	$207.2	$165.7	$41.5	25.0%
Gross margin	24.3%	25.4%		(1.1)%

Our overall gross profit increased $41.5 million while our overall gross margin declined from 25.4% to 24.3%. Our existing markets’ gross profit growth of 15.4% contributed $25.6 million to the total gross profit increase while JGA, ISI and CSI accounted for the remaining $15.9 million of the increase. Existing markets’ gross margin was 25.3% in 2005 compared to 25.4% in 2004, due mainly to the large increase in non-residential roofing sales, which in general have lower gross margins than our other product groups, partly offset by an increase in the gross margin rate realized on those non-residential sales. Due to their product mix, JGA and ISI have lower gross margins than our existing markets, which have further lowered our overall gross margin.

Operating Expenses

(dollars in millions)	2005	2004	Change
Operating expenses	$146.5	$131.0	$15.5	11.8%
Operating expenses as a% of sales	17.2%	20.1%		(2.9)%

Operating expenses increased $15.5 million, or 11.8%, to $146.5 million in 2005 from $131.0 million in 2004. JGA, ISI and CSI contributed $13.1 million of this increase while existing markets’ operating expenses increased $2.4 million or 1.8%. Excluding the net change of $9.6 million in stock-based compensation, the existing markets’ operating expense increase was $12.0 million, which was due primarily to increased payroll and related costs of $6.9 million, or 9.5%. Much of the increase in payroll costs was driven by our increased sales volume, but an increase in the cost of health insurance benefits also contributed to the increase. We have also hired additional personnel for public-company reporting and trainees for future expansion. We also experienced an increase of $1.9 million in professional fees in 2005, as we incurred additional public-company costs and continued with our Sarbanes-Oxley Section 404 compliance project. Existing markets’ warehouse expenses, excluding depreciation, increased by $1.7 million, or 13.1%, which reflects the addition of six new branches. Depreciation expense increased by $1.0 million.

Selling, general and administrative expenses decreased as a percentage of net sales to 17.1% in  2005 from 18.5% in 2004, primarily due to leveraging our fixed costs over our increased net sales and JGA’s and ISI’s lower operating expenses as a percentage of net sales. We expect to continue to incur additional administrative costs as a public company in the future, including additional costs associated with compliance with the Sarbanes-Oxley Act.

We incurred $0.7 million in stock-based compensation related to the remaining vesting of options in 2005 as compared to $10.3 million in 2004. The prior-year charge related to the termination of our rights to repurchase certain securities from our employees at the lower of cost or fair value and, to a lesser extent, the vesting of options and stock issued to certain employees below fair market value prior to the IPO.

Interest Expense

Interest expense decreased $6.7 million to $4.9 million in 2005 from $11.6 million in 2004. Although interest rates increased and we acquired JGA, ISI and CSI through borrowings under our line of credit, our debt level remains substantially below 2004 levels due primarily to the IPO, resulting in a significant reduction in interest expense.

Change in Value of Warrant Derivatives

The prior-year charge of $25.0 million for the change in the value of warrant derivatives was associated with warrant derivatives settled in connection with our IPO and was due to the effect of the increase in the fair market value of our common stock during 2004.

Loss on Early Retirement of Debt

On September 28, 2004, we used a portion of the proceeds from our IPO to pay off the remaining junior subordinated notes. In connection with the associated early retirement of debt, we recorded a $0.9 million loss in the first quarter of 2005. In March 2004, we refinanced our credit facilities and used a portion of the proceeds to pay off a portion of our junior subordinated notes. In connection with the associated early retirement of that debt, we recorded a $3.3 million loss in the second quarter of 2004.

Income Taxes

Income tax expense increased to $22.0 million in 2005 from $10.1 million in 2004. Our 2005 effective income tax rate was 40.0%, compared to our 2004 effective income tax rate of 45.0% prior to the impact of the non-deductible warrant derivatives charge. The decrease is due to the strong earnings from our Canadian subsidiary, which will enable us to use a more favorable tax credit for foreign taxes as compared to using a deduction for such foreign taxes in 2004. In addition, due to the strong earnings throughout our domestic regions and having no unusable losses in any state, we experienced a drop in our overall effective state income tax rate in 2005. We expect our future effective income tax rate to fluctuate between 40.0% and 41.0%, depending primarily upon the results of our operations in Canada and in the various states in which we operate.

2004 compared to 2003

Net sales increased $93.4 million, or 16.7%, to $652.9 million in 2004 from $559.5 million in 2003. Specifically, product group sales increased as follows:

		2004		2003
(dollars in millions)	Net Sales	Mix	Net Sales	Mix		Growth
Residential roofing products	$268.8	41.2%	$241.3	43.1%	$27.5	11.4%
Non-residential roofing products	223.2	34.2%	188.0	33.6%	35.2	18.7%
Complementary building products	160.9	24.6%	130.2	23.3%	30.7	23.6%
Total	$652.9	100.0%	$559.5	100.0%	$93.4	16.7%

Note: Certain prior-year amounts have been reclassified to conform to the 2005 presentation.

Our residential roofing product growth was driven by the continued strength of the new housing market, especially in our Mid-Atlantic region, and a strong remodeling market in all regions. Our continued introduction of complementary building products, such as fiber siding, vinyl siding and windows, also drove revenue growth by increasing market share primarily in the growing residential market. Our non-residential roofing products growth came primarily from gains in the Northeast from both new construction and re-roofing markets. Since we did not acquire any branches in 2003 or 2004, all of our sales growth of 16.7% was from internal growth, including the addition of over 2,700 new customers during 2004 which contributed $33.4 million in sales. We opened three new branches in 2004.

Cost of products sold increased $68.5 million, or 16.4%, to $487.2 million in 2004 from $418.7 million for 2003. The increase reflects increases in volume from all of our product groups.

As a result of the foregoing, gross profit increased $24.8 million, or 17.6%, to $165.7 million in 2004 from $140.9 million in 2003.

Gross profit as a percentage of net sales, commonly referred to as gross margin, increased to 25.4% in 2004 compared to 25.2% in 2003. This increase was due to reduced pricing pressures from our customers in our non-residential markets and gains in vendor rebates as a percentage of sales as we continued to have a gradual product mix change to residential products, which generally have higher rebates. We were also able to pass through most of the price increases by our vendors to our customers.

Selling, general and administrative, or SG&A, expenses increased $11.2 million, or 10.2%, to $120.7 million in 2004 from $109.6 million in 2003. The SG&A expense increase was due primarily to increased transportation costs of $1.1 million, including higher fuel costs, and increased payroll of $6.3 million primarily related to the sales volume increase. We expect high fuel costs to continue for the foreseeable future. This increase may adversely affect our future results of operations, although historically we have passed most of these increases on to our customers. We also experienced an increase of $1.0 million in professional fees as we increased our recruiting efforts for corporate, sales and branch personnel; bad debts increased $0.5 million due to the increased sales volume; and depreciation increased $0.8 million due to increased capital expenditures. SG&A expenses, as a percentage of net sales, decreased to 18.5% in 2004 from 19.6% in 2003, primarily due to leveraging our fixed costs over our increased net sales.

We recorded $10.3 million in stock-based compensation in 2004. This compensation related to stock issued to certain employees below fair market value prior to our IPO.

Interest expense decreased $2.5 million to $11.6 million in 2004 from $14.1 million in 2003. Although interest rates increased slightly, our lower debt levels and the refinancing of our higher interest rate debt, as described below, reduced our interest expense.

In March 2004, we refinanced certain components of our indebtedness, paying off a portion of our junior subordinated notes payable, reducing our effective interest rate by 273 basis points. With this refinancing and the required repayment of a portion of our junior subordinated notes payable, we recognized a $3.3 million loss on early retirement of debt. On September 28, 2004, we used the proceeds of our IPO to pay off the remaining junior subordinated notes. Upon the use of the IPO proceeds to repay debt, our effective overall annual interest rate became approximately 3.8% based upon September 25, 2004 base rates.

The change in value of our warrant derivatives was $25.0 million in 2004 compared to $2.6 million for 2003. This increase was due to the effect of the increase in the fair market value of our common stock. As of September 25, 2004, we valued the warrant derivatives at $34.3 million, which we redeemed on September 28, 2004.

Income taxes increased to $10.1 million for 2004 from $7.5 million in 2003. Our 2004 effective income tax rate increased significantly due to the impact on our pre-tax loss of the non-deductible warrant derivatives charge along with the non-deductible portion of the stock-based compensation charge. Our effective tax rate, exclusive of the impact of these charges, was approximately 45% and 44% for 2004 and 2003, respectively.

Seasonality and quarterly fluctuations

In general, sales and net income are highest during our first, third and fourth fiscal quarters, which represent the peak months of construction, especially in our branches in the northeastern U.S. and in Canada. Our sales are substantially lower during the second quarter, when we usually incur net losses. These quarterly fluctuations have diminished as we have diversified into the southern regions of the United States.

We generally experience an increase of inventory, accounts receivable and accounts payable during the first, third and fourth quarters of the year as a result of seasonality. Our borrowings generally peak during the third quarter, primarily because dated accounts payable offered by our suppliers typically are payable in April, May and June, while our peak accounts receivable collections typically occur from June through November.

We usually also experience a slowing of collections of our accounts receivable during our second quarter, mainly due to the inability of our customers to conduct their businesses effectively in inclement weather. We continue to attempt to collect those receivables which require payment under our standard terms. We do not provide any concessions to our customers during this period of the year to incentivize sales. Also, during the second quarter, we experience our lowest availability under our senior secured credit facilities, which are asset-based lending facilities.

Certain quarterly financial data

The following table sets forth certain unaudited quarterly data for the fiscal years 2005 and 2004 which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of this data. Results of any one or more quarters are not necessarily indicative of results for an entire fiscal year or of continuing trends.

(dollars in millions, except			Fiscal year 2005(1)				Fiscal year 2004(1)
per share data) (unaudited)	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4
Net sales	$199.2	$172.1	$248.5	$231.2	$168.6	$124.1	$180.0	$180.2
Gross profit	50.3	41.4	59.7	55.8	42.8	32.6	45.4	44.9
Income from operations	17.3	5.5	20.2	17.7	14.4	3.3	13.4	3.6
Net income (loss)	$8.7	$2.4	$11.3	$10.4	$3.1	$(9.7)	$(3.3)	$(5.5)
Earnings (loss) per share—basic	$0.33	$0.09	$0.43	$0.39	$0.18	$(0.55)	$(0.18)	$(0.30)
Earnings (loss) per share—fully diluted	$0.32	$0.09	$0.41	$0.38	$0.17	$(0.55)	$(0.18)	$(0.30)
Quarterly sales as % of year’s sales	23.4%	20.2%	29.2%	27.2%	25.8%	19.0%	27.6%	27.6%
Quarterly gross profit as % of year’s gross profit	24.3%	20.0%	28.8%	26.9%	25.8%	19.7%	27.4%	27.1%
Quarterly income from operations as % of year’s income from operations	28.5%	9.1%	33.3%	29.2%	41.5%	9.5%	38.6%	10.4%

(1)   We incurred charges for stock-based compensation of approximately $0.2 million for each quarter in 2005 and $0.2, $0.7 and, $9.4 million in the second, third and fourth quarter of 2004, respectively; charges for the change in value of warrant derivatives of $2.9, $8.1, $9.3 and $4.7 million in the first, second, third and fourth quarter of 2004, respectively; and recorded a loss on the early retirement of debt of $0.9 million in the first quarter of 2005 and $3.3 million in the second quarter of 2004.

Impact of inflation

We believe that our results of operations are not materially impacted by moderate changes in the inflation rate. Inflation and changing prices did not have a material impact on our operations in 2003, 2004 or 2005. We have experienced some recent price increases in our purchasing costs but we generally have been able to pass on such price increases to our customers.

Liquidity and capital resources

We had a cash overdraft of $3.6 million at September 24, 2005 compared to a cash overdraft of $3.7 million at September 25, 2004. Our net working capital was $121.1 million at September 24, 2005 compared to a net working capital deficit of $3.7 million at September 25, 2004. The increase in working capital was due, in part, to the classification of the borrowings under our revolving lines of credit as long-term debt at September 24, 2005 compared to the classification as current debt at September 25, 2004, as described further under “Indebtedness—Senior secured credit facilities” below.

2005 compared to 2004

Our net cash provided by operating activities was $8.7 million for 2005 compared to $23.1 million for 2004. Our sales growth drove our income from operations to $60.7 million in 2005 from $34.7 million in 2004. Accounts receivable, exclusive of the effect of businesses acquired, increased by $17.4 million in 2005 compared to an increase of $6.0 million in 2004 due to the strong increase in sales. The number of days outstanding based upon our sales remained constant at approximately 53 days for 2005 and 2004. Accounts payable and accrued expenses, exclusive of the effects of businesses acquired, decreased by $11.6 million in 2005 due primarily to a slowdown in fourth quarter purchases in 2005. We had increased inventory in 2005 prior to the fourth quarter to counteract some price increases and temporary shortages and to position us for a continued strong sales growth rate. As we saw prices and demand moderate during the fourth quarter, we lowered our inventory levels to more normal levels.

Net cash used in investing activities in 2005 was $47.3 million compared to $5.1 million in 2004 due to the acquisition of JGA, ISI, and CSI for an aggregate net purchase price of $37.7 million. Net capital expenditures increased to $9.6 million from $5.1 million as we opened six new branches in 2005 and continued to purchase transportation and warehouse equipment to service our growth and to upgrade and maintain our fleet of trucks.

Net cash provided by financing activities was $38.6 million in 2005 compared to net cash used in financing activities of $21.9 million in 2004. The net cash provided by financing activities in 2005 reflects borrowings under our revolving lines of credit, primarily for the acquisitions, and the proceeds from our IPO less the associated warrant redemption and debt payments. The net cash used in financing activities in 2004 primarily reflected the refinancing of our credit facilities and the repayments of debt.

2004 compared to 2003

Our net cash provided by operating activities was $23.1 million for 2004 compared to $21.9 million for 2003. The revenue growth generated from the mid-Atlantic regions and a strong remodeling market, along with a favorable product mix, drove our income from operations from $31.3 in 2003 to $34.7 million in 2004. Inventory levels increased as we anticipated price increases and temporary shortages by increasing our purchases. This growth in inventory was offset by an increase in accounts payable. Earned but not yet collected vendor rebates also increased as a result of the increased purchases. Accounts receivable collections remained strong during both years, evidenced by their relatively consistent levels, despite our increase in sales volume.

Net cash used in investing activities in 2004 was $5.1 million compared to $4.7 million in 2003. We increased our purchases of transportation and material handling equipment to support our sales growth and to replace existing equipment. We also entered into leases totaling approximately $1.0 million for certain equipment in 2004 compared to $0.7 in 2003 under our master lease line, which we recorded as capital lease obligations.

Net cash used in financing activities was $21.9 million in 2004 compared to $17.3 million in 2003. The cash used in financing activities in 2004 reflects the proceeds of our refinancing of our senior secured borrowings, related repayment of a portion of our junior subordinated notes payable and net repayments of our borrowings under revolving credit agreements. The net cash used in financing activities in 2003 primarily reflects the repayment of amounts due under the senior notes payable and net repayments of our borrowings under revolving credit agreements.

Capital resources

Our principal source of liquidity at September 24, 2005 was our available borrowings of $54.0 million under revolving lines of credit. Our borrowing base availability is determined primarily by trade accounts receivable and product inventory levels. Borrowings outstanding under the revolving lines of credit at September 25, 2004 were classified as current liabilities in the accompanying balance sheets in accordance with EITF Issue 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Arrangements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement. Due to recent changes in our lock box arrangements, revolver borrowings outstanding as of September 24, 2005 are classified as long-term debt for amounts expected to be outstanding for greater than one year.

Liquidity is defined as the ability to generate adequate amounts of cash to meet the current need for cash. We assess our liquidity in terms of our ability to generate cash to fund our operating activities, taking into consideration the seasonal nature of our business. Significant factors which could affect liquidity include the following:

•  the adequacy of available bank lines of credit;

•  the ability to attract long-term capital with satisfactory terms;

•  cash flows generated from operating activities;

•  acquisitions; and

•  capital expenditures.

Our primary capital needs are for working capital obligations and other general corporate purposes, including acquisitions and capital expenditures. Our primary sources of working capital are cash from operations supplemented by bank borrowings. In the past, we have financed acquisitions initially through increased bank borrowings, the issuance of common stock and other borrowings, then repaying any such borrowings with cash flows from operations. We have funded our capital expenditures through increased bank borrowings or through capital leases and then have reduced these obligations with cash flows from operations.

We believe we have adequate availability of capital to fund our present operations, meet our commitments on our existing debt, and fund anticipated growth, including expansion in existing and targeted market areas. We continually seek potential acquisitions and from time to time hold discussions with acquisition candidates. If suitable acquisition opportunities or working capital needs arise that would require additional financing, we believe that our financial position and earnings history provide a strong base for obtaining additional financing resources at competitive rates and terms. Additionally, we may issue additional shares of common or preferred stock to raise funds.

Indebtedness

We currently have the following credit facilities:

•  a senior secured credit facility in the U.S.;

•  a Canadian senior secured credit facility; and

•  a capital lease facility.

Senior secured credit facilities

The credit facilities, as amended and restated on October 14, 2005, mature on October 14, 2010 and consist of a $230.0 million United States revolving line of credit and a CDN $15 million Canadian revolving line of credit, commonly referred to as revolvers, and term loans totaling $80.0 million outstanding at November 30, 2005. The facilities include an option of increasing the revolving lines of credit by an additional $50 million. The facilities provide for a cash receipts lockbox arrangement that gives us sole control over the funds in our lockbox accounts, unless excess availability is less than $10 million or an event of default occurs, in which case the senior secured lenders have the right to take control over such funds and to apply such funds to repayment of the senior debt. The lockbox arrangement is now operational, and the revolver borrowings outstanding as of September 24, 2005 will be classified as long-term debt for amounts expected to be outstanding for greater than one year.

As of November 30, 2005, there was $168.7  million outstanding and $56.9  million available for borrowing under the revolvers, subject to changes in our borrowing base availability determined primarily by trade accounts receivable and product inventories levels. We also had $4.4 million of outstanding standby letters of credit.

Interest on borrowings under the U.S. facilities is payable at our election at either of the following rates:

•  an index rate (that is the higher of (a) the base rate for corporate loans quoted in The Wall Street Journal or (b) the Federal Reserve overnight rate plus 1/2 of 1%) plus a margin of 0.25% to 1.50%, or

•  the current LIBOR Rate plus a margin ranging from 1.50% to 2.75%.

Interest under the Canadian facility is payable at our election at either of the following rates:

•  an index rate (that is the higher of (1) the Canadian prime rate as quoted in the Globe and Mail and (2) the 30-day BA Rate plus 1.25%) plus 0.50%, or

•  the BA rate as described in the Canadian facility plus 1.75%.

Substantially all of our assets, including the capital stock and assets of our wholly-owned subsidiaries, secure our obligations under these senior secured credit facilities. The senior secured credit facilities have numerous restrictive covenants, including a required fixed charge coverage of 1.20 to 1, a senior indebtedness to EBITDA ratio of 3.50 to 1 and a total indebtedness to EBITDA ratio of 4.75 to 1, in each case determined on a trailing twelve month basis at the end of each quarter. In addition, in any fiscal year capital expenditures may not exceed 1.5% of gross revenues and annual rental payments under operating leases may not exceed $22.0 million. As of November 30, 2005, we were in compliance with all covenants and financial ratio requirements.

Capital lease facilities

Our capital lease facilities allow us to finance a portion of our transportation and warehouse equipment. The facilities provide us with $11 million of availability, of which $2.2 million was outstanding at September 24, 2005 with fixed interest rates ranging from 4.7% to 6.7%.

Capital expenditures

Excluding acquisitions, we made capital expenditures of $5.0, $5.1 and $9.6 million in 2003, 2004 and 2005 respectively. We also acquired $1.0 and $1.2 million of equipment under capital leases in 2004 and 2005, respectively. Over 80% of our capital expenditures have generally been for transportation and material handling equipment.

Off-balance sheet arrangements

We have no off-balance sheet arrangements.

Interest rate risk

Our variable interest expense is sensitive to changes in the general level of interest rates. At September 24, 2005, the weighted average interest rate on our $89.8 million of variable interest debt was approximately 5.9%. While our variable rate debt obligations expose us to the risk of rising interest rates, management does not believe that the potential exposure is material to our overall financial performance or results of operations. Based on September 24, 2005 borrowing levels, a 1.0% increase or decrease in current market interest rates would have the effect of causing a $0.9 million additional pre-tax change to our statements of operations.

Financial derivatives

We enter into interest rate derivative agreements, commonly referred to as swaps or collars, with the objective of reducing volatility in our borrowing costs. At September 25, 2004, we had one interest rate collar effectively converting the variable LIBOR component on a portion of our senior credit facility term debt to a fixed rate. The collar had a notional amount of $30 million, expired in September 2005, and had a floor rate of 1.69% and a cap rate of 3.0%. The fair market value of the agreement resulted in an asset of less than $0.1 million at September 25, 2004, which was determined based on current interest rates and expected trends. Since these instruments do not qualify as hedges, changes in the unrealized gain or loss are recorded in interest expense. The differentials to be paid or received under the terms of the agreements are accrued as interest rates change and are recognized as an adjustment to interest expense related to the debt. In November 2005, we entered into an interest rate collar with a notional amount of $75 million that expires in November 2008 and has a floor rate of 4.33% and cap rate of 5.85%.

We had warrants outstanding at September 25, 2004 that included a put feature, which allowed the holder to require a fair market value cash settlement at a fixed date. We accounted for this warrant derivative in accordance with EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The warrants were included as a liability and valued at fair value. We paid the warrant derivative liability, which we valued at $34.3 million at September 25, 2004, upon the closing of our IPO on September 28, 2004.

Foreign currency exchange rate risk

We have exposure to foreign currency exchange rate fluctuations for revenues generated by our operations outside the United States, which can adversely impact our net income and cash flows. Approximately 10% of our revenues in 2005 were derived from sales to customers in Canada. This business is primarily conducted in the local currency. This exposes us to risks associated with changes in foreign currency that can adversely affect revenues, net income and cash flows. We do not enter into financial instruments to manage this foreign currency exchange risk.

Business

Overview

We are one of the largest distributors of residential and non-residential roofing materials in the United States and Canada. We also distribute other complementary building materials, including siding, windows, specialty lumber, products and waterproofing systems for residential and non-residential building exteriors. We operate 138 branches in 29 states and three Canadian provinces, carrying up to 8,500 SKUs and serving more than 30,000 customers. We are a leading distributor of roofing materials in key metropolitan markets in the Northeast, Mid-Atlantic, Midwest, Central Plains, Southeast and Southwest regions of the United States and in Eastern Canada.

For the fiscal year ended September 24, 2005, residential roofing products comprised 41% of our sales, non-residential roofing products accounted for 36% of our sales, and siding, waterproofing systems, windows, specialty lumber and other building exterior products provided the remaining 23% of our sales.

Shelter’s net product group sales as a percentage of net sales for its fiscal year ended December 31, 2004 was 46% residential roofing products, 12% non-residential roofing products and 42% complementary building products.

We also provide our customers a comprehensive array of value-added services, including:

•  advice and assistance to contractors throughout the construction process, including product identification, specification and technical support;

•  job site delivery and logistical services;

•  tapered insulation design and layout services;

•  metal fabrication and related metal roofing design and layout services;

•  trade credit; and

•  marketing support, including project leads for contractors.

We believe the additional services we provide strengthen our relationships with our customers and distinguish us from our competition. The vast majority of orders requires at least some of these services. Our ability to provide these services efficiently and reliably can save contractors time and money. We also believe that our value-added services enable us to achieve attractive gross profit margins on our product sales. We have earned a reputation for a high level of product availability, excellent employees, professionalism and high quality service, including timely, accurate and safe delivery of products.

Our diverse customer base represents a significant majority of the residential and non-residential roofing contractors in our markets. Reflecting the overall market for roofing products, we sell the majority of our products to roofing contractors that are involved on a local basis in the replacement, or re-roofing, component of the roofing industry. We utilize a branch-based operating model in which branches maintain local customer relationships but benefit from centralized functions such as information technology, accounting, financial reporting, credit, purchasing, legal and tax services. This allows us to provide customers with specialized products and personalized local services tailored to a geographic region, while benefiting from the resources and scale efficiencies of a national distributor.

We have achieved our growth through a combination of nine strategic and complementary acquisitions between 1998 and 2005, opening new branch locations, acquiring branches and broadening our product offering. We have grown from $76.7 million in sales in fiscal year 1998 to $850.9 million in sales in fiscal year 2005, which represents a compound annual growth rate of 41.0%. Our internal growth, which includes growth from existing and newly opened branches but excludes growth from acquired branches, was 5.9% per annum over the same period. Acquired branches are excluded from external growth measures until they have been under our ownership for at least one full fiscal year. During this seven-year period, we opened 13 new branch locations and our same store sales increased an average of 2.6% per annum. Same store sales is defined as the aggregate sales from branches open for the entire comparable annual periods within the seven-year period. Income from operations has increased from $5.3 million in fiscal year 1998 to $60.7 million in fiscal year 2005, which represents a compound annual growth rate of 41.7%. We believe that our proven business model will continue to deliver industry-leading growth and operating profit margins.

History

Our predecessor, Beacon Sales Company, Inc. was founded in Somerville, Massachusetts (a suburb of Boston) in 1928. In 1984, when our current Chairman Andrew Logie acquired Beacon Sales Company with other investors, it operated three distribution facilities and generated approximately $16 million in annual revenue. In August 1997, Code, Hennessy & Simmons III, LP., a Chicago-based private equity fund, and certain members of management, purchased Beacon Sales Company, to use it as a platform to acquire leading regional roofing materials distributors throughout the United States and Canada. At the time that it was purchased by Code Hennessy and management, Beacon Sales Company operated seven branches in New England and generated approximately $72.0 million of revenue annually, primarily from the sale of non-residential roofing products. Since 1997, we have made nine strategic and complementary acquisitions. Over the same time period, we have opened a total of 18 new branches. We have also expanded our product offerings to offer residential roofing products, complementary exterior building materials and related services. Our strategic acquisitions, branch expansions, and product line extensions have increased the diversity of both our customer base and local market focus and generated cost savings through increased purchasing power and reduced overhead expenses. We completed our IPO and became a public company in September 2004.

U.S. industry overview

The Freedonia Group Incorporated, a leading international industry study and database company, estimates that the U.S. roofing market in 2003 was an approximately $10.5 billion industry, projected to grow 3.5% annually through 2008 to $12.5 billion. We believe this rate of growth is consistent with stable long-term growth rates in the industry over the past 40 years. Unless otherwise indicated, all industry statistics, estimates and trends in this overview are derived from reports prepared by the Freedonia Group.

The U.S. roofing market can be separated into two categories: the residential roofing market and the non-residential roofing market. The residential roofing market accounted for approximately

64% of the total U.S. market by volume in 2003. Through the end of the decade, non-residential roofing construction is expected to grow faster than residential roofing construction.

Over 70% of expenditures in the roofing market is for re-roofing projects, with the balance being for new construction. Re-roofing projects are generally considered maintenance and repair expenditures and are less likely than new construction projects to be postponed during periods of recession or slow economic growth. As a result, demand for roofing products is less volatile than overall demand for construction products.

Regional variations in economic activity influence the level of demand for roofing products across the United States. Of particular importance are regional differences in the level of new home construction and renovation, since the residential market for roofing products accounts for approximately 64% of demand. Demographic trends, including population growth and migration, contribute to regional variations in residential demand for roofing products through their influence on regional housing starts and existing home sales.

Roofing distributors

Wholesale distribution is the dominant distribution channel for both residential and non-residential roofing products. Wholesale roofing product distributors serve the important role of facilitating the purchasing relationships between roofing materials manufacturers and thousands of contractors. Wholesale distributors also maintain localized inventories, extend trade credit, give product advice and provide delivery and logistics services.

Despite recent consolidation, the roofing materials distribution industry remains highly fragmented. The industry is characterized by a large number of small and local regional participants. As a result of their small size, many of these distributors lack the corporate, operating and IT infrastructure required to compete effectively.

Residential roofing market

Within the residential roofing market, the re-roofing market is more than twice the size of the new roofing market, accounting for over 69% of the residential roofing demand in 2003. Over the next several years, re-roofing demand is expected to continue to exceed new roofing demand, with growth rates nearly double those of new roofing.

Driving this demand for re-roofing is an aging U.S. housing stock. Over one-third of the U.S. housing stock was built prior to 1960, with the median age of U.S. homes being over 30 years. Asphalt shingles, which dominate the residential re-roofing market with a nearly 89% share, have an expected useful life of 15 to 20 years. While major replacements account for about 20% of residential re-roofing spending, repairs, additions and alterations represent the majority of this market.

A number of factors also generate re-roofing demand, including one-time weather damage, improvement expenditures and homeowners looking to upgrade their homes. Sales of existing homes can affect re-roofing demand, as some renovation decisions are made by sellers preparing their houses for sale and others made by new owners within the first year or two of occupancy.

Within the new construction portion of the residential roofing market, expected continued strong housing starts together with larger average roof sizes should support continued growth in new residential roofing demand. Although housing starts are not expected to continue at the rapid pace of the last few years, they are projected to remain high relative to historic levels. While new site-built housing units are expected to rise slightly, the strongest growth is expected to be in the manufactured housing area.

Non-residential roofing market

Demand for roofing products used on non-residential buildings is forecast to advance at a faster rate than roofing products used in residential construction, as a result of a continued rebound in construction activity in the office, commercial and industrial markets. New non-residential roofing is currently the fastest-growing portion of the U.S. roofing market. Improving economic conditions, including a better outlook for business and increased capital spending, are expected to drive expenditures for non-residential roofing. High-margin metal roofing will play an important role in the increased demand.

Re-roofing projects represent approximately 80% of the total non-residential demand. Re-roofing activity tends to be less cyclical than new construction and depends in part upon the types of materials on existing roofs, their expected lifespan and intervening factors such as wind or water damage.

The non-residential roofing market includes an office and commercial market, an industrial market and an institutional market. Office and commercial roofing projects, the single largest component of the non-residential roofing market at 46.5%, are expected to continue to show strong gains. Industrial roofing projects, representing 22.5% of non-residential roofing product sales, should also steadily grow. Following a large contraction in non-residential construction from 2000 to 2002, non-residential roofing sales have rebounded.

The institutional market is comprised primarily of healthcare and educational construction activities. This market will continue to benefit from an aging baby boom population that will drive increases in the nation’s healthcare infrastructure, as well as increasing school enrollments that will require new and replacement facilities.

Complementary building product offerings

Demand for complementary building products such as siding, windows and doors for both the residential and non-residential markets is also growing. As in the roofing industry, demand for these products is driven by the repair and remodeling market as well as the new construction market.

These complementary products also significantly contribute to the overall building products market. In 2003, the U.S. siding market was approximately $8.4 billion and the U.S. window and door industry was approximately $25.4 billion. Both of these markets are expected to grow in line with that of the roofing industry over the next several years.

Our strengths

We believe that our sales and earnings growth has been and will continue to be driven by our primary competitive strengths, which include the following:

National scope combined with regional expertise.   We believe we are one of the three largest roofing materials distributors in the United States and Canada. We believe that our leading market position provides us with significant name recognition, volume purchasing discounts, access to exclusive distribution rights and other operating efficiencies.

We utilize a branch-based operating model, in which branches maintain local customer relationships but benefit from centralized functions such as information technology, accounting, financial reporting, credit, purchasing, legal and tax services. This allows us to provide customers with specialized products and personalized local services tailored to a geographic region, while benefiting from the resources and scale efficiencies of a national distributor. We measure the performance of all Beacon branches against a consistent set of benchmarks. We intend to add Shelter branches to our benchmarking system in the near future.

Diversified business model that reduces impact of economic downturns.   We believe that our business is meaningfully protected in an economic downturn because of our high concentration in re-roofing, mix between residential and non-residential products, geographic and customer diversity, and the financial and operational ability to expand our business and obtain market share. Re-roofing is a basic repair and maintenance expense and is not typically deferred in a recessionary or slow growth economy. Our historical experience has been that the residential and non-residential markets have not undergone simultaneous contractions. We believe that our geographic diversity as well as the diversity of our customers moderate our exposure to a major regional recession on our overall growth.

Superior customer service.   We believe that our high level of customer service and support differentiates us from our competitors. We employ experienced salespeople who possess in-depth technical knowledge of roofing materials and applications, allowing them to provide advice and assistance in properly identifying products for various applications. We also support our customers with services such as safe and timely job site delivery, logistical support and marketing assistance. We provide additional services such as tapered insulation design and layout and metal fabrication. We believe that the services provided by our employees improve our customers’ efficiency and profitability which, in turn, strengthens our customer relationships.

Strong platform for growth and acquisition.   Since 1997, we have consistently increased revenue and operating income at rates well in excess of the growth in the overall roofing materials distribution industry. We have expanded our business through strategic acquisitions, new branch openings and the diversification of our product offering. We believe that our success in acquiring companies has been the result of maintaining strong regional identities to ensure customer and employee continuity, integrating a uniform information technology platform across all U.S. and Canadian operations, leveraging our purchasing power with manufacturers and consolidating back-office operations. We have both successfully acquired companies and significantly improved their financial and operating performance after acquisition. We believe that our experience in integrating acquired businesses provides a competitive advantage in the evaluation and integration of future acquisitions. We have expanded through internal growth as well. We have opened 18 greenfield locations since 1997.

Sophisticated IT platform.   All of our locations operate on the same management information systems. We have made a significant investment in our information systems, which we believe are among the most advanced in the roofing distribution industry. These systems provide us with a consistent platform across all of our operations that helps us achieve additional cost reductions, greater operating efficiencies, improved purchasing, pricing and inventory management and a higher level of customer service. Our systems have substantial capacity to handle our future growth without requiring significant additional investment.

Industry-leading management team.   We believe that our key personnel, including branch managers, are among the most experienced in the roofing industry. Our executive officers, regional vice presidents and branch managers have an average of over 17 years of roofing industry experience. The experience and tenure of our personnel and their long standing relationships with their customers have been instrumental to our growth.

Extensive product offering and strong supplier relationships.   We carry a product offering of up to 8,500 SKUs, representing an extensive assortment of high-quality branded products. Our product portfolio ranges from steep slope roofing (residential), flat roofing (non-residential), underlayments and custom metals to windows, siding and waterproofing systems. We constantly review our product lines, adding items to meet customer needs and eliminating SKUs that are not being purchased. We market our extensive product base to both residential and non-residential contractors through newsletters, direct mailings, trade shows and the internet. We believe that our extensive product offering has been a significant factor in attracting and retaining many of our customers.

Because of our significant scale, product expertise and reputation in the markets that we serve, we have established strong ties to the major residential roofing materials manufacturers, such as Alcoa, Certainteed, ElkCorp, EMCO, GAF, Owens Corning and Tamko, as well as the major non-residential roofing materials manufacturers, such as Carlisle, Firestone, Soprema and Versico. Because of the volume of products we sell, we are able to achieve substantial volume rebates from manufacturers that we believe are enjoyed by only a select few in the industry.

Growth strategies

Our objective is to become the preferred supplier of roofing and other exterior building product materials in the U.S. and Canadian market while continuing to increase our revenue base and maximize our profitability. We plan to attain these goals by executing the following strategies:

•  selectively expanding geographically through new branch openings;

•  acquiring market-leading regional roofing materials distributors; and

•  selectively expanding our product line with new roofing materials and building products.

Expand geographically through new branch openings.   Significant opportunities exist to expand our geographic focus by opening additional branches in existing or contiguous regions. Since 1997, we and our acquired companies have successfully entered numerous markets through greenfield expansion. The investment required to open a new branch is modest. Capital investment consists primarily of trucks, forklifts and, to a lesser extent, certain office equipment.

Our strategy with respect to greenfield opportunities is to open branches within our existing markets, where existing customers have expanded into new regions and in areas that have no ideal acquisition candidates or where potential acquisitions are likely to be too costly. We believe that our existing corporate infrastructure is capable of supporting a much larger branch network and significantly higher sales volume. We have opened 18 greenfield locations since 1997. In addition, we have acquired small distributors with one to three branches to fill in existing regions.

Pursue acquisitions of regional market-leading roofing materials distributors.   Acquisitions are an important component of our growth strategy. We believe that there are significant opportunities to grow our business through disciplined, strategic acquisitions. With only a few large, well-capitalized competitors in the industry, we believe that we can continue to build on our distribution platform by successfully acquiring additional roofing materials distributors at reasonable prices and subsequently realizing substantial purchasing and operating synergies by leveraging our existing corporate, operating and IT infrastructure. Between 1998 and 2005, we successfully integrated nine strategic and complementary acquisitions.

Expand product offerings.   We believe that continuing to increase the breadth of our product line and customer service are effective methods of increasing sales to current customers and attracting new customers. We work closely with customers and suppliers to identify new building products and services, including windows, siding, waterproofing systems, insulation and metal fabrication. In addition, we believe we can expand by introducing products that we currently offer in certain of our existing markets into some of our other markets. In particular, we believe that we can introduce non-residential roofing products into certain of our markets that are currently largely residential. We believe that we are well positioned to successfully introduce new products in additional markets. We have increased the number of SKUs we carry from 1,500 in 1997 to up to 8,500 currently. Over the same time period, we have moved from distributing primarily non-residential products to a full line of residential and non-residential roofing products, as well as other exterior building products.

Products and services

Products

The ability to provide a broad range of products is essential in roofing materials distribution. We carry one of the most extensive arrays of high-quality branded products in the industry, enabling us to deliver products to our customers on a timely basis. Excluding Shelter’s operations, we are able to fulfill more than 95% of our orders through our in-stock inventory as a result of the breadth and depth of our inventory at our branches. Our product portfolio includes residential roofing products, non-residential roofing products, siding, windows and specialty lumber products. Our product lines are designed to meet the requirements of both residential and non-residential roofing contractors.

Product Portfolio

Complementary building products
Residential roofing products	Non-residential roofing products	Siding	Windows
Asphalt shingles	Single-ply roofing	Vinyl siding	Vinyl windows
Synthetic slate and tile	Asphalt	Red, white and yellow	Aluminum windows
Slate	Metal	cedar siding	Wood windows
Nail base insulation	Modified bitumen	Fiber cement siding
Metal roofing	Built-up roofing	Soffits
Felt	Cements and coatings	House wraps and
Wood shingles and shakes	Insulation—flat stock and tapered	vapor barriers
Nails and fasteners	Commercial fasteners
Prefabricated flashings	Metal edges and flashings	Other	Specialty Lumber
Ridges and soffit vents	Skylights, smoke vents	Waterproofing	Redwood
Gutters and	and roof hatches	systems	Red cedar decking
downspouts	Sheet metal including	Air barrier systems	Mahogany decking
Other accessories	copper, aluminum and		Pressure treated
	steel		lumber
	Other accessories		Fire treated
plywood
Synthetic decking
PVC trim boards
Millwork

The products that we distribute are supplied by the industry’s leading manufacturers of high-quality roofing materials and related products, such as Alcoa, Carlisle, Certainteed, ElkCorp, EMCO, Firestone, GAF Materials, Johns Manville, Owens Corning and Tamko.

In the residential market, asphalt shingles comprise the largest share of the products we sell. We have also developed a specialty niche in the residential roofing market by distributing products such as high-end shingles, copper gutters and metal roofing products, as well as specialty lumber products for residential applications, including redwood, white and red cedar shingles, red cedar siding, and mahogany and red cedar decking. Additionally, we distribute gutters, downspouts, tools, nails, vinyl siding, windows, decking and related exterior shelter products to meet the needs of our residential roofing customers.

In the non-residential market, single-ply roofing systems comprise the largest share of our products. Our single-ply roofing systems consist primarily of Ethylene Propylene Diene Monomer (synthetic rubber), or EPDM, roofing materials and related components. In addition to the broad range of single-ply roofing components, we sell the insulation that is required as part of most non-residential roofing applications. Our insulation products include tapered insulation, which has been a high growth product line. Our remaining non-residential products include metal roofing and flashings, fasteners, fabrics, coatings, roof drains, modified bitumen, built-up roofing and asphalt.

Services

We emphasize service to our customers. We employ a knowledgeable staff of in-house salespeople. Our sales personnel possess in-depth technical knowledge of roofing materials and applications and are capable of providing advice and assistance to contractors throughout the construction process. In particular, we support our customers with the following value-added services:

•  advice and assistance throughout the construction process, including product identification, specification and technical support;

•  job site delivery and logistical services;

•  tapered insulation design and layout services;

•  metal fabrication and related metal roofing design and layout services;

•  trade credit; and

•  marketing support, including project leads for contractors.

Customers

Our diverse customer base consists of more than 30,000 contractors, home builders, building owners, and other resellers throughout the Southeast, Northeast, Central Plains, Midwest, Southwest and Mid-Atlantic regions of the United States, as well as in Eastern Canada. Our typical customer varies by end market, with relatively small contractors in the residential market and small to large-sized contractors in the non-residential market. To a lesser extent, our customer base includes general contractors, retailers and building materials suppliers.

As evidenced by the fact that a significant number of our customers have relied on us or our predecessors as their vendor of choice for decades, we believe that we have strong customer relationships that our competitors cannot easily displace or replicate. No single customer accounts for more than 1% of our revenues.

Sales and marketing

Sales strategy

Our sales strategy is to provide a comprehensive array of high-quality products and superior value-added services to residential and non-residential roofing contractors reliably, accurately and on-time. Excluding Shelter’s operations, we fulfill more than 95% of our orders through our in-stock inventory as a result of the breadth and depth of our inventory at our local branches. We believe that our focus on providing superior value-added services and our ability to fulfill orders accurately and rapidly enables us to attract and retain customers.

Sales organization

We have attracted and retained an experienced sales force of more than 500 salespeople who are responsible for generating revenue at the local branch level. The expertise of our salespeople helps us increase sales to existing customers and add new customers.

Each of our branches is headed by a branch manager, who also functions as the branch’s sales manager. In addition, each branch generally employs up to four outside direct salespeople and up to five inside salespeople who report to their branch manager. Branches that focus on the residential market typically staff larger numbers of outside salespeople.

The primary responsibilities of our outside salespeople are to prospect for new customers and increase sales to existing customers. Our outside salespeople accomplish these objectives by reviewing information from Dodge Reports and other industry news services in search of attractive construction projects in their local markets that are up for bids from contractors. Once a construction project is identified, our outside salespeople contact potential customers in an effort to solicit their interest in participating with us in the project. By seeking a contractor to “partner” with on a bid, we increase the likelihood that the contractor will purchase their roofing materials and related products from us in the event that the contractor is selected for the project.

To complement our outside sales force, we have built a strong and technically proficient inside sales staff. Our inside sales force is responsible for fielding incoming orders, providing pricing quotations and responding to customer inquiries. Our inside sales force provides vital product expertise to our customers.

In addition to our outside and inside sales forces, we are manufacturer representatives for particular manufacturers’ products. Currently, we have developed relationships with Carlisle, Johns Manville, Owens Corning, Soprema and Firestone on this basis. We currently employ 15 representatives who act as liaisons (on behalf of property owners, architects, specifiers and consultants) between these roofing materials manufacturers and professional contractors.

Marketing

In order to capitalize on the local customer relationships that we have established and benefit from the brands developed by our regional branches, we have maintained the trade names of most of the businesses that we have acquired. These trade names—Beacon Roofing Supply Canada Company, Beacon Sales Company, Best Distributing, Coastal Metals, Dealer’s Choice, Forest, GLACO, Groupe Bedard, JGA Corp., Lafayette Woodworks, Quality Roofing Supply, Shelter Distribution, Southern Roof Center, The Roof Center and West End Lumber—are well-known in the local markets in which the respective branches compete and are associated with the provision of high-quality products and customer service.

As a supplement to the efforts of our sales force, each of our branches communicates with residential and non-residential contractors in their local markets through newsletters, direct mail and the Internet. In order to build and strengthen relationships with customers and vendors, we sponsor and promote our own regional trade shows, which feature general business and roofing seminars for our customers and product demonstrations by our vendors. In addition, we attend numerous industry trade shows throughout the regions in which we compete, and we are an active member of the National Roofing Contractors Association, as well as regional contractors’ associations.

Purchasing and suppliers

Our status as a leader in our core geographic markets, as well as our reputation in the industry, has allowed us to forge strong relationships with numerous manufacturers of roofing materials and related products, including Alcoa, Carlisle, Certainteed, ElkCorp, Firestone, GAF Materials, Johns Manville, Owens Corning and Tamko.

We are viewed by our suppliers as a key distributor due to our industry expertise, significant market share in our core geographic markets and the substantial volume of products that we distribute. We have significant relationships with more than 50 suppliers and maintain multiple supplier relationships for each product line.

We have centralized the procurement of products through our headquarters for the vast majority of the products that we distribute. We believe this enables us to purchase products more economically than all but a few of our competitors. Product is shipped directly by the manufacturers to our branches.

Operations and facilities

Facilities

Our network of 138 branches serves metropolitan areas in 29 states and the Canadian provinces of Manitoba, Ontario and Quebec. This network has enabled us to effectively and efficiently serve a broad customer base and to achieve a leading market position in each of our core geographic markets.

Operations

Our branch-based model provides each location with a significant amount of autonomy to operate within the parameters of our overall business model. Operations at each branch are tailored to meet the local needs of their customers. Depending on market needs, branches carry from about 1,000 to 8,500 SKUs.

Branch managers are responsible for sales, pricing and staffing activities, and have full operational control of customer service and deliveries. We provide our branch managers with significant incentives that allow them to share in the profitability of their respective branches as well as the company as a whole. Personnel at our corporate operations assist the branches with purchasing, procurement, credit services, information systems support, contract management, legal services, benefits administration and sales and use tax services.

Distribution/fulfillment process

Our distribution/fulfillment process is initiated upon receiving a request for a contract job order or product order from a contractor. Under a contract job order, a contractor typically requests roofing or other construction materials and technical support services. The contractor discusses the project’s requirements with a salesperson and the salesperson provides a price quotation for the package of products and services. Subsequently, the salesperson processes the order and we deliver the products to the customer’s job site.

Fleet

Our distribution infrastructure supports more than 500,000 deliveries annually. To accomplish this, we maintain a dedicated fleet of 472 trucks, 198 tractors and 346 trailers that we own or lease. Nearly all of our delivery vehicles are equipped with specialized equipment, including 392 truck-mounted forklifts, cranes, hydraulic booms and conveyors, which are necessary to deliver products to rooftop job sites in an efficient and safe manner.

Our branches focus on providing materials to customers who are located within a two-hour radius of their respective facilities. We make deliveries five days per week.

Management information systems

Beacon.   Beacon has fully integrated management information systems. Our systems are consistently implemented across all our branches, and acquired businesses are promptly moved to our system upon acquisition. Our systems support every major internal operational function, except payroll, providing complete integration of purchasing, receiving, order processing, shipping, inventory management, sales analysis and accounting. All of our domestic branches use the same databases within the system, allowing branches to easily acquire products from other branches or schedule deliveries by other branches, greatly enhancing our customer service. Our system also has a sophisticated pricing matrix which allows us to refine pricing by region, branch, type of customer, customer, or even a specific customer project. In addition, our system allows us to monitor all branch and regional performance centrally. We have centralized many functions to leverage our size, including accounts payable, insurance, employee benefits, vendor relations, and banking.

Most of our branches are connected to one of our two IBM AS400 computer networks by secure Internet connections or private data lines. We maintain a third IBM AS400 as a disaster recovery system, and information is backed up to this system throughout each business day. We have the capability of switching our domestic operations to the disaster recovery system electronically.

We have created a financial reporting package that allows us to send branches information they can use to compare branch by branch financial performance, which we believe is essential to operating each branch efficiently and more profitably. We have also developed a benchmarking report which enables us to compare all of our branches’ performance, excluding Shelter branches at this time, in 12 critical areas.

We can place purchase orders electronically with some of our major vendors. The vendors then transmit their invoices electronically to us. Our system automatically matches these invoices with the related purchase orders and schedules payment. Approximately 40% of our inventory purchases are processed electronically. We have the capability to handle customer processing electronically, although most customers prefer ordering through our sales force.

Shelter.   Shelter also has fully integrated management information systems for 52 of its 53 branches. Due to the specialized needs of Shelter’s millwork branch, that facility is on a separate system. We intend to integrate Beacon’s and Shelter’s systems in the future.

Government regulations

We are subject to regulation by various federal, state, provincial and local agencies. These agencies include the Environmental Protection Agency, Department of Transportation, Interstate Commerce Commission, Occupational Safety and Health Administration and Department of Labor and Equal Employment Opportunity Commission. We believe we are in compliance in all material respects with existing applicable statutes and regulations affecting environmental issues and our employment, workplace health and workplace safety practices.

Litigation

From time to time, we are involved in lawsuits that are brought against us in the normal course of business. We are not currently a party to any legal proceedings that would be expected, either individually or in the aggregate, to have a material adverse effect on our business or financial condition.

Competition

The U.S. roofing supply industry is highly competitive. The vast majority of our competition comes from local and regional roofing supply distributors, and, to a much lesser extent, other building supply distributors and “big box” retailers. Among distributors, we compete against a small number of large distributors and many small, local, privately-owned distributors. We are among the three largest roofing materials distributors in the United States and Canada. The principal competitive factors in our business include, but are not limited to, availability of materials and supplies; technical product knowledge and expertise; advisory or other service capabilities; pricing of products; and availability of credit. We generally compete on the basis of product quality and the quality of our services and, to a lesser extent, price. We compete within the roofing supply industry not only for customers but also for personnel.

Employees

Including the effect of the Shelter acquisition, we have 2,157 employees, consisting of 537 in sales and marketing, 204 in branch management, including supervisors, 1,163 warehouse workers and drivers, and 253 general and administrative personnel.

Seventeen of our employees are represented by a labor union and covered by a collective bargaining agreement. We believe that our employee relations are good.

Properties

We lease 149 facilities, including our headquarters and other support facilities, throughout the Northeast, Mid-Atlantic, Midwest, Central Plains, Southeast, and Southwest regions of the United States and in Eastern Canada. These leased facilities range in size from 2,000 square feet to 138,716 square feet. In addition, we own sales/warehouse facilities located in Manchester, New Hampshire; Reading, Pennsylvania; Montreal, Quebec; Sainte-Foy, Quebec; Delson, Quebec; Salisbury, Maryland; Hartford, Connecticut; Cranston, Rhode Island; Lancaster, Pennsylvania; and Jacksonville, Florida. These owned facilities range in size from 11,500 square feet to 48,900 square feet. All of the owned facilities are mortgaged to our senior lenders. We believe that our properties are in good operating condition and adequately serve our current business operations.

Management

Executive officers and directors

The following table sets forth information about our executive officers and directors and their ages as of December 12, 2005.

Name	Age	Position
Robert R. Buck	58	President and Chief Executive Officer, Director
David R. Grace	46	Chief Financial Officer
Andrew R. Logie	61	Chairman of the Board
C. Eric Swank	37	Senior Vice President, Sales & Marketing
H. Arthur Bellows, Jr.	67	Director
James J. Gaffney	65	Director
Peter M. Gotsch	41	Director
Wilson B. Sexton	69	Director

Robert R. Buck, President and Chief Executive Officer, Director.   Mr. Buck joined us in October 2003. Prior to joining us, he served as President-Uniform Rental Division of Cintas Corporation from July 1997. From 1991 through 1997, he served as Senior Vice President-Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President, Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as a director of Kendle International, Inc. and Multi-Color Corporation, both of which are Nasdaq-traded companies.

David R. Grace, Chief Financial Officer.   Mr. Grace is responsible for financial management of our company and each of our regional subsidiaries. Mr. Grace began his career as a CPA in public accounting with Baril and Smith CPA. He joined Beacon Sales Company as an accountant in 1987. He served in positions of increasing responsibility until he was named CFO at the time that we acquired Beacon Sales Company. Mr. Grace has a degree in accounting from Bentley College in Waltham, Massachusetts.

Andrew R. Logie, Chairman and Director.   Mr. Logie and a group of investors acquired Beacon Sales Company, Inc, in 1984. As its new CEO, he oversaw the growth of the business from three to seven branches, with sales increasing six-fold to $70 million in 1997, prior to its acquisition by Beacon Roofing Supply, Inc. From 1997 to July 2002, he was our Chairman, President and Chief Executive Officer. He was Chairman and Chief Executive Officer from July 2002 to March 2003. Prior to joining Beacon Sales Company, Mr. Logie spent 14 years in the roofing industry, working nine years with Bradco Supply and five years with GAF Corporation. Mr. Logie attended Nichols College in Dudley, Massachusetts.

C. Eric Swank, Senior Vice President, Sales & Marketing.   Mr. Swank is responsible for our company-wide marketing. Prior to joining us in October 2004, Mr. Swank was Assistant Group Vice President from 2003 to 2004 for Cintas Corporation. He also served as Assistant to the Group Vice President from 1998 to 1999 and Director of Training and Development from 2000 to 2002 for Cintas. While at Cintas, Mr. Swank had profit and loss responsibilities for a region which had $215 million in annual revenue. He also expanded sales territories through the opening of new locations and strategic acquisitions. Mr. Swank is a graduate of Miami University of Ohio.

H. Arthur Bellows, Jr., Director.   Mr. Bellows became a director in January 2005. Mr. Bellows serves on the board of directors of Hexcel Corporation and as chair of the audit committee and a member of their nominating and corporate governance and compensation committees. He has served as Chairman of Braeburn Associates, a merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. Mr. Bellows was President, Chief Operating Officer and director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999 and continued to serve as a director until March 2002.

James J. Gaffney, Director.   Mr. Gaffney became a director in July 2004. From 1997 through 2003, Mr. Gaffney served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney presently serves as Chairman of the Board of Directors of Imperial Sugar Company and as a director of SCP Pool Corporation and Carmike Cinemas Inc.

Peter M. Gotsch, Director.   Mr. Gotsch has served as a director since 1997. Mr. Gotsch has been a member of Code Hennessy & Simmons LLC since 1997 and employed by its affiliates since 1989. Mr. Gotsch holds a B.A. degree from St. Olaf College and an M.B.A. from Northwestern University. Mr. Gotsch presently serves as the Chairman of the Board of The Hillman Companies, Inc.

Wilson B. Sexton, Director.   Mr. Sexton became a director in October 2004. Mr. Sexton has been the Chairman of the Board and a director of SCP Pool Corporation since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of SCP Pool Corporation. Mr. Sexton is a Certified Public Accountant and holds a B.B.A. degree from Southern Methodist University.

Regional vice presidents

Name	Age	Position
Robert K. Greer, Jr.	48	Regional Vice President
William T. Logie	42	Regional Vice President
James I. MacKimm	49	Regional Vice President
Lloyd G. McCulley, Jr.	56	Regional Vice President
Patrick Murphy	51	Regional Vice President
Jean-Guy Plante	51	Regional Vice President
John T. Blackburn	59	Regional Vice President
Daniel R. Tinker	31	Regional Vice President
John H. Bradberry	55	Regional Vice President
Timothy C. Hanks	42	Regional Vice President

Robert K. Greer, Jr. (Ken).   Mr. Greer began his career with Railton Inc. as the branch manager of their Houston, Texas location. Shortly after joining West End Lumber, which now operates as our

Southwest region, in 1990, he opened their Gulf Freeway location and remained there as branch manager until being appointed general manager in February 1996. Upon joining us in June 2001, with the acquisition of West End Lumber, Mr. Greer was named Vice President of West End Lumber. In May 2004, he was elected Regional Vice President. Mr. Greer attended Baylor University in Waco, Texas.

William T. Logie.   Mr. Logie is responsible for the overall operations of Beacon Sales Company, which operates as our Northeast region. He has been with Beacon Sales Company for over 15 years, having held various positions of increasing responsibility including branch manager of the Brockton, Massachusetts location from March 1991 through October 2001. In October 2001, he was named Vice President of Beacon Sales Company. In May 2004, he was elected Regional Vice President. William Logie is the son of Andrew Logie.

James I. MacKimm.   Mr. MacKimm has spent his entire career in the roofing industry. Upon joining Beacon Sales Company in 1990, he opened the Cranston, Rhode Island location and remained there as branch manager. In 1994, he was named branch manager of Beacon Sales Company’s Somerville, Massachusetts location. He was appointed Vice President of Quality Roofing Supply Company, which operates as part of our Mid-Atlantic region, in May 2003. In May 2004, he was elected Regional Vice President. Mr. MacKimm has a degree in accounting from Boston College in Newton, MA.

Lloyd G. McCulley, Jr. (Bud).   Mr. McCulley joined The Roof Center, which now operates as part of our Mid-Atlantic region, in 1991 as a vinyl siding specialist, introducing this line of business. He was named product manager in 1995. He continued to build the vinyl siding business until being named Vice President of The Roof Center in February 2004. In May 2004, he was elected Regional Vice President. Mr. McCulley has a degree in business administration from Towson University in Baltimore, Maryland.

Patrick Murphy.   Mr. Murphy is responsible for the overall operations of Best Distributing Company, which operates as part of our Mid-Atlantic region. Prior to joining Best, he worked for several roofing distributors, most recently as a branch manager for JR Morton at their Raleigh, North Carolina location. Shortly after joining Best in 1988, he was named Vice President. In May 2004, he was elected Regional Vice President. Mr. Murphy has a degree in business administration from Michigan State University.

Jean-Guy Plante.   Mr. Plante is responsible for the overall operations of Beacon Roofing Supply Canada Company in Eastern Canada. Mr. Plante began his career as a chartered accountant in public accounting with Mallette Maheux and Samson Belair Deloitte & Touche, where he became a partner in charge of the business turnaround department. He joined Groupe Bédard as Executive Vice-President in 1990 and later became President and CEO. He joined us in 1999 when we acquired Groupe Bédard. In May 2004, he was elected Regional Vice President. Mr. Plante has an administrative science degree from Laval University and a chartered accountant diploma.

John T. Blackburn.   Mr. Blackburn is responsible for the overall operations of JGA Beacon in our Southeast region. In December 2004, he was elected Regional Vice President. Prior to our acquisition of JGA, Mr. Blackburn had been employed by JGA since 1978 and had served as its President & CEO since 1998. He also served as JGA’s COO and Sales Manager. Before joining JGA, Mr. Blackburn spent nine years as Territory Manager with Certainteed Corporation. Mr. Blackburn attended Georgia Tech.

Daniel R. Tinker.   Mr. Tinker is responsible for the overall operations of Shelter’s Midwest region. In October 2005, he was elected Regional Vice President. From May 2004 to our acquisition of Shelter, Mr. Tinker was Executive Vice President and President of Shelter’s Midwest region. From March 2001 to October 2003, he was Vice President—Sales and Marketing, and from October 2003 to May 2004, he was the General Manager and Vice President, Western region, of MMI Products, a steel construction products manufacturer and distributor. From January 2001 until March 2001, he was a sales manager with Atrium Vinyl Windows. Mr. Tinker graduated in 1996 from Texas A&M University with a Bachelors degree in Industrial Distribution and in 2004 from Rice University with a Masters in Business Administration.

John H. Bradberry.   Mr. Bradberry is responsible for the overall operations of Shelter’s Southwest region. In October 2005, he was elected Regional Vice President. From October 2002 to our acquisition of Shelter, Mr. Bradberry was Executive Vice President and President of Shelter’s Southwest region. From June 2000 to October 2002, he was the Executive Vice President of Guardian Building Products. Mr. Bradberry graduated in 1973 from the University of Mary Hardin-Baylor with a degree in accounting.

Timothy C. Hanks.   Mr. Hanks is responsible for the overall operations of Shelter’s Central Plains region. In October 2005, he was elected Regional Vice President. Prior to our acquisition of Shelter, Mr. Hanks was Executive Vice President and President of Shelter’s Central Plains region. Mr. Hanks had served in that position since 2002 and was responsible for the supervision of the branch managers and the operations and financial results of 14 branches. From 1998 to 2002, Mr. Hanks was President of Complete Roofing Supply, a subsidiary of Shelter.

Selling stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of December 12, 2005, and as adjusted to reflect the sale of the shares of common stock offered in this offering, for each stockholder selling shares in this offering.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after December 12, 2005 through the exercise of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

	Shares beneficially			Shares beneficially
	owned			owned
	prior to this offering			after this offering
			Shares
	Number of	Percentage	offered	Number of	Percentage
Name	shares	of class	hereby	Shares(8)	of class
Code, Hennessy & Simmons III, L.P.(1)	7,313,295	27.39%	6,000,000	1,313,295	4.54%
Robert R. Buck(2)	479,790	1.77%	47,000	432,790	1.48%
Andrew R. Logie(3)	1,251,985	4.66%	508,863	743,122	2.55%
David R. Grace(4)	347,861	1.29%	56,000	291,861	1.00%
Logie Beacon Limited Partnership(5)	641,432	2.40%	300,000	341,432	1.18%
Logie Family Grantor Retained Annuity Trust of 2000(6)	138,137	*	138,137	0	—
William Logie(7)	253,411	*	0	253,411	*

*   Less than 1%.

(1) Code Hennessy & Simmons LLC is the general partner of CHS Management III, L.P., which in turn is the general partner of Code, Hennessy & Simmons III, L.P. Code Hennessy & Simmons LLC and CHS Management III, L.P. may be deemed to beneficially own these shares, but disclaim beneficial ownership of shares in which they do not have a pecuniary interest. The investment committee of Code Hennessy & Simmons LLC is composed of Andrew W. Code, Daniel J. Hennessy, Brian P. Simmons, Thomas J. Formolo, Jon S. Vesely and Peter M. Gotsch. Messrs. Code, Hennessy, Simmons, Formolo, Vesely and Gotsch may be deemed to beneficially own these shares due to the fact that they share investment and voting control over shares held by Code, Hennessy & Simmons III, L.P., but disclaim beneficial ownership of shares in which they do not have a pecuniary interest. Peter Gotsch, a member of Code Hennessy & Simmons LLC, has been a member of our board of directors since 1997 and is currently a member of our nominating and corporate governance committee and the chairman of our compensation committee. He was also a non-employee officer prior to our IPO. From 1997 until our IPO, we paid CHS Management III, L.P. an annual management fee of $300,000. The shares being offered for resale were acquired from us for cash in private placement transactions in 1997, 2000 and 2001.

(2) Includes 408,245 shares issuable upon the exercise of options, of which options for 100,000 shares will be excercised at the time of the offering. Mr. Buck has been our President and Chief Executive Officer since October 2003. The shares being offered for resale will be acquired on the exercise of stock options.

(3) Includes 192,343 shares issuable upon the exercise of options. Includes 641,432 shares held by the Logie Beacon Limited Partnership over which Mr. Logie shares voting and investment control. Of the 508,863 shares offered hereby, 208,863 shares are being offered by Mr. Logie and 300,000 are being offered the Logie Beacon Limited Partnership. Mr. Logie disclaims beneficial ownership of shares held by the Logie Beacon Limited Partnership in which he does not have a pecuniary interest. Mr. Logie has been our Chairman since 1997. He was also our Chief Executive Officer from 1997 until March 2003. The shares being offered for resale were acquired upon the exercise of a convertible note in 1999.

(4) Includes 229,828 shares issuable upon the exercise of options, of which options for 96,915 shares will be excercised at the time of the offering. Includes 1,285 shares over which Mr. Grace shares investment control, but of which Mr. Grace disclaims beneficial ownership. Mr. Grace has been our Chief Financial Officer since August 1997. The shares being offered for resale will be acquired on the exercise of stock options.

(5) Andrew and Elizabeth Logie, as the owners of all of the issued and outstanding shares of Logie Beacon Associates, Inc., the sole general partner of the Logie Beacon Limited Partnership, may be deemed to beneficially own these shares due to the fact they share investment and voting control over the shares, but disclaim beneficial ownership of shares in which they do not have a pecuniary interest. The shares being offered for resale were acquired by gift from Andrew Logie in 2003.

(6) William F. Machen and David Scott Sloan, as trustees, may be deemed to beneficially own these shares due to the fact they share investment and voting control over the shares, but disclaim beneficial ownership of shares in which they do not have a pecuniary interest. The shares being offered for resale were acquired from Andrew Logie by gift in 2000.

(7) Includes 173,715 shares issuable upon the exercise of options. Mr. Logie has been one of our Regional Vice Presidents since May 2004 and was a Vice President from October 2001 to May 2004. The shares being offered for resale were acquired from Code Hennessy & Simmons III, L.P. for cash in a private transaction in 1998.

(8) If the over-allotment option is exercised in full, the following shareholders will sell the additional shares set forth after their names: Code Hennessy & Simmons III, L.P. (1,112,500), Logie Beacon Limited Partnership (150,000) and William T. Logie (50,000). If the over-allotment option is exercised partially, the shares will be sold pro rata among all shareholders participating in the over-allotment option.

Description of capital stock

General matters

Our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock. Upon closing of this offering, we will have 28,896,685 shares of common stock, options to purchase 2,123,151 shares of common stock, no warrants and no shares of preferred stock outstanding. The following summary describes all material provisions of our capital stock.

Common stock

Shares of our common stock have the following rights, preferences and privileges:

•  Voting rights.   Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

•  Dividends.   Subject to the rights of the holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends.

•  Liquidation.   In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

•  Rights and preferences.   Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

•  Merger.   In the event we merge or consolidate with or into another entity, holders of each share of common stock will be entitled to receive the same per share consideration.

Our common stock is quoted on The Nasdaq National Market under the symbol “BECN.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Investor Services and its telephone number is (781) 575-2000.

Underwriting

We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager and joint lead manager for this offering, and William Blair & Company, L.L.C. is also acting as joint lead manager. Subject to the terms and conditions set forth in an underwriting agreement, we and the selling stockholders have agreed to sell to each underwriter named below, and such underwriters have agreed to purchase, the number of shares of common stock set forth opposite their names below:

Underwriter	Number of Shares
J.P. Morgan Securities Inc.	3,281,250
William Blair & Company, L.L.C.	3,062,500
Robert W. Baird & Co. Incorporated	1,093,750
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	787,500
Morgan Keegan & Company, Inc.	525,000
Total	8,750,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to conditions customary for offerings of this type. The underwriters are committed to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

Certain selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,312,500 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering.

The following table shows the per share and total underwriting discounts and commissions that we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions

	Paid by Beacon		Paid by selling stockholders
	No over- allotment exercise	Full over- allotment exercise	No over- allotment exercise	Full over- allotment exercise
Per share	$1.306	$1.306	$1.306	$1.306
Total	$2,612,000	$2,612,000	$8,815,500	$10,529,625

The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at the public offering price less a concession not to exceed $0.758 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

Our common stock is traded on The Nasdaq National Market under the symbol “BECN.”

We, the selling stockholders and our directors and executive officers have agreed with the underwriters that we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, will not, without the prior written consent of J.P. Morgan Securities Inc.:

•  offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•  enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•  the sale of shares of our common stock to the underwriters in connection with this offering;

•  the granting by us of options to purchase shares of our common stock under existing employee stock plans;

•  the issuance by us of shares of our common stock upon the exercise of options granted under existing employee stock plans;

•  the granting by us of shares of our common stock under existing employee stock plans;

•  shares of our common stock acquired in open market transactions by any person other than us;

•  the issuance by us of shares of our common stock in connection with one or more acquisitions by us of assets or equity interests (whether by mergers, exchanges of equity interests or otherwise);

•  transfers to affiliates by any person other than us of shares of our common stock or securities convertible into shares of our common stock;

•  transfers or distributions by any person other than us of shares of our common stock or securities convertible into shares of our common stock to limited partners or stockholders of the transferor;

•  transfers by any person other than us of shares of our common stock or securities convertible into shares of our common stock as a bona fide gift or gifts; or

•  transfers by any person other than us of shares of our common stock or securities convertible into shares of our common stock to any trust the sole beneficiaries of which are the transferor and/or his or her immediate family members;

provided that in the case of each of the last five transactions above, each donee, distributee, transferee or recipient agrees to be subject to the restrictions described in the immediately preceding paragraph; provided, further, that any limited partner of Code Hennessy & Simmons III, L.P. which receives a distribution of shares of our common stock may resell immediately without restriction. Code Hennessy & Simmons III, L.P. is a closely held private equity fund and, pursuant to its partnership agreement, may distribute shares of Beacon common stock it owns to its investors without consideration on a pro rata basis from time to time. Code Hennessy & Simmons III, L.P. has agreed with the underwriters not to make such distributions of shares of our common stock for a period of 30 days after the date of this prospectus. In addition, our directors, executive officers and the selling stockholders have agreed that, without the prior written consent of J.P. Morgan Securities Inc., they will not, during the period ending 90 days after the date of this prospectus, make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day lock-up period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, then the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

J.P. Morgan Securities Inc. may release any of the securities subject to these lock-up agreements at any time without notice. J.P. Morgan Securities Inc. has advised us that it will determine to waive or shorten the lock-ups on a case-by-case basis after considering such factors as the current equity market conditions, the performance of the price of our common stock since the offering and the likely impact of any waiver on the price of our common stock, and the requesting party’s reason for making the request. J.P. Morgan Securities Inc. has advised us that it has no present intent or arrangement to release any of the securities subject to these lock-up agreements.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act in connection with this offering. Stabilizing transactions permit bids to purchase the common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriters selling more shares of common stock in connection with this offering than they are committed to purchase from us and the selling stockholders. In addition, the underwriters may impose “penalty bids” under contractual arrangements between the underwriters and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to shares of common stock that are distributed in this offering but subsequently purchased for the account of the underwriters in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We estimate that our total expenses attributable to this offering will be approximately $500,000, excluding underwriting discounts and commissions.

In the ordinary course of the underwriters’ respective businesses, the underwriters and their affiliates have engaged and may engage in commercial, investment banking and other advisory transactions with us or the selling stockholders for which they have received and will receive customary fees and expenses. An affiliate of J.P. Morgan Securities Inc. is a lender under our existing five-year senior secured credit facility and, to the extent the proceeds of this offering are applied to repay loans outstanding under such facility, such affiliate will receive a portion of the amounts so repaid under such facility.

Legal matters

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Schiff Hardin LLP, Chicago, Illinois. Four partners in Schiff Hardin LLP are members of a general partnership that is a limited partner in Code, Hennessy & Simmons III, L.P. and may be deemed to have an indirect economic interest in our shares having a value, in the aggregate, of no more than $80,000. Legal matters in connection with this offering will be passed upon for the underwriters by Winston & Strawn LLP, Chicago, Illinois.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 24, 2005, as set forth in their report, which is included and incorporated by reference in this prospectus and elsewhere in the registration statement and management’s assessment of the effectiveness of our internal control over financial reporting as of September 24, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are included and incorporated by reference and management’s assessment is incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

The financial statements of SDI Holding, Inc. and Subsidiaries as of June 30, 2005, December 31, 2004 and December 31, 2003 and for the six month period ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five month period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, D.C. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov.

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

(a)   Our Annual Report on Form 10-K for the fiscal year ended September 24, 2005;

(b) Our Current Report on Form 8-K filed on October 18, 2005, as amended on December 8, 2005; and

(c) The description of our Common Stock contained in our Registration Statement on Form S-1 (Registration No. 333-116027), as incorporated by reference in our Registration Statement on Form 8-A filed on September 3, 2004.

You may request a copy of these filings at no cost by writing to or telephoning us at the following address and telephone number: 1 Lakeland Park Drive, Peabody, Massachusetts 01960, Attention: Controller, Telephone: (877) 645-7663.

Index to financial statements

Page
BEACON ROOFING SUPPLY, INC.
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of September 24, 2005 and September 25, 2004	F-2
Consolidated Statements of Operations for the years ended September 24, 2005, September 25, 2004 and September 27, 2003	F-3
Consolidated Statements of Stockholders’ Equity for the years ended September 24, 2005, September 25, 2004 and September 27, 2003	F-4
Consolidated Statements of Cash Flows for the years ended September 24, 2005, September 25, 2004 and September 27, 2003	F-5
Notes to Consolidated Financial Statements	F-6
SDI HOLDING, INC. AND SUBSIDIARIES
Report of Independent Auditors	F-30
Consolidated Balance Sheets as of June 30, 2005, December 31, 2004 and December 31, 2003	F-31
Consolidated Statements of Operations for the Six Months Ended June 30, 2005, the Years ended December 31, 2004 and December 31, 2003 and the Five Months Ended December 31, 2002	F-32

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive
Income for the Six Months Ended June 30, 2005, the Years ended December 31, 2004 and December 31, 2003 and the Five Months Ended December 31, 2002

F-33
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2005, the Years ended December 31, 2004 and December 31, 2003 and the Five Months Ended December 31, 2002	F-34
Notes to the Consolidated Financial Statements	F-35

F-Index

Report of Independent Registered
Public Accounting Firm

The Board of Directors and Shareholders of
Beacon Roofing Supply, Inc.

We have audited the accompanying consolidated balance sheets of Beacon Roofing Supply, Inc. (the Company) as of September 24, 2005 and September 25, 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 24, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beacon Roofing Supply, Inc. at September 24, 2005 and September 25, 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 24, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Beacon Roofing Supply, Inc.'s internal control over financial reporting as of September 24, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 6, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Boston, Massachusetts
December 6, 2005

Beacon Roofing Supply, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	September 24, 2005	September 25, 2004
Assets
Current assets:
Accounts receivable, less allowance of $4,104 in 2005 and $2,958 in 2004 for doubtful accounts	$123,345	$93,824
Inventories	82,423	68,573
Prepaid expenses and other assets	20,106	14,974
Deferred income taxes	4,339	3,223
Total current assets	230,213	180,594
Property and equipment, net	31,767	25,101
Goodwill, net	108,553	94,162
Intangibles other assets	13,904	1,641
Total assets	$384,437	$301,498
Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$3,557	$3,694
Borrowings under revolving lines of credit	—	44,592
Accounts payable	70,158	74,043
Accrued expenses	29,146	21,524
Warrant derivative liability	—	34,335
Current portions of long-term debt and capital lease obligations	6,348	6,152
Total current liabilities	109,209	184,340
Borrowings under revolving lines of credit	63,769	—
Senior notes payable and other obligations, net of current portion	20,156	22,660
Junior subordinated notes payable	—	17,071
Subordinated notes payable to related parties	—	29,442
Deferred income taxes	10,890	8,764
Long-term obligations under capital leases, net of current portion	1,668	976
Commitments and contingencies
Stockholders’ equity:
Common stock (voting); $.01 par value; 100,000,000 shares authorized; 26,911,573 issued in 2005 and 26,591,988 issued in 2004	269	266
Undesignated preferred stock; 5,000,000 shares authorized, none issued or outstanding	—	—
Additional paid-in capital	142,173	140,067
Deferred compensation	—	(690)
Treasury stock (232,861 shares in 2005 and 2004)	(515)	(515)
Retained earnings (deficit)	32,050	(867)
Common stock subscription receivable	—	(102,765)
Accumulated other comprehensive income	4,768	2,749
Total stockholders’ equity	178,745	38,245
Total liabilities and stockholders’ equity	$384,437	$301,498

See accompanying notes.

Beacon Roofing Supply, Inc.
Consolidated Statements of Operations

	Year Ended
(Dollars in thousands, except per share data)	September 24, 2005	September 25, 2004	September 27, 2003
Net sales	$850,928	$652,909	$559,540
Cost of products sold	643,733	487,200	418,662
Gross profit	207,195	165,709	140,878
Operating expenses:
Selling, general and administrative expenses	145,786	120,738	109,586
Stock-based compensation	690	10,299	—
	146,476	131,037	109,586
Income from operations	60,719	34,672	31,292
Other expense:
Interest expense	4,885	8,667	11,345
Interest expense-related party	26	2,954	2,707
Change in value of warrant derivatives	—	24,992	2,614
Loss on early retirement of debt	915	3,285	—
	5,826	39,898	16,666
Income (loss) before income taxes	54,893	(5,226)	14,626
Income taxes	21,976	10,129	7,521
Net income (loss)	$32,917	$(15,355)	$7,105
Net income (loss) per share:
Basic	$1.24	$(0.86)	$0.40
Diluted	$1.20	$(0.86)	$0.39
Weighted average shares used in computing net income (loss) per share:
Basic	26,477,955	17,905,203	17,841,976
Diluted	27,412,629	17,905,203	18,230,455

See accompanying notes.

Beacon Roofing Supply, Inc.

Consolidated Statements of Stockholders’ Equity

	Class A									Accumulated
	Common Stock		Common Stock				Additional	Retained	Stock	Other	Total
(Dollars in thousands,	Number		Number		Paid-in	Deferred	Treasury	Earnings	Subscription	Comprehensive	Stockholders’
except share data)	of Shares	Amount	of Shares	Amount	Capital	Compensation	Stock	(deficit)	Receivable	Income (Loss)	Equity
Balances at September 28, 2002	18,020,443	$180	—	$—	$26,033	$—	$(400)	$7,383	$—	$(906)	$32,290
Repurchase of Class A common stock							(115)				(115)
Net income								7,105			7,105
Foreign currency translation adjustment										2,486	2,486
Comprehensive income											9,591
Balances at September 27, 2003	18,020,443	180	—	—	26,033		(515)	14,488		1,580	41,766
Issuance of Class A common stock and options to purchase Class A common stock at below fair market value	71,545	1	—	—	2,215	(1,966)					250
Conversion of Class A common stock to common stock	(18,091,988)	(181)	18,091,988	181							—
Amortization of deferred compensation						1,276					1,276
Stock compensation associated with the lapse of restriction on common stock and options					9,023						9,023
Issuance of common stock in exchange for stcok subscription receivable			8,500,000	85	102,796				(102,765)		116
Net loss								(15,355)			(15,355)
Foreign currency translation adjustment										1,169	1,169
Comprehensive loss											(14,186)
Balances at September 25, 2004	—	—	26,591,988	266	140,067	(690)	(515)	(867)	(102,765)	2,749	38,245
Amortization of deferred compensation						690					690
Receipt of proceeds from stock subscription									102,765		102,765
Issuance of common stock			319,585	3	2,106						2,109
Net income								32,917			32,917
Foreign currency translation adjustment										2,019	2,019
Comprehensive income											34,936
Balances at September 24, 2005	—	$—	26,911,573	$269	$142,173	$—	$(515)	$32,050	$—	$4,768	$178,745

See accompanying notes.

Beacon Roofing Supply, Inc.
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	September 24, 2005	September 25, 2004	September 27, 2003
Operating activities
Net income (loss)	$32,917	$(15,355)	$7,105
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,748	6,922	6,047
Deferred interest	—	4,445	4,825
Stock-based compensation	690	10,299	—
Change in value of warrant derivatives	—	24,992	2,614
Loss on early retirement of debt	915	3,285	—
Unrealized gain on interest rate collar	—	(182)	(619)
Deferred income taxes	896	(940)	2,596
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	(17,384)	(6,034)	(7,201)
Inventories	(4,828)	(13,166)	(5,265)
Prepaid expenses and other assets	(1,716)	(4,815)	(801)
Accounts payable and accrued expenses	(11,569)	13,635	12,577
Net cash provided by operating activities	8,669	23,086	21,878
Investing activities
Purchases of property and equipment	(9,583)	(5,127)	(4,978)
Net proceeds from sale of property and equipment	—	—	314
Acquisition of businesses, net of cash acquired	(37,705)	—	—
Net cash used in investing activities	(47,288)	(5,127)	(4,664)
Financing activities
Borrowings (repayments) under revolving lines of credit	18,726	43,040	(7,219)
Borrowings (repayments) under senior notes payable, and other	(2,817)	26,934	(9,873)
Early extinguishment of debt	(18,015)	(66,556)	—
Repayment of junior subordinated notes and warrants to purchase common stock	(34,335)	(21,500)	—
Repayment of subordinated notes payable to related parties	(29,442)	(47)	(43)
Proceeds from sale of Class A common stock	104,874	250	—
Repurchase of treasury stock	—	—	(115)
Initial public offering costs	—	(2,468)	—
Deferred financing costs	(342)	(1,525)	—
Net cash provided by (used in) financing activities	38,649	(21,872)	(17,250)
Effect of exchange rate changes on cash	107	155	31
Net increase (decrease) in cash	137	(3,758)	(5)
Cash (overdraft) at beginning of year	(3,694)	64	69
Cash (overdraft) at end of year	$(3,557)	$(3,694)	$64
Non-cash financing and investing activities
Capital lease transactions	$1,228	$982	$690
Common stock subscription receivable	$—	$102,765	$—
Reimbursement of offering costs by warrant holders	$—	$2,583	$—

See accompanying notes.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements
Year ended September 24, 2005
(dollars in thousands, except per share data)

1.   The Company

Business

Beacon Roofing Supply, Inc. (the “Company”) was formed on August 22, 1997 and is incorporated in Delaware. The Company distributes roofing materials and other complementary building materials to customers in the Northeast, Mid-Atlantic, Southeast, Southwest, Central Plains and Midwest regions of the United States and in Canada through its wholly-owned subsidiaries, Beacon Sales Acquisition, Inc., Quality Roofing Supply Company, Inc., Beacon Roofing Supply Canada Company, Best Distributing Co., The Roof Center, Inc., West End Lumber Company, Inc., JGA Beacon, Inc. and, effective October 14, 2005, Shelter Distribution, Inc. The Company completed its initial public offering (the “IPO” or “Offering”) on September 22, 2004 and received the net IPO proceeds on September 28, 2004 (Note 3).

Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements. Actual amounts could differ from those estimates.

2.   Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company transactions have been eliminated.

Fiscal Year

The Company’s fiscal year ends on the close of business on the last Saturday in September of each year. Each of the years presented were comprised of 52 weeks. Each of the Company’s first three quarters ends on the last day of the calendar month.

Industry Segment Information

Based on qualitative and quantitative criteria established by Statement of Financial Accounting Standards (SFAS) No. 131 (SFAS No. 131), Disclosures about Segments of an Enterprise and Related Information, the Company operates within one reportable segment, which is the wholesale distribution of building materials.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Inventories and Rebates

Inventories, consisting substantially of finished goods, are valued at the lower of cost or market. Cost is determined using the moving weighted-average cost method.

The Company’s arrangements with vendors provide for rebates of a specified amount of consideration that are payable when a number of measures, generally related to a specified cumulative level of purchases, have been achieved. The Company accounts for such rebates as a reduction of the prices of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the accompanying consolidated statements of operations. Throughout the year, the Company estimates the amount of the rebates based upon the expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements as of September 24, 2005 and September 25, 2004 totalled $16.5 and $12.2 million, respectively, and are included in “Prepaid expenses and other assets” in the accompanying consolidated balance sheets.

In January 2003, the Emerging Issues Task Force (EITF) issued EITF No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor (EITF No. 02-16) which states that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be characterized as a reduction of cost of sales when recognized in the statement of operations. That presumption is overcome when the consideration is either a reimbursement of specific, incremental, identifiable costs incurred to sell the vendor’s products, or a payment for assets or services delivered to the vendor. Since the Company has treated all rebates as a reduction of the price of the vendor’s products, adoption of EITF No. 02-16 in 2003 did not have a material impact on the Company’s results of operations.

Property and Equipment

Property and equipment acquired in connection with acquisitions are recorded at fair market value as of the date of the acquisition; all other additions are recorded at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Asset	Estimated Useful Life
Buildings and improvements	10 to 40 years
Equipment	3 to 10 years
Furniture and fixtures	5 to 10 years
Leasehold improvements	Shorter of the estimated useful life or the term of the lease, considering renewal options expected to be exercised.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commissions (SEC) Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin 104. The SEC requires that the following four basic criteria must be met before the Company recognizes revenue:

•       persuasive evidence of an arrangement exists;

•       delivery has occurred or services have been rendered;

•       the seller’s price to the buyer is fixed or determinable; and

•       collectibility is reasonably assured.

The Company generally recognizes revenue at the point of sale or upon delivery to the customer site. For goods shipped by third party carriers, the Company recognizes revenue upon shipment since the terms are generally FOB shipping point.

The Company also ships certain products directly from the manufacturer to the customer. The Company recognizes the gross revenue for these sales upon notification of delivery from the vendor in accordance with EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

The Company also provides certain job site delivery services, which include crane rentals and rooftop deliveries of certain products, for which the associated revenues are recognized upon completion of the services. These revenues represent less than 2% of the Company’s sales.

All revenues recognized are net of allowances for discounts and estimated returns that are also provided for at the time of pick up or delivery.

Shipping and Handling Costs

The Company classifies shipping and handling costs, consisting of driver wages and vehicle expenses, as selling, general and administrative expenses in the accompanying consolidated Statements of Operations. Shipping and handling costs were approximately $40,043 in 2005, $34,250 in 2004, and $31,465 in 2003.

Interest Rate Collars

The Company enters into interest rate collars from time to time to manage its interest rate exposure. These derivatives, which are not formal hedges, are adjusted to fair value through income.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Warrant Derivative Liabilities

Prior to redemption on September 28, 2004, the Company had warrants outstanding that included a “put” feature, which allowed the holder to require a fair market value cash settlement at a fixed date. The Company accounted for the warrant derivatives in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The warrant derivatives were included as a liability and valued at fair market value until the warrants were redeemed.

Concentrations of Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of accounts receivable. The Company’s accounts receivable are principally from customers in the building industry located  in the United States and Canada. Concentration of credit risk with respect to accounts receivable, however, is limited due to the large number of customers comprising the Company’s customer base. The Company performs credit evaluations of its customers; however, the Company’s policy is not to require collateral. At September 24, 2005 and September 25, 2004, the Company had no significant concentrations of credit risk.

Approximately 66% of the Company’s inventory purchases were from 12 vendors in 2005, 10 vendors in 2004, and 9 vendors in 2003.

Impairment of Long-Lived Assets

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. If such assets are considered to be impaired, the impairment to be recognized is the total by which the carrying amounts of the assets, if any, exceed the fair values determined using a discounted cash flow model.

Amortizable and Other Intangible Assets

Under the provisions of SFAS No. 142, the Company amortizes identifiable intangible assets consisting of non-compete agreements, customer relationships and deferred financing costs because these assets have finite lives. Non-compete agreements are generally amortized over the terms of the associated contractual agreements while customer relationship assets are amortized on an accelerated basis based on the expected cash flows generated by the existing customers and deferred financing costs over the life of the associated financings. Trademarks are not amortized because they have indefinite lives. The Company evaluates its trademarks for impairment on an annual basis based on the fair value of the underlying assets.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Goodwill

Goodwill is not amortized and represents the excess of the amount paid to acquire a company over the estimated fair value of the net assets acquired.

Under SFAS No.142, Goodwill and Other Intangible Assets, the Company tests goodwill for impairment in the fourth quarter of each fiscal year or at any other time when impairment indicators exist. Examples of such indicators that would cause the Company to test goodwill for impairment between annual tests include a significant change in the business climate, unexpected competition, significant deterioration in market share or a loss of key personnel.

The Company determines fair value using a market approach to value its business, which consists of one reporting unit (i.e. distribution of building materials). Prior to the Company’s IPO, the Company’s market approach involved applying an appropriate market multiple to operating performance for the trailing twelve-month period. As the Company’s common stock is now publicly traded, the Company believes its stock price is the best indicator of its market value.

If circumstances change or events occur to indicate that the Company’s fair market value has fallen below book value, the Company will compare the estimated fair value of the goodwill to its book value. If the book value of goodwill exceeds the estimated fair value of goodwill, the Company will recognize the difference as an impairment loss in operating income.

Early Extinguishment of Debt

Under the provisions of SFAS No. 145, the losses on early retirement of debt in 2005 and 2004 of $915 and $3,285, respectively, have been classified within other expense in the accompanying consolidated statements of operations.

Stock-Based Compensation

The Company accounts for its stock-based compensation arrangements with employees under the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Pro forma information regarding net income (loss) is required by SFAS No. 123. The fair value for options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

			Year Ended
	September 24, 2005	September 25, 2004	September 27, 2003
Dividend yield	0.00%	0.00%	0.00%
Expected lives of options (years)	5.00	5.00	5.00
Risk-free interest rate	3.72%	3.10%	3.10%
Expected volatility	45%	45%	45%
Weighted average fair value of options granted	$8.05	$3.70	$1.21

For purposes of the required pro forma disclosures, the estimated fair value of the options is amortized to expense over the service period that generally is the option vesting period. Had compensation expense been determined consistent with SFAS No. 123, the Company’s pro forma net income (loss) would have been as follows :

			Year Ended
	September 24, 2005	September 25, 2004	September 27, 2003
Net income (loss), as reported	$32,917	$(15,355)	$7,105
Add: stock-based compensation, net of tax	414	6,814	—
Less: stock-based compensation expense determined under fair value method, net of tax	(1,258)	(1,088)	(308)
Pro forma net income (loss)	$32,073	$(9,629)	$6,797
Net income (loss) per share, as reported:
Basic	$1.24	$(0.86)	$0.40
Diluted	$1.20	$(0.86)	$0.39
Net income (loss) per share, pro forma:
Basic	$1.21	$(0.54)	$0.38
Diluted	$1.17	$(0.54)	$0.37

For a discussion of SFAS No. 123R, see “Recent Accounting Pronouncements” below.

Prior to to the IPO, the Company had the right, upon termination of employment with cause or upon resignation, to repurchase at the lower of cost or fair value certain shares of common stock that had been issued to employees and shares issuable upon exercise of certain stock options. The

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Company determined that these awards were performance based and therefore recognized a charge for the intrinsic value of the award of $9,023 in 2004. See also “Deferred Compensation” below.

Deferred Compensation

Deferred compensation represented the excess of fair market value over the exercise price of options to purchase common stock granted to employees and amounts associated with shares sold to employees at less than fair market value. Such amounts were amortized over the vesting period of the related awards. During 2004 and 2003, the Company granted options to purchase common stock with an exercise price below fair value and issued common stock at below fair value resulting in the recognition of deferred compensation of $1,966, which was amortized over their respective vesting periods of 21 months and 33 months. Upon the Company’s IPO, the Company amortized $201 due to the accelerated vesting of certain options.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in accordance with SFAS No. 130, Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 establishes rules for the reporting and display of comprehensive income (loss) and its components. Accumulated other comprehensive income (loss) as of September 24, 2005 and September 25, 2004 consisted entirely of foreign currency translation amounts.

Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings per Share (SFAS No. 128). Under the provisions of SFAS No. 128, basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income per common share is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents then outstanding using the treasury stock method. For periods with net losses, the Company has excluded the impact of common share equivalents on diluted net loss per share as their impact would be anti-dilutive. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

The following table reflects the calculation of weighted average shares outstanding for each period presented:

			Year Ended
	September 24, 2005	September 25, 2004	September 27, 2003
Weighted average common shares outstanding for basic	26,477,955	17,905,203	17,841,976
Dilutive effect of employee stock options	934,674	—	388,479
Weighted average shares assuming dilution	27,412,629	17,905,203	18,230,455

For 2004, options to purchase 1,908,359 shares of Common Stock and warrants to purchase 2,839,937 shares of Common Stock were outstanding but not included in the diluted weighted average common share calculation as the effect would have been anti-dilutive.

Fair Value of Financial Instruments

Financial instruments consist mainly of cash, accounts receivable, accounts payable, borrowings under the Company’s revolving lines of credit and long-term debt. At September 24, 2005 and September 25, 2004, the carrying amounts of these instruments approximated their fair values.

Income taxes

The Company accounts for income taxes using the liability method, which requires it to recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the financial statement and tax reporting bases of assets and liabilities to the extent that they are realizable. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the year.

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiary, Beacon Roofing Supply Canada Company, are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. Net translation gains or losses are recorded directly to a separate component of stockholders’ equity. Foreign currency transactions were minimal and gains and losses were not material for any of the periods presented. The Company has inter-company debt from its Canadian subsidiary, which has been considered as long-term for financial reporting purposes since repayment is not planned or anticipated in the foreseeable future.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payment (SFAS No. 123R). Under SFAS No. 123R, companies will be required to recognize as expense the estimated fair value of all share-based payments to employees, including the fair value of employee stock options. Pro forma disclosure of the estimated expense impact of such awards is no longer an alternative to expense recognition within the financial statements. SFAS No. 123R is effective for public companies in the first annual reporting period beginning after June 15, 2005. Accordingly, the Company will adopt the provisions of SFAS No. 123R effective for the first quarter of fiscal year 2006.

There are two transition alternatives for public companies adopting the statement: the modified prospective method and the modified retrospective method. Under the modified prospective method, companies are required to recognize compensation cost for share-based payments to employees, based on the grant date estimate of fair value, from the beginning of the fiscal period in which the recognition provisions of SFAS No. 123R are first applied. Prior period financial information would not be restated under this method. Under the modified retrospective method, companies would restate prior periods to include the recognition of compensation cost based on amounts previously reported in the pro forma disclosures relating to stock based compensation under the existing requirements of SFAS No. 123, Accounting for Stock-Based Compensation, such as is presented above under “Stock-Based Compensation”. The Company has elected  the modified prospective method upon adoption.

The Company expects that the adoption of SFAS No. 123R will have a material effect on our financial statements, in the form of additional compensation expense, on a quarterly and annual basis. The Company is still in the process of evaluating the impact of SFAS No. 123R and has not yet quantified the expense impact of this accounting pronouncement on future financial periods. However, the Company’s historic financial statements are relevant for evaluating the potential level of expense that might be recorded in future periods. Based on these results and the fiscal 2006 grants, the Company estimates that quarterly and annual pre-tax compensation expense, after the adoption of SFAS No. 123R, could increase by approximately $0.6 million and $2.4 million, respectively. There can be no assurance that the actual expense recognition upon adoption of SFAS No. 123R will not exceed these estimates.

3.   Initial Public Offering

On September 21, 2004, the SEC declared the Company’s new stock registration effective. On September 22, 2004, the Offering was completed, with public trading of the Company’s stock commencing on September 23, 2004. The Offering was settled on September 28, 2004, subsequent to the Company’s fiscal 2004 year-end. The Offering was for 8,500,000 shares at a price to the public of $13.00 per share. After the underwriters’ discount of $7,735, net proceeds to the Company were $102,765, which the Company received on September 28, 2004. The Company also had prepaid $2,468 of transaction costs and received $2,584 from the Company’s

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

warrant holders as a reimbursement of a portion of the underwriters’ discount. The net proceeds were used to redeem 2,839,937 warrants for $34,335, and repay junior subordinated notes payable of $18,527 (including a debt discount of $915 and accrued interest), and subordinated notes payable to related parties of $29,464, with the remainder of $20,555 used to repay borrowings under the Company’s revolving lines of credit.

Prior to the Offering, the Company effected a 4,550-for-1 stock split of its Class A Common Stock in the form of the issuance of a dividend on the Company’s Common Stock equal to 4,549 shares of Common Stock for each share of Class A Common Stock outstanding. The Company also reclassified Class A Common Stock into Common Stock, eliminated the Class B Common Stock, increased the number of authorized shares of Common Stock to 100,000,000, and created 5,000,000 shares of undesignated Preferred Stock, par value $.01 per share. All share and per share amounts in the accompanying financial statements have been restated for all periods to give retroactive effect to the stock split.

In connection with the Offering, the Company also terminated its management agreement with its largest stockholder. In addition, the Company’s rights under certain securities agreements to repurchase, at the lower of cost or fair value, Common Stock issued to employees were terminated effective with the IPO in 2004 and a charge of $9,023 was recorded for stock-based compensation in 2004.

4.   Goodwill, Intangibles and Other Assets

Goodwill, net, was $108,553 and $94,162 at September 24, 2005 and September 25, 2004, respectively. The Company’s goodwill balance increased by a total of $14,391 in 2005 due to an addition of $13,466 from the acquisitions described in Note 5 and $925 from foreign currency translation.

Intangibles and other assets, included in other long-term assets, consist of the following:

	September 24, 2005	September 25, 2004
Amortizable intangible assets:
Non-compete agreements	$ 590	$ 190
Customer relationships	2,844	—
Deferred financing costs	2,784	2,276
	6,218	2,466
Less: accumulated amortization	2,064	825
Net amortizable intangible assets	4,154	1,641
Unamortizable trademarks	9,750	—
Total other intangible assets, net	$ 13,904	$ 1,641

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Amortization expense related to intangible assets amounted to approximately $1,206, $38, and $120 in 2005, 2004, and 2003, respectively. The amortizable lives range from one to fifteen years. Estimated future annual amortization amounts for the above intangible assets as of September 24, 2005 were $1,504, $790, $408, $297, $212, and $943 for 2006, 2007, 2008, 2009, 2010 and thereafter, respectively.

5.   Acquisitions

JGA Corp.

On December 15, 2004, we purchased 100% of the outstanding stock of JGA Corp. (“JGA”), a distributor of roofing and other building products with eight branches in Georgia and Florida at the time of our acquisition. This purchase was funded through our U.S. revolving line of credit. A total of $2.5 million of cash remains in escrow for post-closing indemnification claims. JGA had net sales of $74 million (unaudited) for the year ended December 31, 2003. We have included the results of operations for JGA from the date of acquisition and applied preliminary purchase accounting as of the date of acquisition, which resulted in recorded goodwill of $9.7 million as follows (in 000’s):

Net assets	$ 9,266
Non-compete	170
Customer relationships	1,500
Trademarks	9,750
Goodwill	9,747
Purchase price	$ 30,433

Insulation Systems, Inc. of Virginia

On April 26, 2005, we purchased certain assets of Insulation Systems, Inc. of Virginia (“ISI”), a distributor of roofing and other building products with two branches in Virginia. This purchase was funded through our U.S. revolving line of credit. ISI had net sales of $19 million (unaudited) for the year ended December 31, 2004. We have included the results of operations for ISI from the date of acquisition and applied preliminary purchase accounting as of the date of acquisition, which resulted in recorded goodwill of $3.3 million as follows (in 000’s):

Net assets	$ 1,889
Non-compete	130
Customer relationships	1,130
Goodwill	3,298
Purchase price	$ 6,447

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Commercial Supply, Inc.

On September 1, 2005, we purchased certain assets of Commercial Supply, Inc. (“CSI”), a distributor of building products with a single branch in Massachusetts. This purchase was funded through our U.S. revolving line of credit. CSI had net sales of $1.4 million (unaudited) for the year ended December 31, 2004. We have included the results of operations for CSI from the date of acquisition and applied preliminary purchase accounting as of the date of acquisition, which resulted in recorded goodwill of $421 as follows (in 000’s):

Net assets	$ 90
Non-compete	100
Customer relationships	214
Goodwill	421
Purchase price	$ 825

Pro forma information has not been provided for these acquisitions since the impact to the financial statements was not material.

6.    Property and Equipment, net

Property and equipment, net, consist of the following:

	September 24, 2005	September 25, 2004
Land	$ 1,752	$ 1,712
Buildings and leasehold improvements	10,653	9,571
Equipment	42,607	31,057
Furniture and fixtures	4,510	3,901
	59,522	46,241
Less: accumulated depreciation and amortization	27,755	21,140
	$ 31,767	$ 25,101

7.   Accrued Expenses

The significant components of accrued expenses are as follows:

	September 24, 2005	September 25, 2004
Accrued inventory receipts	$ 11,285	$ 9,238
Employee-related accruals	11,787	7,311
Other	6,074	4,975
	$ 29,146	$ 21,524

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

8.   Financing Arrangements

Senior Notes Payable

Senior notes payable consist of the following:

	September 24, 2005	September 25, 2004

Senior notes payable to commercial lenders, due in varying quarterly payments of principal, plus required prepayment amounts and interest at the bank prime rate plus 0.75% or LIBOR plus 2.00% (5.48% at September 24, 2005) through September 2009

	$ 14,308	$ 14,750
Senior notes payable to commercial lenders, due in equal quarterly payments of principal, plus interest at the bank prime rate plus 1.75% or LIBOR plus 3.00% (6.48% at September 24, 2005) through September 2009	11,688	13,750
	25,996	28,500
Less current portion	5,840	5,840
	$ 20,156	$ 22,660

The Company is required to prepay 50% of the Company’s previous fiscal year excess cash flows up to $2,500 while the senior notes payable are outstanding. The Company estimated this amount to be $2,500 for 2005 and included it in the current portion of long-term debt.

Revolving Lines of Credit

The Company’s U.S. revolving line of credit agreement allowed for borrowings up to $118,500 prior to the amendment discussed below and was subject to a limitation based on a percentage of eligible inventories and accounts receivable and any borrowings outstanding under the Company’s Canadian revolving line of credit. Interest was payable monthly at the bank prime rate (6.25% at September 24, 2005) plus 0.75% or LIBOR (3.83% at September 24, 2005) plus 2.00%. This credit facility was scheduled to expire on September 30, 2009. Borrowings outstanding amounted to $59,435 and $39,508 at September 24, 2005 and September 25, 2004, respectively. As of September 24, 2005 these amounts were classified as long-term liabilities in the accompanying balance sheets in accordance with the consensus of EITF No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement (EITF No. 95-22). The agreement had been amended to change the cash receipts lockbox arrangement to give the Company sole control over the funds in the Company’s lockbox accounts, unless excess availability is less than $10,000 or an event of default occurs, in which case the senior secured lenders have the right to take control over such funds and to apply such funds to repayment of the senior

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

debt. As of September 25, 2004, this arrangement was not yet implemented and therefore the revolver borrowings outstanding were classified as current liabilities.

The Company also has a Canadian revolving line of credit agreement which allows for borrowings up to $C15,000 (Canadian), subject to a limitation based on a percentage of eligible inventories and accounts receivable. As of September 24, 2005, interest was payable monthly at the Canadian Bank Prime Rate (4.50%) plus 0.75%. This credit facility was also scheduled to expire on September 30, 2009. Borrowings outstanding amounted to $4,334 and $5,084 (U.S.) at September 24, 2005 and September 25, 2004, respectively. As described above, as of September 25, 2004 the revolver borrowings outstanding  were classified as current liabilities.

The Company had approximately $54,000 in borrowings available under the revolving lines of credit at September 24, 2005, net of outstanding letters of credit of $695.

The borrowings under the senior notes payable and revolving lines of credit are collateralized by substantially all of the Company’s assets and are subject to certain operating and financial covenants, which, among other things, restrict the payment of dividends. As of September 24, 2005, the Company was in compliance with all covenants and financial ratio requirements.

Amendments of Senior Notes Payable and Revolving Lines of Credit

Effective October 14, 2005, the Company and the lenders in connection with the purchase of SDI Holding, Inc. (“Shelter”) (see Note 18) amended and restated the senior secured credit facilities (revolving lines of credit and term loans). The amendment extends the maturity date of the facilities to October 14, 2010, lowers the interest rates charged, increases the revolving lines of credit and term loans to a total of $230,000 and $80,000, respectively, and extends the installment schedule of the term loans so that the final payment is due on October 14, 2010. In addition, the amendment expands the criteria for acquisitions which do not require lender consent and includes an option of increasing the revolving lines of credit by an additional $50,000. The amendment also increased the amount of allowed annual capital expenditures to 1.5% of net sales.

The borrowings under the amended facilities continue to be collateralized by substantially all of the Company’s assets and are subject to certain operating and financial covenants, which, among other things, restrict the payment of dividends. The senior secured credit facilities have numerous restrictive covenants, including required fixed charge coverage ratios

Junior Subordinated Notes Payable

The Company had 18% junior subordinated notes payable to certain mezzanine financing providers in the amount of $17,071 at September 25, 2004 (net of warrant allocation—see Note 9). Annual interest of 6% (included in the 18% annual rate) was deferred until maturity in August 2007 and was included in the principal balance. On September 28, 2004, the Company repaid the notes in full in conjunction with the settlement of its IPO. The notes were subordinate

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

to the senior notes payable and borrowings under the revolving lines of credit, however the senior lenders permitted the early repayment of the subordinated debt.

Subordinated Notes Payable to Related Parties

The Company had 12% subordinated notes payable to certain stockholders and a former owner in the amount of $22,442 at September 25, 2004, including deferred interest of $10,276. Annual interest of 6% was deferred until maturity in August 2007 and 2010, and was included in the principal balance. In addition, the Company had 8% subordinated notes payable to certain former owners in the amount of $7,000 at September 25, 2004. On September 28, 2004, the Company repaid the notes in full in conjunction with the settlement of its IPO. Payment of the notes was subordinate to the senior notes payable due June 2006 and the junior subordinated notes payable that were due August 2007, however the senior lenders permitted the early repayment of the subordinated debt.

Other Information

The Company made interest payments under all financing arrangements totaling $5,185 in 2005, $7,371 in 2004, and $9,621 in 2003.

Annual principal payments for all outstanding borrowings for each of the next five years as of September 24, 2005 were as follows (prior to the amendment discussed above):

Fiscal year
2006	$ 5,840
2007	3,340
2008	3,340
2009	77,245
2010	—

9.   Warrants and Related Derivative Liabilities

In connection with the issuance of senior debt in 1997, the Company issued warrants to purchase 737,837 shares of Class B Common Stock at less than $0.01 per share, exercisable through August 2007. The Company also issued warrants to purchase 1,487,850 and 614,250 shares of Class A Common Stock at $.01 per share, exercisable through September 2008, in connection with the issuance of junior subordinated notes payable in September 2000 and June 2001, respectively.

The Company allocated from the debt proceeds an aggregate of $4,669 to the value of the warrants based upon the Company’s assessment of fair market value on the dates of issuance and that allocation was amortized to interest expense over the term of the notes. Each warrant included a “put” feature which allowed the holder to receive a cash settlement equivalent to the difference between the fair market value of the Company’s common stock and the exercise price of the warrant. The put feature was available any time from five years after the date of the

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

issuance of the warrant or upon the occurrence of certain events, including a change in control, qualified initial public offering or repayment of over 50% of the related debt outstanding.

The Company valued the warrant derivatives using the fair market value of the Company’s common stock adjusted for lack of marketability, when applicable. The aggregate liability for the derivatives was $34,335 at September 25, 2004. The relevant assumptions included in the calculations were discounts ranging from 0% to 20% for 2004.

On July 30, 2004, holders of all warrants agreed to a cash settlement upon the effectiveness of the IPO at the IPO price. The holders also agreed to reimburse the Company for certain costs incurred in connection with the IPO. At September 25, 2004, the Company valued the warrants at its IPO price of $13.00, net of the associated underwriters’ discount of 7% or $0.91. At September 25, 2004, the entire derivative liability of $34,335 was currently due and was paid in full on September 28, 2004.

In computing earnings per share for 2004, the Company assumed the warrants would be settled in cash since the impact is more dilutive than the exercise of the warrants.

10.   Leases

The Company operates in leased facilities, which are accounted for as operating leases. The leases typically provide for a base rent plus real estate taxes. The Company leases 14 buildings from certain stockholders for an aggregate of approximately $2.3 million for 2005, 2004 and 2003. The Company believes that the terms of these leases approximate fair value. The Company also leases certain equipment under master lease agreements that provide for borrowings of up to approximately $11 million. Assets acquired under this line are accounted for as capital leases. The Company has approximately $2.9 million of assets under capital lease obligations at cost at September 24, 2005. Amortization of such equipment is included in depreciation and amortization expense.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

At September 24, 2005, the minimal rental commitments under all non-cancelable capital and operating leases with initial or remaining terms of more than one year are as follows:

Year ending September	Leases	Leases
2006	$ 641	$ 9,009
2007	621	7,400
2008	502	4,881
2009	270	3,859
2010	243	3,654
Thereafter	202	2,229
Total minimum lease payments	2,479	$ 31,032
Less amount representing interest	(303)
Present value of minimum lease payments	2,176
Less current portion	(508)
	$ 1,668

Rent expense was $9,608 in 2005, $7,922 in 2004 and $7,537 in 2003.

11.   Stock Option Plans and Common Stock

Stock Option Plans

The 1998 Stock Option Plan (the “1998 Stock Plan”) allowed for the granting of options to purchase 2,115,750 shares of Common Stock to certain directors and key employees of the Company. Options generally may be exercised beginning 18 months after the date of grant and terminate ten years thereafter. In the event of a change in control of the Company, all options are immediately vested. No further awards will be made under the 1998 Stock Plan. The Company is currently making its stock-based awards under the 2004 Stock Plan, which was adopted on September 21, 2004. The 2004 Stock Plan allows for the granting of up to 2.2 million shares of Common Stock in the form of stock options or stock awards to key employees and members of the Board of Directors. The key terms of the grants are determined by the Company’s Board of Directors and awards vest immediately upon a change in control.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Information regarding the Company’s stock options is summarized below (not in thousands):

	Number of Shares	Range of Exercise Prices	Weighted- Average Exercise Price
Outstanding at September 28, 2002	1,282,190	$ 0.44-$2.00	$ 1.64
Granted	386,750	2.80	2.80
Canceled	(391,300)	2.00-2.80	2.09
Outstanding at September 27, 2003	1,277,640	0.44-2.80	1.85
Granted	655,744	3.49-13.00	3.78
Canceled	(25,025)	2.00-3.49	2.72
Outstanding at September 25, 2004	1,908,359	0.44-13.00	2.51
Granted	409,000	17.34-21.27	18.19
Exercised	(319,585)	0.44-2.80	1.96
Canceled	(29,775)	3.49-17.80	10.15
Outstanding at September 24, 2005	1,967,999	$ 0.44-$21.27	$ 5.74

There were options available for grant to purchase 1,784,850 shares of Common Stock under the 2004 Stock Plan at September 24, 2005. Total options were exercisable for the purchase of 1,572,849 shares of Common Stock at exercise prices ranging from $0.44 to $13.00 and a weighted-average exercise price of $2.61 at September 24, 2005.

There were options available for grant to purchase 2,180,000 shares of Common Stock under the 2004 Stock Plan at September 25, 2004. Total options were exercisable for the purchase of 1,663,134 shares of Common Stock at exercise prices ranging from $0.44 to $3.49 and a weighted-average exercise price of $2.25 at September 25, 2004.

The weighted-average contractual life of options outstanding was approximately 7 years at September 24, 2005 and September 25, 2004.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Details regarding options to purchase common stock outstanding as of September 24, 2005 are as follows:

Exercise Price	Options Outstanding	Weigted Average Contractual Life	Options Exercisible
$0.44	166,985	3.3	166,985
1.27	163,345	4.3	163,345
2.00	359,275	6.8	359,275
2.80	245,700	7.3	245,700
3.49	617,544	8.0	617,544
13.00	20,000	9.0	20,000
17.34	20,000	9.1	—
17.80	310,150	9.1	—
19.40	20,000	9.3	—
20.46	22,500	9.4	—
$21.27	22,500	9.5	—
	1,967,999		1,572,849

Special Options Grant

The Company granted a stock purchase option to its new President and Chief Executive Officer (CEO) in October of 2003, under an executive securities agreement. The grant included options to purchase 336,700 shares of common stock at fair value and was scheduled to vest over two years. In January 2004, the Company and the CEO amended the special purchase option agreement to increase the number of shares that could be purchased under the option to 408,244 shares. Such amendment did not change the exercise price, contractual term or vesting of the original award. Under this option, the exercise price must be paid in cash, unless the Company permits otherwise. The option expires on October 20, 2013, and became fully vested after the completion of the Company’s IPO. This option was not granted under the Company’s 1998 Stock Plan or 2004 Stock Plan.

Common Stock

As mentioned in Note 2, prior to to the IPO the Company had the right, upon termination of employment with cause or upon resignation, to repurchase at the lower of cost or fair value, certain shares of common stock that had been issued to employees and shares issuable upon exercise of certain stock options. The Company determined that these awards were performance based and therefore recognized a charge for the intrinsic value of the award of $9,023 in 2004. All compensation expense related to these awards related to selling, general and administrative activities.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

The Company included these awards in earnings per share calculations since the holders of the shares were entitled to participate in any dividends.

12.   Benefit Plans

The Company maintains defined contribution plans covering all full-time employees of the Company who have 90 days of service (one year of service for 2005 and prior) and are at least 21 years old. An eligible employee may elect to make a before-tax contribution of between 1% and 100% (15% for 2005 and prior) of his or her compensation through payroll deductions, not to exceed the annual limit set by law ($14,000 for 2005). The Company currently matches the first 50% of participant contributions limited to 6% of a participant’s gross compensation (maximum Company match is 3%). The expense for this plan was $3,387 in 2005, $3,131 in 2004 and $2,442 in 2003.

The Company also contributes to an external pension fund for certain of its employees who belong to a local union. Annual contributions were $74, $78, and $72 in 2005, 2004, and 2003, respectively.

13.   Income Taxes

The income tax provision consists of the following:

		Fiscal year
	2005	2004	2003
Current:
Federal	$ 15,025	$ 7,968	$ 3,042
Foreign	2,335	896	982
State	3,720	2,205	901
	21,080	11,069	4,925
Deferred:
Federal	730	(554)	1,994
Foreign	19	(143)	121
State	147	(243)	481
	896	(940)	2,596
	$ 21,976	$ 10,129	$ 7,521

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

The following table shows the principal reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

		Fiscal Year
	2005	2004	2003
Federal income taxes at statutory rate	35.00%	35.00%	34.00%
State income taxes, net of federal benefit	4.58	(24.41)	6.30
Non-deductible warrant derivative	—	(167.52)	6.10
Foreign income tax rate differential	—	(9.38)	4.90
Non-deductible stock-based compensation	—	(16.96)	—
Non-deductible meals and entertainment	0.33	(3.12)	0.80
Other	0.12	(7.43)	(0.70)
Total	40.03%	(193.82)%	51.40%

The components of the Company’s deferred taxes are as follows:

	September 24, 2005	September 25, 2004
Deferred tax liabilities:
Excess tax over book depreciation and amortization	$ 13,683	$ 11,775
Other	—	73
	13,683	11,848
Deferred tax assets:
Deferred compensation	2,862	3,084
Allowance for doubtful accounts	1,623	1,174
Accrued vacation & other	394	224
Foreign tax credit carryover	111	—
Inventory valuation	2,142	1,825
	7,132	6,307
Net deferred income tax liabilities	$ 6,551	$ 5,541

The Company made tax payments of $19,843 in 2005, $13,769 in 2004, and $3,251 in 2003.

The Company has operations in 15 U.S. states and three provinces in Canada and is subject to tax audits in each of these jurisdictions and federally in both the United States and Canada. These audits may involve complex issues, which may require an extended period of time to resolve. The Company has provided for its estimate of taxes payable in the accompanying financial statements. Additional taxes are reasonably possible, however the amounts cannot be estimated.

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

14.   Related-Party Transactions

The Company paid management fees in the amount of $0 in 2005 and $300 in 2004 and 2003 to its largest stockholder.

Holders of warrant derivative liabilities valued at approximately $4.1 million at September 25, 2004 consisted of the Company’s principal investor, Code Hennessy & Simmons III, L.P., and certain management stockholders.

The Company believes all related-party transactions are at arms-length and reflect the fair market value for services rendered to the Company.

15.   Contingencies

The Company is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations; however, the Company is not aware of any reasonably possible losses that would have a material impact on its results of operations, financial position, or liquidity. Potential loss contingencies include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Company or by other parties. In connection with its acquisitions, the Company has been indemnified for any and all known environmental liabilities as of the respective dates of acquisition. Historically, environmental liabilities have not had a material impact on the Company’s results of operations, financial position or liquidity.

The Company is subject to litigation from time to time in the ordinary course of business, however the Company does not expect the results, if any, to have a material adverse impact on its results of operations, financial position or liquidity.

16.   Geographic and Product Data

In accordance with the enterprise-wide disclosure requirements of SFAS No. 131, the Company’s geographic and product information is as follows:

Year Ended
		September 24, 2005			September 25, 2004			September 27, 2003
	Net revenues	Income before taxes	Property and equipment, net	Net revenues	Income before taxes	Property and equipment, net	Net revenues	Income before taxes	Property and equipment, net
U.S.	$ 762,640	$ 48,204	$ 25,674	$ 585,804	$ (7,319)	$ 20,087	$ 498,508	$ 12,565	$ 19,751
Canada	88,288	6,689	6,093	67,105	2,093	5,014	61,032	2,061	5,204
Total	$ 850,928	$ 54,893	$ 31,767	$ 652,909	$ (5,226)	$ 25,101	$ 559,540	$ 14,626	$ 24,955

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

Net revenues to external customers by product group:

			Year Ended
	September 24, 2005	September 25, 2004	September 27, 2003
Residential roofing products	$ 346,293	$ 268,780	$ 241,343
Non-residential roofing products	305,604	223,233	188,030
Complementary building products	199,031	160,896	130,167
Total	$ 850,928	$ 652,909	$ 559,540

Certain prior-year product group revenues have been reclassified to conform to the current-year presentation.

17.   Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts consisted of the following:

Fiscal Year	Balance at beginning of year	Provision Additions	Purchase Accounting	Write-offs	Balance at end of year
September 24, 2005	$ 2,958	3,331	273	(2,458)	$ 4,104
September 25, 2004	2,322	2,738	—	(2,102)	2,958
September 27, 2003	$ 1,860	2,088	—	(1,626)	$ 2,322

18.   Subsequent Events

On October 14, 2005, Beacon Sales Acquisition, Inc., a wholly-owned subsidiary of the Company, completed its acquisition of Shelter, which is a leading distributor of roofing and other building products currently operating 53 branches in 15 states throughout the Midwest, Central Plains and Southwest regions of the United States. Shelter had sales of approximately $248.3 million and income from operations of approximately $5.4 million for the year ended December 31, 2004. Shelter has 766 employees. The transaction was structured as a purchase of stock. The purchase price was $159.7 million in cash, subject to a post-closing adjustment for working capital and other items. Based upon Shelter’s performance for the remainder of the 2005 calendar year, the sellers may also qualify for an earn-out payment of up to $10 million, which would be payable during the second quarter of the Company’s 2006 fiscal year. The Company will include the results of operations of Shelter in its financial results from the date of acquisition and apply purchase accounting as of the date of acquisition.

In connection with the Shelter acquisition, the Company and its lenders amended the senior notes payable and revolving lines of credit (Note 8). On October 11, 2005, the Company filed a Form S-3 registration statement under the Securities Act of 1933 for the sale of 8,750,000 shares of common stock (the “2006 Offering”). The Company filed an amended Form S-3/A on

Beacon Roofing Supply, Inc.
Notes to Consolidated Financial Statements (Continued)
Year ended September 24, 2005
(dollars in thousands, except per share data)

November 18, 2005. The Company is selling 2,000,000 shares of common stock and the selling stockholders identified in the 2006 Offering prospectus are selling an additional 6,750,000 shares. The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Report of Independent Auditors

To the Board of Directors and Stockholders of SDI Holding, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows present fairly, in all material respects, the financial position of SDI Holding, Inc and its subsidiaries as of June 30, 2005, December 31, 2004 and 2003, and the results of their operations and their cash flows for the six month period ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five month period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

September 27, 2005

SDI Holding, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2005, December 31, 2004 and 2003

	June 30,	December 31,
	2005	2004	2003
Assets
Current assets
Cash	$3,754,978	$2,183,957	$2,017,710
Accounts receivable, net of allowances of $3,675,587, $3,765,742 and $4,698,111	51,757,163	37,883,403	28,865,902
Inventories	59,956,563	37,858,983	27,599,774
Rebates receivable	5,314,064	4,937,544	3,562,281
Refundable income taxes	—	—	755,383
Prepaid expenses and other	2,813,631	2,001,395	2,784,760
Deferred income taxes	3,652,420	3,803,289	867,144
Total current assets	127,248,819	88,668,571	66,452,954
Property and equipment, net	11,001,294	9,682,449	8,586,616
Other assets, net
Other intangible assets	19,866,216	21,576,004	19,903,375
Deferred loan costs	545,312	552,900	921,504
Goodwill	37,618,550	37,492,232	33,089,508
Total other assets	58,030,078	59,621,136	53,914,387
Total assets	$196,280,191	$157,972,156	$128,953,957
Liabilities and Stockholders’ Equity
Current liabilities
Revolving credit facility	$53,438,037	$41,770,975	$30,224,563
Current portion of long-term debt	5,625,000	5,625,000	3,375,000
Capital lease obligations	13,347	19,178	27,142
Book overdraft	7,160,330	3,496,350	1,706,807
Accounts payable	55,661,598	33,992,247	29,199,999
Income tax payable	1,662,623	1,528,701	—
Accrued expenses and other	8,832,087	6,622,381	5,554,714
Total current liabilities	132,393,022	93,054,832	70,088,225
Long-term debt, less current portion	16,399,054	18,027,067	17,033,092
Capital lease obligations, less current portions	33,676	35,387	55,205
Deferred income taxes	5,389,499	5,496,497	6,146,996
Total liabilities	154,215,251	116,613,783	93,323,518
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value; 45,000,000 shares authorized; 39,816,306, 39,729,906 and 34,606,906 shares issued and outstanding	398,163	397,299	346,069
Additional paid-in capital	39,418,143	39,332,607	34,260,837
Warrants outstanding	2,148,152	2,148,152	2,148,152
Accumulated other comprehensive income	178,694	139,715	—
Accumulated deficit	(78,212)	(659,400)	(1,124,619)
Total stockholders’ equity	42,064,940	41,358,373	35,630,439
Total liabilities and stockholders’ equity	$196,280,191	$157,972,156	$128,953,957

The accompanying notes are an integral part of the consolidated financial statements.

SDI Holding, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

	Six Months	Year Ended December 31,		Five Months
	June 30, 2005	2004	2003	December 30, 2002
Sales, net	$153,254,453	$248,337,784	$227,727,079	$71,239,406
Cost of goods sold	114,904,286	185,988,385	171,373,452	55,596,020
Gross margin	38,350,167	62,349,399	56,353,627	15,643,386
Selling, general and administrative expenses	34,069,921	56,261,795	51,488,959	14,404,088
Investor’s management fees	345,653	657,627	598,175	269,833
Income from operations	3,934,593	5,429,977	4,266,493	969,465
Other income (expense)
Interest expense	(2,749,019)	(4,318,176)	(4,085,635)	(1,253,519)
Gain (loss) on sale of property and equipment	(12,365)	5,599	39,208	35,612
Income (loss) before provision for income taxes	1,173,209	1,117,400	220,066	(248,442)
Provision for income taxes	496,369	524,967	269,361	(26,515)
Income (loss) from continuing operations	676,840	592,433	(49,295)	(221,927)
Loss from discontinued operations, net of tax	(95,652)	(127,214)	(714,455)	(138,942)
Net income (loss)	$581,188	$465,219	$(763,750)	$(360,869)

The accompanying notes are an integral part of the consolidated financial statements.

SDI Holding, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
and Comprehensive Income
For the Six Months Ended June 30, 2005, the Years Ended December 31,
2004 and 2003 and the Five Months Ended December 31, 2002

						Accumulated
			Additional	Stock		Other
	Common Stock		Paid-in	Subscription	Warrants	Comprehensive	Retained		Comprehensive
	Shares	Amount	Capital	Receivable	Outstanding	Income	Earnings	Total	Income
Balance at August 1, 2002	23,045,000	$230,450	$22,814,550	$(45,000)	$1,425,503	$—	$—	$24,425,503
Net loss	—	—	—	—	—	—	(360,869)	(360,869)	$(360,869)
Subscription payment	—	—	—	45,000	—	—	—	45,000
Balance at December 31, 2002	23,045,000	$230,450	$22,814,550	$—	$1,425,503	$—	$(360,869)	$24,109,634
Net loss	—	—	—	—	—	—	(763,750)	(763,750)	$(763,750)
Issuance of common stock	11,561,906	115,619	11,446,287	—	—	—	—	11,561,906
Warrants issued	—	—	—	—	722,649	—	—	722,649
Balance at December 31, 2003	34,606,906	$346,069	$34,260,837	$—	$2,148,152	$—	$(1,124,619)	$35,630,439
Net income	—	—	—	—	—	—	465,219	465,219	$465,219
Net change on hedging derivatives , net of tax of $97,090	—	—	—	—	—	139,715	—	139,715	139,715
Comprehensive income									$604,934
Issuance of common stock	5,275,000	52,750	5,222,250	—	—	—	—	5,275,000
Shares repurchased	(152,000)	(1,520)	(150,480)	—	—	—	—	(152,000)
Balance at December 31, 2004	39,729,906	$397,299	$39,332,607	$—	$2,148,152	$139,715	$(659,400)	$41,358,373
Net income	—	—	—	—	—	—	581,188	581,188	$581,188
Net change on hedging derivatives , net of tax of $27,090	—	—	—	—	—	38,979	—	38,979	38,979
Comprehensive income									$620,167
Issuance of common stock	86,400	864	85,536	—	—	—	—	86,400
Balance at June 30, 2005	39,816,306	$398,163	$39,418,143	—	$2,148,152	$178,694	$(78,212)	$42,064,940

The accompanying notes are an integral part of the consolidated financial statements

SDI Holding, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

	Six Months	Years Ended		Five Months
	June 30,	December 31,	December 31,	December 31,
	2005	2004	2003	2002
Cash Flows from Operating Activities
Net income (loss)	$581,188	$465,219	$(763,750)	$(360,869)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,316,336	5,857,657	6,401,313	2,331,200
Amortization of discount on subordinated notes	184,487	368,975	363,500	98,994
Provision for doubtful accounts	815,845	1,279,501	389,955	371,582
Gain on disposal of assets	12,365	(405,599)	(39,038)	(35,612)
Deferred income taxes	16,784	(3,683,734)	396,140	1,001,387
Changes in assets and liabilities, net of acquisitions
(Increase) decrease in—
Accounts receivable	(14,689,605)	(8,287,220)	(314,176)	8,579,381
Inventories	(22,110,080)	(4,591,155)	(2,977,899)	7,915,641
Rebates receivable	(376,520)	(1,177,402)	(940,687)	(477,546)
Refundable income taxes	—	755,383	442,275	(1,197,658)
Prepaid expenses and other current assets	(758,667)	1,710,648	709,882	(9,669)
Increase (decrease) in—
Accounts payable	21,669,351	2,277,623	6,599,249	(10,418,488)
Accrued expenses and other	2,343,625	1,182,317	995,222	(1,986,011)
Net cash provided by (used in) operating activities	(8,994,891)	(4,247,787)	11,261,986	5,812,332
Cash Flows from Investing Activities
Capital expenditures	(2,827,170)	(2,118,227)	(2,845,907)	(771,966)
Proceeds from sale of property and equipment	47,000	1,055,934	133,291	57,346
Acquisitions, net of cash acquired	(101,318)	(13,829,846)	(32,005,444)	—
Net cash used in investing activities	(2,881,488)	(14,892,139)	(34,718,060)	(714,620)
Cash Flows from Financing Activities
Net change in book overdraft	3,663,980	1,789,543	760,070	(1,244,373)
Proceeds from sale of stock	86,400	5,275,000	11,561,906	45,000
Stock repurchases	—	(152,000)	—	(3,204,855)
Net borrowings on revolving credit facility	11,667,062	11,546,412	4,802,097	—
Borrowing on senior term loan	—	3,250,000	3,000,000	—
Borrowing on subordinated notes	—	—	5,000,000	—
Increase in deferred loan costs	(150,000)	—	—	—
Borrowing on senior equipment notes	—	1,000,000	1,500,000	—
Principal payments on senior term loan	(1,500,000)	(3,000,000)	(2,750,000)	(500,000)
Payments on senior equipment notes	(312,500)	(375,000)	(156,250)	—
Payments on capital lease obligations	(7,542)	(27,782)	—	(6,843)
Net cash provided by (used in) financing activities	13,447,400	19,306,173	23,717,823	(4,911,071)
Net increase in cash and cash equivalents	1,571,021	166,247	261,749	186,641
Cash and cash equivalents, beginning of period	2,183,957	2,017,710	1,755,961	1,569,320
Cash and cash equivalents, end of period	$3,754,978	$2,183,957	$2,017,710	$1,755,961
Supplemental disclosures:
Cash paid for interest	$2,628,349	$4,177,508	$3,783,844	$855,758
Cash paid for income taxes	$249,286	$1,819,579	$310,644	$948,806
Issued seller financing	$—	$2,000,000	$—	$—

The accompanying notes are an integral part of the consolidated financial statements

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

1. Organization

Nature of Operations

SDI Holding, Inc. (“SDI Holding” or the “Company”), a Delaware Corporation, was incorporated July 24, 2002 for the purpose of developing a roofing and supply wholesale distribution business. SDI Holding intends to build its business by acquiring and consolidating building product distribution companies concentrating on commercial and residential roofing, residential siding and related products.

The accompanying consolidated financial statements include the accounts of SDI Holding, its wholly owned subsidiary Shelter Distribution, Inc. (“Shelter”), and Shelter’s subsidiaries West Roofing and Supply LP, West Roofing Partners, Inc., Complete Roofing Supply, Inc., Wimsatt Brothers, Inc., Wimsatt Tennessee Corporation, ABCo Wholesale Distributors, Inc. (“ABCo”) and U.S. Superior Building Products, Inc. (“USS”) (collectively the “Company”). Effective July 1, 2004, all of Shelter’s subsidiaries were merged with and into Shelter. All material intercompany accounts and transactions have been eliminated.

The Company is a wholesale distributor of roofing, siding and related building materials. The Company sells products for both commercial and residential applications. The Company’s major customers are predominantly construction companies and building products dealers. The Company operates branches in Arkansas, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Michigan, Missouri, Nebraska, North Carolina, Oklahoma, Tennessee and Texas.

Acquisition of Shelter Distribution, Inc.

Effective August 1, 2002, the Company acquired the stock of Shelter Distribution, Inc. (“the SDI Acquisition”). The purchase price totaled $67,627,321, and was funded through $23,000,000 in equity, $6,000,000 in term loans, $10,000,000 in subordinated notes, and a $28,627,321 draw on the revolving credit facility. SDI Acquisition related costs and fees of $3,353,193 are included in the total purchase price.

In accordance with the underlying agreement, $5,808,822 of this purchase price was deposited into escrow. At December 31, 2003, prepaid expenses and other includes a receivable due from the Seller for $1,967,185. The December 31, 2003 balance was collected in March 2004.

The SDI Acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair market values at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets at the date of acquisition was $27,109,605 which was recorded as goodwill (Note 2).

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition:

Cash	$1,569,320
Accounts receivable	29,439,569
Inventories	19,702,029
Rebates receivable	2,086,127
Deferred income tax asset	3,530,788
Prepaid expenses	3,244,534
Property and equipment	4,925,836
Other intangible assets	17,105,790
Goodwill	27,109,605
Accounts payable	(29,222,662)
Accrued expenses	(5,235,411)
Capital lease obligations	(203,890)
Deferred income taxes	(6,424,314)
Net assets acquired	$67,627,321

Acquisition of Guardian Building Products Distribution

Effective January 17, 2003, the Company acquired certain assets and liabilities of fourteen branches from Guardian Building Products Distribution for $24,574,847 (“the Guardian Acquisition”). The Guardian Acquisition was funded through $8,585,000 of new equity, the issuance of $3,000,000 in term loans, $5,000,000 in subordinated notes and a $7,994,847 draw on the revolving credit facility. Guardian Acquisition related costs and fees of $1,165,722 are included in the total purchase price.

The Guardian Acquisition was accounted for as a purchase. As a result of the acquisition, the Company gained additional market share in the Kentucky, Tennessee, Missouri and Illinois markets, and a presence in Nebraska, North Carolina and Louisiana. The results of the Guardian Acquisition’s operations have been included in the Company’s consolidated financial statements since the date of the acquisition.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition:

Cash	$6,685
Accounts receivable	6,565,167
Inventories	8,217,792
Prepaid expenses and other	87,375
Property and equipment	2,382,952
Other intangible assets	6,701,000
Goodwill	3,336,987
Accounts payable	(2,249,741)
Accrued expenses and other	(473,370)
Net assets acquired	$24,574,847

Acquisition of ABCo Wholesale Distributors, Inc.

Effective April 10, 2003, the Company acquired the stock of ABCo Wholesale Distributors, Inc. for $4,667,068 (“the ABCo Acquisition”). The ABCo Acquisition was funded through an increase in the Company’s revolving credit facility. ABCo Acquisition related costs and fees of $155,457 are included in the total purchase price.

The ABCo Acquisition was accounted for as a purchase and gives the Company a presence in Michigan. The results of the ABCo Acquisition’s operations have been included in the Company’s consolidated financial statements since the date of the acquisition.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition.

Cash	$272,510
Accounts receivable	715,274
Inventories	2,324,990
Prepaid expenses and other	8,884
Property and equipment	206,819
Other intangible assets	2,061,000
Goodwill	684,913
Accounts payable	(544,272)
Accrued expenses and other	(247,978)
Deferred tax liability	(815,072)
Net assets acquired	$4,667,068

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

Acquisition of U.S. Superior Building Products, Inc.

Effective September 30, 2003, the Company acquired the stock of U.S. Superior Building Products, Inc. for $2,854,872 (“the USS Acquisition”). The USS Acquisition was funded through an increase in the Company’s revolving credit facility. Acquisition related costs and fees of $181,830 are included in the total purchase price.

The USS Acquisition was accounted for as a purchase and gives the Company additional market share in Texas. The results of the USS operations have been included in the Company’s consolidated financial statements since the date of the acquisition. At December 31, 2003, prepaid expenses and other includes a receivable due from the seller for $83,950 resulting from the true-up of net assets acquired.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition.

Cash	$108,476
Accounts receivable	1,172,634
Inventories	2,292,705
Rebates receivable	57,921
Prepaid expenses and other	144,180
Property and equipment	611,886
Other intangible assets	428,000
Goodwill	1,958,003
Accounts payable	(3,193,673)
Accrued expenses and other	(469,146)
Capital lease obligations	(82,346)
Deferred tax liability	(173,768)
Net assets acquired	$2,854,872

Acquisition of Forest Siding Supply

On December 31, 2004, the Company acquired certain assets and assumed certain liabilities of Forest Siding Supply (the “Forest Acquisition”) for $15,833,815. Forest operated 14 siding distribution branches in Arkansas, Illinois, Iowa, Kansas, Missouri, Nebraska, Oklahoma and Texas. The Forest Acquisition was funded through the issuance of $5,100,000 of equity, an increase in term debt of $3,250,000 and the issuance of a $2,000,000 seller subordinated note payable, with the remaining purchase price drawn on the Company’s revolving line of credit. Acquisition related costs and fees of $607,300 are included in the purchase price.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The Forest Acquisition was accounted for as a purchase and gives the Company additional presence in the states noted above. As the transaction took place at the close of business on December 31, 2004, the Company’s results for the year ended December 31, 2004 do not include any amounts related to Forest. At December 31, 2004, prepaid expenses and other includes a receivable due from the seller for $662,967 resulting from the true-up of the purchase price subsequent to closing.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash	$3,969
Accounts receivable	2,257,486
Inventories	5,986,123
Rebates receivable	197,861
Prepaid expenses and other	697,076
Property and equipment	1,370,499
Other intangible assets	4,849,000
Goodwill	4,335,945
Accounts payable	(2,516,868)
Accrued restructuring costs	(739,986)
Accrued expenses and other	(607,290)
Net assets acquired	$15,833,815

2. Summary of Significant Accounting Policies

Inventories

The majority of the Company’s inventories are valued at the lower of cost or market determined using weighted average cost.

The Company receives monthly, quarterly, semi-annual and annual rebates from certain of its vendors. The Company accounts for vendor rebates as a reduction to the inventory value based on the total anticipated rebates to be earned for the reporting period. As inventory is sold, the anticipated applicable rebate is booked as a reduction of cost of goods sold. At June 30, 2005, December 31, 2004 and 2003, the cost of inventory is net of vendor rebates and cash discounts earned applicable to ending inventory.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

Financial Instruments

The carrying value of the Company’s financial instruments does not differ materially from their estimated fair value (primarily based on quoted market prices). At June 30, 2005, December 31, 2004 and 2003, the fair value of the Company’s long-term debt, including current maturities, was approximately $22,000,000, $23,650,000 and $20,400,000. The fair value estimate was based on pertinent information available to management.

The Company uses derivative financial instruments to manage the economic impact of fluctuations in interest rates. The Company enters into interest rate swaps to manage these economic risks. As of January 1, 2003, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statements No. 137 and No. 138. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in accumulated other comprehensive gain (loss) until the hedged item is recognized in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. In this documentation, the Company specifically identifies the asset, liability, firm commitment or forecasted transaction that has been designated as a hedged item and states how the hedging instrument is expected to hedge the risks related to that item. The Company formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis. The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or is sold, terminated or exercised; when it is probable that the forecasted transaction will not occur; when a hedged firm commitment no longer meets the definition of a firm commitment; or when management determines that designation of the derivative as a hedge instrument is no longer appropriate.

Property and Equipment

The Company’s property and equipment additions are stated at cost and include the cost of replacements and additions of major assets and expenditures that substantially increase the useful lives of existing property and equipment. Repairs and costs of minor replacements are expensed as incurred. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss on disposition is recognized.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

Depreciation is calculated on the straight-line method over the estimated useful lives, which range from 1 to 8 years, of the respective assets. Leasehold improvements are amortized over the lesser of the lease term or the life of the asset. Depreciation expense of $1,448,960, $2,312,683, $2,111,975 and $733,741 for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002 includes amortization of assets recorded under capital leases that was computed based on the term of each lease.

Property and equipment as of June 30, 2005, December 31, 2004 and 2003 consisted of the following:

	June 30,	December 31,
	2005	2004	2003
Machinery and equipment	$15,571,206	$13,223,870	$9,983,758
Leasehold improvements	1,272,538	929,381	749,956
Furniture and fixtures	722,560	665,902	573,549
Construction in progress	12,274	32,190	183,237
	17,578,578	14,851,343	11,490,500
Less accumulated depreciation	6,577,284	5,168,894	2,903,884
Property and equipment, net	$11,001,294	$9,682,449	$8,586,616

Goodwill, Deferred Loan Costs and Other Intangibles

Goodwill represents the purchase price in excess of the fair value of net assets acquired. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans and future cash flows. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. No impairment in the value of goodwill was recognized during the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The changes in the carrying amount of goodwill for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002 are as follows:

	June 30,	December 31,
	2005	2004	2003	2002
Beginning balance	$37,492,232	$33,089,508	$28,322,118	$28,322,118
Net adjustments to purchase price of prior acquisitions	126,318	66,779	(1,212,513)	—
Acquisitions	—	4,335,945	5,979,903	—
Ending balance	$37,618,550	$37,492,232	$33,089,508	$28,322,118

Deferred loan costs represent costs incurred in connection with placement of the Company’s revolving credit facility, term loan and subordinated notes. Deferred loan costs are being amortized over the terms of the related debt. Amortization expense for deferred loan costs was $157,588, $368,604, $361,068 and $114,679 for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002. Based on the current carrying amount of deferred loan costs, the estimated amortization expense for each of the succeeding three years ending June 30 is as follows: 2006—$261,750; 2007—$261,750; 2008—$21,812.

Other intangible assets at June 30, 2005, December 31, 2004 and 2003 consisted of the following:

	June 30,		December 31,
	2005		2004		2003
	Gross	Accumulated	Gross	Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization	2003	Amortization
Beneficial leases	$2,403,868	$571,794	$2,403,868	$466,772	$2,403,868	$256,729
Noncompetition agreements	5,610,000	3,841,544	5,610,000	3,309,258	5,401,000	2,044,304
Customer relationships	19,535,000	5,664,314	19,535,000	4,591,834	14,895,000	2,894,627
Tradename	2,395,000	—	2,395,000	—	2,395,000	—
Customer log	—	—	100,000	100,000	100,000	95,833
	29,943,868	$10,077,652	30,043,868	$8,467,864	25,194,868	$5,291,493
Less accumulated amortization	10,077,652		8,467,864		5,291,493
Other intangibles, net	$19,866,216		$21,576,004		$19,903,375

Beneficial leases represent the difference between the present value of market rate rents for the term of the leases and the present value of the stated rents in the leases for certain of the Company’s locations. The related asset for these leases is being amortized over the life of the lease. Amortization expense for the beneficial leases was $105,022, $210,043, $183,794 and $72,934 for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

Employment agreements are in place for key employees of the Company. These employment agreements contain noncompetition agreements ranging from one to six years. The value of the noncompetition agreements are being amortized on an accelerated basis over a five year period. Amortization expense for the noncompetition agreements was $532,286, $1,264,954, $1,517,679 and $526,625 for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002.

Amortization expense for the customer relationships was $1,072,478, $1,697,207, $2,046,521 and $848,105 for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002 and is being amortized on an accelerated basis over a range of eighteen to twenty years.

Based on the current carrying amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five years ending June 30 is as follows: 2006—$3,150,010; 2007—$2,588,566; 2008—$1,991,338; 2009—$1,596,615; 2010—$1,432,739.

A trade name acquired in the Guardian Acquisition was valued at $2,395,000. The trade name has an indefinite life and no amortization is recognized.

Comprehensive Income

The Company reports comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. Accumulated other comprehensive income as of June 30, 2005 consists entirely of the benefit derived from interest rate swap agreements.

Revenue Recognition

Sales are recognized at the time product is delivered to customers. Service charges on past due accounts of approximately $331,133, $483,000, $372,000 and $129,000 are included in sales for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002 and are recognized upon the receipt of cash due to the unpredictable pattern of collectibility.

Accounting for Shipping and Handling Fees and Costs

The Company adheres to Emerging Issues Task Force (“EITF”) 00-10, “Accounting for Shipping and Handling Fees and Costs”. This EITF requires the classification of shipping and handling costs billed to customers in sales and shipping and handling costs incurred by the Company to be included in costs of goods sold, or if classified elsewhere, to be disclosed. The Company has reflected these amounts in sales and in selling, general and administrative expenses on the accompanying consolidated statements of income. For the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

shipping and handling costs totaled approximately $5,200,000, $8,140,000, $8,340,000 and $2,690,000.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred taxes are determined based on the differences between the financial statement carrying amounts and tax basis of assets and liabilities using enacted statutory tax rates.

Advertising Costs

Advertising costs are expensed as incurred and totaled $174,888, $255,377, $214,105 and $117,650 for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002.

Stock Option Plan

The Company has a stock option plan. The Company accounts for this plan under the recognition and measurement principles of APB No. 25 “Accounting for Stock Issued to Employees’’ and related interpretations. The Board of Directors may grant nonqualified stock options to employees. The options have an exercise price equal to the fair market value of the underlying stock at the date of grant and vest ratably over a five year period with the first 20 percent becoming exercisable one year after the date of grant. Options granted expire ten years from the date of grant. At June 30, 2005, December 31, 2004 and 2003, the stock option plan reserved a total of 4,800,000 shares, of which 692,500, 637,500 and 759,500 shares were available for grant.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The following table summarizes the activity in the stock option plan for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002:

		Exercise
	Options	Price
Options outstanding at August 1, 2002	—	$—
Options granted	3,301,870	1.00
Options exercised	—	—
Options canceled	—	—
Options outstanding at December 31, 2002	3,301,870	$1.00
Options granted	1,578,450	1.00
Options exercised	—	—
Options canceled	(839,820)	1.00
Options outstanding at December 31, 2003	4,040,500	$1.00
Options granted	369,000	1.00
Options exercised	—	—
Options canceled	(247,000)	1.00
Options outstanding at December 31, 2004	4,162,500	$1.00
Options granted	188,000	1.00
Options exercised	(86,400)	—
Options canceled	(156,600)	1.00
Options outstanding at June 30, 2005	4,107,500	$1.00

The Company adopted the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation”, which considers stock options as compensation expense to the Company based on their fair value at the date of the grant. Had the compensation expense related to the stock option plan been determined based on the fair value at date of grant, the Company’s operating results would have been reduced to the pro forma amounts indicated below:

	June 30,	December 31,
	2005	2004	2003	2002
Net income (loss)
As reported	$581,188	$465,219	$(763,750)	$(360,869)
Pro forma	477,113	255,941	(952,044)	(424,408)

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The fair value of the options granted is estimated on the date of grant using the Black-Scholes option pricing model utilizing the following assumptions:

	June 30,	December 31,
	2005	2004	2003	2002
Risk-free interest rate	4.23%	4.47%	4.15%	5.00%
Expected life (years)	10	10	10	10
Dividend yield	0.00%	0.00%	0.00%	0.00%
Expected volatility	30.00%	30.00%	30.00%	30.00%

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

Substantially all of the Company’s accounts receivable are due from construction companies, building product dealers and contractors. Sales volumes for these customers tend to be seasonal in nature with significant declines during the winter months. As of June 30, 2005, December 31, 2004 and 2003, the Company’s accounts receivable included approximately $443,000, $856,000 and $893,000 of notes receivable, which are due within one year. The Company actively maintains its right to file mechanics liens and its right to pursue payment against performance bonds on many commercial or public projects.

Accounts receivable are recorded net of allowances for doubtful accounts. The Company provides an allowance for balances deemed uncollectible. The Company utilizes a systematic approach to setting the allowance which includes a customer by customer review of its accounts receivable and an analysis of historical bad debt. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e. pro forma disclosure is no longer an alternative to financial statement recognition). The provisions of SFAS No. 123(R) must be applied at the beginning of the first interim or annual period beginning after

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

June 15, 2005. The Company is in the process of evaluating the impact of this new pronouncement on its financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51 (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional Subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. However, in December 2003, the FASB deferred the effective date of FIN 46 to the end of the first interim or annual period ending after December 15, 2003 for those arrangements involving special purpose entities entered into prior to February 1, 2003. All other arrangements within the scope of FIN 46 are subject to its provisions beginning in 2004. The Company adopted FIN 46, as required, with no material impact to its consolidated financial position or results of operations.

3. Income Taxes

The Company files a consolidated U.S. Federal income tax return and certain consolidated state income returns.

The provision (benefit) from income taxes for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002 includes the following:

	June 30,	December 31,
	2005	2004	2003	2002
Current tax benefit
Federal	$366,936	$3,105,762	$(155,263)	$(823,236)
State	112,649	1,102,939	28,484	(204,666)
	479,585	4,208,701	(126,779)	(1,027,902)
Deferred tax provision
Federal	12,649	(2,976,149)	331,743	838,600
State	4,135	(707,585)	64,397	162,787
	16,784	(3,683,734)	396,140	1,001,387
	$496,369	$524,967	$269,361	$(26,515)

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

A reconciliation of the income tax provision (benefit) to income taxes computed using the U.S. statutory income tax rate is summarized below:

	June 30,	December 31,
	2005	2004	2003	2002
Income from continuing operations before income taxes	$1,173,208	$1,117,400	$220,066	$(248,442)
U.S. statutory rate	34.0%	34.0%	34.0%	34.0%
Tax at U.S. statutory rate	398,891	379,916	74,822	(84,470)
Federal tax effect of permanent items
Meals and entertainment	10,810	54,641	58,259	23,500
Officers life insurance	4,054	25,500	25,407	2,509
Other	4,594	39,576	30,733	17,902
State, local and other income taxes net of federal benefit	78,020	25,334	80,140	14,044
Income tax provision	$496,369	$524,967	$269,361	$(26,515)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	June 30,		December 31,
	2005		2004		2003
	Current	Long-term	Current	Long-term	Current	Long-term
Assets
Allowance for doubtful accounts	$798,900	$—	$798,900	$—	$1,080,620	$—
Inventory	2,361,044	—	2,493,537	—	493,934	—
Accrued expenses	485,702	—	504,077	—	357,014	—
Other	6,774	130,939	6,775	130,939	6,773	117,457
Total deferred tax assets	3,652,420	130,939	3,803,289	130,939	1,938,341	117,457
Liabilities
Intangible assets	—	(5,004,586)	—	(5,138,672)	—	(6,078,410)
Prepaid expenses	—	—	—	—	(798,677)	—
Property and equipment	—	(391,674)	—	(391,674)	—	(186,043)
LIFO reserve	—	—			(272,520)
Interest rate swap	—	(124,178)	—	(97,090)	—	—
Total deferred tax liabilities	—	(5,520,438)	—	(5,627,436)	(1,071,197)	(6,264,453)
Net deferred tax assets (liabilities)	$3,652,420	$(5,389,499)	$3,803,289	$(5,496,497)	$867,144	$(6,146,996)

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. Although realization is not assured, management believes they will generate sufficient taxable income in future years to realize these deferred tax assets. Based on management’s analysis of the realization of deferred tax assets at June 30, 2005, no valuation allowance was provided.

4. Capital Leases

The Company is party to capital lease agreements covering certain vehicles and equipment. The remaining terms as of June 30, 2005 are for periods ranging from approximately one to five years (expiring in August 2009) and generally provide for payment of insurance, maintenance and taxes by the Company. Certain of these leases have renewal and purchase options at varying dates. As of June 30, 2005, December 31, 2004 and 2003 amounts capitalized related to these leases and included in property and equipment, net in the accompanying consolidated balance sheets totaled approximately $50,700, $64,600 and $83,000.

Future minimum lease payments under capital leases as of June 30, 2005 are as follows:

Twelve months ending June 30, 2006	$17,387
Twelve months ending June 30, 2007	15,895
Twelve months ending June 30, 2008	11,417
Twelve months ending June 30, 2009	6,439
Twelve months ending June 30, 2010	800
Thereafter	—
Total minimum lease payments	51,938
Less amount representing interest	4,915
Present value of minimum lease payments	47,023
Less current portion	13,347
$33,676

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

5. Debt

Long-term debt as of June 30, 2005, December 31, 2004 and 2003 consists of the following:

	June 30,	December 31,
	2005	2004	2003
Senior term loan, due October 1, 2006; principal due in quarterly installments through October 1, 2006, interest payable monthly at base rate or LIBOR plus applicable margin (interest rate of 7.25% as of June 30, 2005) collateralized by all assets of the company	$4,500,000	$6,000,000	$5,750,000
Senior equipment notes, due July 31, 2007; principal due in quarterly installments through July 1, 2007, interest payable monthly at base rate or LIBOR plus applicable margin (interest rate of 7.25% as of June 30, 2005) collateralized by all assets of the Company	1,656,250	1,968,750	1,343,750
8% uncollateralized seller subordinated note, due December 31, 2005	2,000,000	2,000,000	—
12.5% uncollateralized subordinated notes to stockholders, due July 15, 2008	15,000,000	15,000,000	15,000,000
	23,156,250	24,968,750	22,093,750
Discount on subordinated notes to stockholders	(1,132,196)	(1,316,683)	(1,685,658)
	22,024,054	23,652,067	20,408,092
Less current portion	5,625,000	5,625,000	3,375,000
Long-term debt	$16,399,054	$18,027,067	$17,033,092

In addition to the long-term debt detailed above, the Company has a senior revolving credit facility (the “Facility”) which expires July 31, 2007. All amounts collected by the Company are used to reduce the outstanding balance each day, and the Company borrows against the senior revolving credit facility each day to fund its payment obligations. Interest is payable monthly at base rate or LIBOR plus applicable margin (5.63 percent to 6.75 percent at June 30, 2005). This facility is collateralized by all assets of the Company.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The Company has a senior loan agreement covering the senior revolving credit facility, senior term loan and senior equipment notes. At June 30, 2005, the total facility aggregated $70,000,000. Borrowings under the revolving credit facility portion of the agreement are limited to a collateral base consisting of specified percentages of eligible accounts receivable and inventories. Available borrowings under the senior revolving facility were $7,808,663 at June 30, 2005 and the Company also had $3,754,978 in cash. Borrowings on the Company’s revolving line of credit are classified as current due to certain provisions of the Facility whereby the Company’s cash receipts are automatically applied against borrowings under the revolving line of credit. The Facility also includes a clause giving the lender the ability to recall the debt in the event of certain significant adverse changes in the business.

At June 30, 2005, the Company had outstanding letters of credit under its senior loan agreement aggregating $2,597,000. The beneficiaries of the letters of credit are the insurance companies which handle claims payments under the Company’s self insurance programs. The amount of outstanding letters of credit reduces the Company’s collateral base for purposes of determining the maximum borrowings that may be outstanding. The letters of credit are not considered outstanding debt and, therefore, are not included in the Company’s liabilities at June 30, 2005.

The senior loan agreement contains covenants which restrict the Company’s ability to incur additional debt, make distributions, and make capital expenditures in excess of certain limits or dispose of assets other than in the ordinary course of business. Further, the senior loan agreement requires the Company maintain certain ratios relative to the amount of fixed charges, senior debt levels and total debt levels. At June 30, 2005, the Company was in compliance with these ratios.

In March 2005, the Company and its banks amended the terms of the senior loan agreement to increase the maximum borrowings from $60,000,000 to $70,000,000, extend the termination date of the agreement by one year to July 31, 2007 and amend certain covenants. In July 2005, the Company and its banks amended the terms of the senior loan agreement to temporarily increase the maximum borrowings from $70,000,000 to $76,000,000, providing the company’s collateral base is sufficient to cover such additional borrowings. This temporary increase expires October 26, 2005.

In connection with the SDI Acquisition and the Guardian Acquisition, the Company sold $15,000,000 of 12.5 percent subordinated notes to Massachusetts Mutual Life Insurance Company, and affiliated entities (“MassMutual”). Interest is payable quarterly. The principal amount becomes due July 15, 2008. As of June 30, 2005, the Company had accrued $390,635 of interest payable to stockholders related to the subordinated notes. MassMutual is an equity investor in the Company.

The subordinated note agreement contains restrictive covenants which mirror those contained in the senior loan agreement. At June 30, 2005, the Company was in compliance with these ratios.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

In connection with the acquisition of the net assets of Forest Siding Supply, the Company issued the seller a $2,000,000 subordinated note as a portion of the purchase consideration (the “Seller Note”). The Seller Note carries interest at 8% and is due in full on December 31, 2005. The Seller Note is subordinated to the senior loan agreement and is junior to the 12.5% uncollateralized subordinated notes due stockholders. A portion of the Seller Note is guaranteed by the Company’s Chief Executive Officer.

Future maturities of long-term debt as of June 30, 2005 are as follows:

Twelve month period ending June 30, 2006	$5,625,000
Twelve month period ending June 30, 2007	2,093,750
Twelve month period ending June 30, 2008	437,500
Twelve month period ending June 30, 2009	15,000,000
Twelve month period ending June 30, 2010	—
Thereafter	—
$23,156,250

6. Warrants

In conjunction with the issuance of the subordinated notes issued at its inception, the Company issued the holders of the notes 1,735,628 warrants to purchase its common stock. In conjunction with the subordinated notes issued to finance the Guardian acquisition, an additional 722,649 warrants were issued. The exercise price of the warrants is $.01 per share. The warrants are exercisable at any time before the expiration on July 15, 2009 and are considered automatically exercised on the last day of the agreement, unless otherwise notified. The Company has reserved 2,458,277 shares of authorized, unissued common stock for the conversion of outstanding stock warrants. The warrants are not transferable without prior approval of the Company. A risk free interest rate ranging from 4.15 percent to 5.00 percent was used in determining the value of the warrants. The fair value of these warrants of $2,148,152 was recorded as equity at date of acquisition and as subordinated notes discount. This discount is being amortized over six years. During the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002, the Company amortized $184,487, $368,975, $363,500 and $98,994 of the discount.

7. Benefit Plans

The Company has a 401(k) plan covering substantially all of its employees. The plan allows for employee contributions and Company matching contributions that are made at the discretion of the Company’s Board of Directors. The participants begin partial vesting after two years of service and become fully vested after six years of service.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

The Company has a partially self-funded health insurance plan that is offered to all qualifying employees. The plan limits the liability to the Company by having both individual and aggregate stop loss insurance policies. Expense recognized related to the plan was $878,485, $1,831,612, $2,172,398 and $372,608 for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002.

8. Related Party Transactions

The Company’s majority shareholder is Brazos Private Equity Partners, LLC (“Brazos”), which provides management assistance and oversight to the Company. Brazos receives a quarterly fee based on a percentage of gross sales as well as fees on consummated acquisitions and capital infusions. Brazos earned approximately $343,653, $640,000, $1,350,000 and $270,000 for these services provided during the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002. Approximately $330,000 and $750,000 of the fees earned in 2004 and 2003 relate to assistance provided in conjunction with the Company’s acquisitions and were capitalized. Amounts due to Brazos at June 30, 2005, December 31, 2004 and 2003 were $156,855, $516,280 and $196,915.

9. Financial Instruments and Risk Management

During 2003, the Company entered into two interest rate swap agreements, each with a notional amount of $10 million that effectively convert a portion of its variable-rate borrowings to a fixed-rate basis through the maturity of the related debt on July 31, 2006, thus reducing the impact of changes in interest rates on future interest expense. Approximately 40% of the Company’s outstanding variable-rate borrowings as of June 30, 2005 have been hedged through the designation of interest rate swap agreements classified as cash flow hedges. Under the terms of the agreement, the Company pays a fixed rate of 2.44% and 2.47% and receives a LIBOR floating rate. The fair value of the Company’s interest rate swap agreements represents the estimated receipts or payments that would be made to terminate the agreements. The change in accumulated other comprehensive income shown on the consolidated statement of changes in stockholders’ equity reflects the change in the fair value of these swap agreements during the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

10. Commitments and Contingencies

The Company leases offices and certain warehouse facilities under various noncancelable agreements accounted for as operating leases. The leases are for periods ranging from one to twelve years. Certain of the leases contain renewal or purchase options and annual adjustments based on the consumer price index. Operating lease expense for current operating branches for the six months ended June 30, 2005, the years ended December 31, 2004 and 2003 and the five months ended December 31, 2002 was approximately $2,850,000, $4,300,000, $3,600,000 and $900,000.  Future minimum lease payments under noncancelable operating leases as of June 30, 2005 are as follows:

Six months ending December 31, 2005	$3,128,582
Year ending December 31, 2006	5,846,792
Year ending December 31, 2007	5,313,308
Year ending December 31, 2008	4,004,202
Year ending December 31, 2009	3,035,964
Thereafter	2,866,337
$24,195,185

From time to time, the Company is a party to certain claims and litigation incidental to its business. Management is of the opinion that the ultimate resolution of any known claims, either individually or in the aggregate, will not have a material adverse impact on the Company’s financial position, results of operations or cash flow.

SDI Holding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the Six Months Ended June 30, 2005,
the Years Ended December 31, 2004 and 2003
and the Five Months Ended December 31, 2002

11. Discontinued Operations

During 2004, the Company closed branches located in Macon, GA and Corpus Christi, TX and sold a branch in Springfield, IL. In 2003, the Company closed branches in St. Louis, MO, Shreveport and Monroe, LA, Austin, TX and Toledo, OH. The financial results of the closed or sold branches have been accounted for as discontinued operations. The Company recognized additional expense of approximately $280,000 and $360,000 in 2004 and 2003 to account for estimated future lease costs and related expenditures. A summary of discontinued operations is shown below:

	June 30,	December 31,
Statements of Operations	2005	2004	2003	2002
Sales, net	$28,507	$3,542,774	$10,337,506	$3,472,300
Cost of goods sold	(22,387)	(2,778,077)	(8,133,425)	(2,733,654)
Selling, general and administrative expenses	(167,150)	(1,378,862)	(3,386,954)	(968,683)
Gain on disposal of assets	—	400,000	—	—
Loss before income taxes	(161,030)	(214,165)	(1,182,873)	(230,037)
Income taxes benefit	65,378	86,951	468,418	91,095
Loss from discontinued operations	$(95,652)	$(127,214)	$(714,455)	$(138,942)

12. Subsequent Event

On August 9, 2005, the Company and its stockholders and warrantholders entered into a Securities Purchase Agreement with Beacon Sales Acquisition, Inc. (Beacon) under which Beacon will acquire all of the Company’s issued and outstanding stock. The purchase price is $152,000,000 in cash, payable at closing, subject to an adjustment for working capital and other items. The Company’s outstanding debt at closing will be repaid and the difference between the exercise price and the calculated value of each share of common stock will be paid to each optionholder prior to the distribution of proceeds to the selling stockholders. Based on the Company’s performance for the remainder of calendar 2005, the Company’s stockholders could receive up to an additional $10,000,000 in additional purchase price. The transaction is expected to close in October 2005.

Beacon Roofing Supply, Inc.

Beacon Roofing Supply has a corporate culture that retains, motivates and rewards highly talented people. Beacon's talented people provide quality services for our customers, and excellent service attracts manufacturers of the highest quality products. Linking culture, people, service and products is the Beacon business model.

Yale

8,750,000 shares

Common stock

Prospectus

Sole book-running manager
JPMorgan	William Blair & Company

Robert W. Baird & Co.
BB&T Capital Markets
Morgan Keegan & Company, Inc.

December 15, 2005

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is accurate as of the date of each such document only, regardless of the time of delivery of this prospectus or any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.